As filed with the Securities and Exchange Commission on October 19, 2021

Registration No. 333-257455

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ScoutCam Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	7370	47-4257143
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 7A, Industrial Park, P.O. Box 3030

Omer, Israel 8496500

Tel: +972 73 370-4691

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

State Agent and Transfer Syndicate, Inc.

112 North Curry St.

Carson City, Nevada 89703

Tel: (775) 882-1013

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shachar Hadar, Adv. Matthew Rudolph, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111	Steven J. Glusband, Esq. Guy Ben-Ami, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232	Gregory Sichenzia, Esq. Darrin M. Ocasio, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas 31st Floor New York, NY 10036 Tel: 212-930- 9700 Fax: 212 930 9725

Approximate date of commencement of proposed sale to public: From time to time after the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)
Units consisting of:
(i) Two shares of Common Stock, par value $0.001 per share	$		$
(ii) One Series A Warrant to purchase one share of Common Stock		-		-	(3)
Common Stock underlying the Common Stock issuable upon exercise of the Series A Warrants		-		-	(3)
Total		$8,625,000		$800	*

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act, which includes such number of shares of Common Stock that may be sold upon exercise of the underwriters’ option to purchase additional Common Stock. See “Underwriting.”

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.

(3)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.

*	$1,255 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED October 19, 2021

PRELIMINARY PROSPECTUS

             Units (each consisting of two share of Common Stock

and one Series A Warrant to purchase one share of Common Stock)

We are offering           Units, with each Unit consisting of (i) two shares of common stock, par value $0.001 per share, or Common Stock, and (ii) one Series A warrant to purchase one share of Common Stock, or a Series A Warrant. We refer to the shares of Common Stock and Series A Warrants being offered as the Securities. The Units will not be issued or certificated. The Common Stock and Series A Warrants part of a Unit are immediately separable and will be issued separately, but will be purchased together in this offering. See “Description of the Offered Securities” for more information.

Our Common Stock is quoted on the OTCQB Market, or the OTCQB, under the symbol “SCTC”. On October 18, 2021, the last reported sale price of our Common Stock on the OTCQB was $8.20 per share. The actual offering price per Unit in this offering will be determined between the underwriters and us at the time of pricing, and may be at a discount to the current market price for our Common Stock. We are offering all of the Units offered by this prospectus.

We have applied to list our Common Stock, and plan to maintain the same trading symbol (“SCTC”), on the Nasdaq Capital Market, or Nasdaq, upon the completion of the offering contemplated by this prospectus. Additionally, we have applied to list the Series A Warrants on Nasdaq under the symbol [____]. While we believe that, upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on Nasdaq, there can be no assurance that Nasdaq will approve the listing of the Securities or that a trading market will develop for the Securities. Furthermore, this offering will occur only if Nasdaq approves the listing of our Common Stock.

Investing in our Securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us (before expenses)(2)	$	$

(1)	For a description of the additional compensation to be received by the underwriters, see “Underwriting” beginning on page 52 for additional information regarding the underwriters’ compensation

(2)	Does not include proceeds from the exercise of the Series A Warrants in cash, if any.

The offering is being underwritten on a firm commitment basis. The underwriters have an option exercisable within 45 days from the date of this prospectus to purchase up to               additional shares of Common Stock and/or up to an additional         Series A Warrants. The purchase price to be paid per additional share of Common Stock will be $[__], less underwriting discounts and commissions, and the purchase price to be paid per additional Series A Warrant will be $0.001. If the underwriters exercise this option in full, the total underwriting discounts and commissions payable by us will be $              , and the total proceeds to us, before expenses, will be $             .

Delivery of the Securities offered hereby is expected to be made on or about                , 2021.

The date of this prospectus is            , 2021

Aegis Capital Corp.

Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus, if any, prepared by us or on our behalf. When you make a decision about whether to invest in our Securities, you should not rely upon any information other than the information in this prospectus and any free writing prospectus, if any, prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these Securities in any circumstances under which the offer or solicitation is unlawful.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies, and industry publications and surveys. We have relied on certain data from third-party sources, including internal surveys, industry forecasts, and market research, which we believe to be reliable based on our management’s knowledge of the industry. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and elsewhere in this prospectus.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Solely for convenience, some of the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “ScoutCam,” “the Company,” and “our Company” refer to ScoutCam Inc. and our consolidated subsidiary, ScoutCam Ltd., a private company organized under the laws of the State of Israel. The term “Common Stock” refers to shares of our common stock, par value $0.001 per share. The terms “dollar,” “US$,” or “$” refer to US dollars, the lawful currency of the United States.

On August 9, 2021, we filed an amendment to our Articles of Incorporation in order to effect a one-for-nine reverse stock split of our common stock pursuant to which holders of our Common Stock received one share of our Common Stock for every nine shares of Common Stock held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the reverse stock split.

PROSPECTUS SUMMARY

This summary below highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Securities. Before you decide to invest in our Securities, you should read this summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and the related notes included at the end of this prospectus herein, before making an investment in our Common Stock.

Overview

We are engaged in the development, production and marketing of innovative miniaturized imaging equipment known as our micro ScoutCam™ portfolio for use in medical procedures as well as various industrial applications. As of the date of this prospectus, we derive a substantial portion of our revenue from applications of our micro ScoutCam™ portfolio within the medical, defense and aerospace fields. We have recently begun examining additional applications for our micro ScoutCam™ portfolio outside of the foregoing industries, including in, among others, the automotive, and industrial non-destructive-testing industries. We plan to further expand our activity in these non-medical spaces.

Our Corporate History and Background

We were incorporated under the laws of the State of Nevada on March 22, 2013 under the name Intellisense Solutions Inc., or Intellisense. We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the Internet. However, we were unable to execute our original business plan, develop significant operations or achieve commercial sales.

On December 30, 2019, we acquired all of the issued and outstanding share capital of ScoutCam Ltd. Following this transaction, we integrated and fully adopted ScoutCam Ltd.’s business into our Company as our primary business activity. On December 31, 2019, we changed our name to ScoutCam Inc.

ScoutCam Ltd. was formed in the State of Israel on January 3, 2019 as a wholly-owned subsidiary of Medigus Ltd., or Medigus, an Israeli company traded on the Nasdaq Capital Market, and commenced operations on March 1, 2019. ScoutCam Ltd. was incorporated as part of a reorganization of Medigus, which was designed to distinguish ScoutCam Ltd.’s miniaturized imaging business, or the micro ScoutCam™ portfolio, from Medigus’s other operations and to enable Medigus to form a separate business unit with dedicated resources focused on the promotion of such technology. In December 2019, Medigus and ScoutCam Ltd. consummated a certain Amended and Restated Asset Transfer Agreement, which transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business.

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Risks Related to Our Business, Operations and Financial Condition

Our business is subject to a number of risks as discussed more fully in “Risk Factors” beginning on page 4 of this prospectus. These risks include, but are not limited to, the following:

●	our reliance on third-party suppliers for most of the components of our products could harm our ability to meet demand for our products in a timely and cost-effective manner;

●	because of our limited operating history, we may not be able to successfully operate our business or execute our business plan;

●	our commercial success depends upon the degree of market acceptance by the medical community as well as by other prospect markets and industries;

●	we expect to face significant competition, and if we cannot successfully compete with new or existing technologies or future developed products, our marketing and sales will suffer and we may never be profitable; and

●	if we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with business targets and third parties to perform these services, we may not be successful in commercializing our products and technology.

Our Corporate Information

We were incorporated under the laws of the State of Nevada on March 22, 2013 under the name Intellisense. We changed our name to ScoutCam Inc. on December 31, 2019. We have one wholly-owned subsidiary, ScoutCam Ltd., a private company organized under the laws of the State of Israel, which we acquired on December 30, 2019.

Our principal executive offices are located at Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. Our telephone number is +972 73 370-4691. Our website address is https://www.scoutcam.com. This website address is included in this prospectus as an inactive textual reference only. The information and other content appearing on our website are not part of this prospectus.

THE OFFERING

Units offered by us in the offering	Units. Each Unit will consist of (i) two shares of Common Stock, and (ii) one Series A Warrant to purchase a share of Common Stock. The Units will not be issued or certificated and the Series A Warrants part of such Unit are immediately separable and will be issued separately, but will be purchased together in this offering.

Option to purchase additional Securities	We have granted the underwriters an option for a period of 45 days to purchase up to an additional shares of Common Stock and/or up to an additional ____ Series A Warrants to purchase up to an additional ________ shares of Common Stock. The purchase price to be paid per additional share of Common Stock will be $[__], less underwriting discounts and commissions, and the purchase price to be paid per additional Series A Warrant will be $0.001.

The Series A Warrants	Each Series A Warrant will have an exercise price of $ per share of Common Stock (125% of the public offering price per Unit), will be immediately exercisable and will expire five years from the date of issuance. To better understand the terms of the Series A Warrants, you should carefully read the “Description of the Offered Securities” section of this prospectus. You should also read the form of Series A Warrant Agent Agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Total number of shares of Common Stock outstanding immediately before this offering	6,929,517 shares of Common Stock (as of October 12, 2021).

Total number of shares of Common Stock outstanding immediately after this offering	shares of Common Stock (or shares if the underwriters exercise their over-allotment option in full), assuming no exercise of any Warrants sold in this offering.

Offering Price	The assumed offering price is $ per Unit, the last reported sale price of our Common Stock on the OTCQB on , 2021. The actual offering price per Unit in this offering will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price for our Common Stock.

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Use of proceeds

We expect to receive approximately $         million in net proceeds from the sale of the Securities offered by us in this offering (approximately $           million if the underwriters exercise their over-allotment option in full), based upon an assumed public offering price of $            per Unit. This does not include proceeds from the exercise of the Warrants in cash, if any.

We will use the net proceeds that we receive from the sale of the Securities offered by this prospectus for general corporate purposes and working capital. See “Use of Proceeds” for additional information.

Risk Factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 4 of this prospectus for a discussion of certain factors that should be considered before deciding whether to invest in the Securities offered hereby.

Listing	Our Common Stock is quoted on the OTCQB under the symbol “SCTC”. We plan to maintain the same trading symbol (“SCTC”) on Nasdaq upon the completion of the offering contemplated by this prospectus. Additionally, we have applied to list the Series A Warrants on Nasdaq under the symbol [____]. If our listing application is approved, we expect to list the Securities on Nasdaq upon consummation of this offering. No assurance can be given that our listing application will be approved. This offering will occur only if Nasdaq approves the listing of our Securities. If Nasdaq does not approve the listing of our Securities, we will not proceed with this offering.

The number of shares of Common Stock to be outstanding immediately after this offering is based on 6,929,517 shares of our common stock outstanding as of October 12, 2021, and excludes, as of such date:

●	1,204,579 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $3.29 per share

●	3,208,010 shares of Common Stock issuable upon the exercise of warrants to purchase up to an aggregate of 3,208,010 shares of Common Stock at a weighted average exercise price of $9.66 per share of Common Stock;

●	298,722 shares of Common Stock issuable to Medigus if ScoutCam Ltd. achieves an aggregate amount of $33 million in sales within the first three years immediately after the Exchange Agreement (as defined herein), which represents 10% of the Company’s issued and outstanding share capital as of the closing of the Exchange Agreement; and

●	[_________] shares of Common Stock issuable upon the exercise of Series A Warrants issued in connection with this offering.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants described above.

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RISK FACTORS

You should carefully consider the risks described below, as well as the financial or other information in this prospectus, including our consolidated financial statements and the related notes, before deciding whether to invest in our Securities. The risks and uncertainties described below are not the only risks we face. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business, Operations and Financial Condition

Because of ScoutCam’s limited operating history, we may not be able to successfully operate our business or execute our business plan.

Given the limited operating history of ScoutCam, it is hard to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early-stage enterprises. Such risks include, but are not limited to, the following:

●	the absence of a lengthy operating history;

●	expected continual losses for the foreseeable future;

●	operating in multiple currencies;

●	our ability to anticipate and adapt to a developing market(s);

●	acceptance of our products by the medical community (and the non-medical community) and consumers;

●	limited marketing experience;

●	insufficient capital to fully realize our operating plan;

●	a competitive environment characterized by well-established and well-capitalized competitors;

●	the ability to identify, attract and retain qualified personnel; and

●	operating in an environment that is highly regulated by a number of agencies.

Furthermore, we have a history of losses, and we may not be able to generate sufficient revenues to achieve and sustain profitability, and as a result, at the time of the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, we noted that there is substantial doubt about our ability to continue as a going concern following the fiscal year ended December 31, 2020. While following the completion of the Private Placement (as defined herein), the Company remediated this foregoing substantial doubt, the Company believes it is possible such a designation may be made in the future given the Company’s limited operation experience as well as the various risks identified in this risk factor.

Because we are subject to these risks, evaluating our business may be difficult, our business strategy may be unsuccessful and we may be unable to address such risks in a cost-effective manner, if at all. If we are unable to successfully address these risks our business could be harmed.

If we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with business targets and third parties to perform these services, we may not be successful in commercializing our products and technology.

Given that we are currently a business-to-business (B2B) company, our business is reliant on our ability to successfully attract potential business targets. Furthermore, we have a limited sales and marketing infrastructure and have limited experience in the sale, marketing or distribution of our technologies beyond the B2B model. To achieve commercial success for our technologies or any future developed product, we will need to establish a sales and marketing infrastructure or to out-license such future products.

In the future, we may consider building a focused sales and marketing infrastructure to market any future developed products and potentially other product in the United States or elsewhere in the world. Similarly, we may consider evolving our business model in the future and adopting a business-to-consumer approach, or B2C. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force could be expensive and time consuming and could delay any product launch. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

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Factors that may inhibit our efforts to commercialize any future products on our own include:

●	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to potential customers;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities or enter into successful arrangements with third parties to perform these services, our revenues and our profitability may be materially adversely affected.

In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our products inside or outside of the United States or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our technologies or any future products we may develop.

We may require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our cash balance as of June 30, 2021 was $21.8 million. We may require additional funding to fund and grow our operations and to develop certain products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. In the event we required additional capital, the inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we require and are unable to obtain additional financing, we will likely be required to curtail our development plans. In that event, current stockholders would likely experience a loss of most or all of their investment. Additional funding that we do obtain may be dilutive to the interests of existing stockholders.

Our failure to effectively manage growth could impair our business.

Our business strategy contemplates a period of rapid growth which may put a strain on our administrative and operational resources, and our funding requirements. Our ability to effectively manage growth will require us to successfully expand the capabilities of our operational and management systems, and to attract, train, manage, and retain qualified personnel. There can be no assurance that we will be able to do so, particularly if losses continue and we are unable to obtain sufficient financing. If we are unable to appropriately manage growth, our business, prospects, financial condition, and results of operations could be adversely affected.

Our commercial success depends upon the degree of market acceptance by the medical community as well as by other prospect markets and industries.

Our current business model is that of a business-to-business approach, or B2B, in which we seek to identify target businesses interested in integrating our technology, or commissioning individual projects using our technology. Any product that we commission or that is brought to the market may or may not gain market acceptance by prospect customers. The commercial success of our technologies, commissioned products and any future product that we may develop depends in part on the medical community as well as other industries for various use cases, depending on the acceptance by such industries of our commissioned products as a useful and cost-effective solution compared to current technologies. To date, we have not yet commenced proactive market penetration in other industries, with the exception of the biomedical sector. If our technology or any future product that we may develop does not achieve an adequate level of acceptance, or does not garner significant commercial appeal, we may not generate significant revenue and may not become profitable. The degree of market acceptance will depend on a number of factors, including:

●	the cost, safety, efficacy/performance, and convenience of our technology and any commissioned product and any future product that we may develop in relation to alternative products;

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●	the ability of third parties to enter into relationships with us without violating their existing agreements;

●	the effectiveness of our sales and marketing efforts;

●	the strength of marketing and distribution support for, and timing of market introduction of, competing technology and products; and

●	publicity concerning our technology or commissioned products or competing technology and products.

Our efforts to penetrate industries and educate the marketplace on the benefits of our technology, and reasons to seek the commissioning of products based on our technology, may require significant resources and may never be successful. Such efforts to educate the marketplace may require more resources than are required by conventional technologies.

The COVID-19 pandemic has adversely affected, and will continue to adversely affect, our business, financial condition, liquidity and results of operations.

The COVID-19 pandemic has resulted in a widespread health crisis that has adversely affected businesses, economies and financial markets worldwide, placed constraints on the operations of businesses, decreased consumer mobility and activity, and caused significant economic volatility in the United States, Israel and international capital markets. Our business has been affected in various ways, as discussed below, including in our operations, and we cannot predict the length and severity of the pandemic or its effects on us and our customers. We have followed guidance by the U.S. and Israeli governments and the other local governments in which we operate to protect our employees and our operations during the pandemic and have implemented a remote environment for certain of our employees, and, as a result, may experience inefficiencies in our employees’ ability to collaborate. We have also experienced difficulty in our efforts to recruit and hire qualified personnel during this time. In addition, the COVID-19 pandemic has caused an economic recession, high unemployment rates and other disruptions, both in the United States, Israel and the rest of the world. Any of these impacts, including the prolonged continuation of these impacts, could adversely affect our business.

We cannot predict the other potential impacts of the COVID-19 pandemic on our business or operations, and there is no guarantee that any near-term trends in our results of operations will continue, particularly if the COVID-19 pandemic and the adverse consequences thereof continue for a long period of time. Additional waves of infections, a continuation of the current environment, or any further adverse impacts caused by the COVID-19 pandemic could further deteriorate employment rates and the economy, detrimentally affecting our consumer base and divert consumers’ discretionary income to other uses, including for essential items. These events could adversely impact our cash flows, results of operations and financial conditions and heighten many of the other risks described in these “Risk Factors.”

Risk Related to Third Parties

Our reliance on third-party suppliers for most of the components of our products could harm our ability to meet demand for our products in a timely and cost-effective manner.

Though we attempt to ensure the availability of more than one supplier for each important component in any product that we commission, the number of suppliers engaged in the provision of miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor (“CMOS”) technology products is very limited, and therefore in some cases we engage with a single supplier, which may result in our dependency on such supplier. This is the case regarding sensors for the CMOS type technology that is produced by a single supplier in the United States. As we do not have a contract in place with this supplier, there is no contractual commitment on the part of such supplier for any set quantity of such sensors. The loss of our sole supplier in providing us with miniature sensors for our CMOS technology products, and our inability or delay in finding a suitable replacement supplier, could significantly affect our business, financial condition, results of operations and reputation.

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We may not be able to manage our strategic partners effectively.

Our growth strategy may include strategic partners. The process to bring on, train and assist strategic partners is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on both existing and potential partners, and there is no guarantee that these will be successful in ultimately increasing our business.

Failure to manage our partners effectively may affect our success in executing our business plan and may adversely affect our business, financial condition and results of operation. We may not realize the anticipated benefits of any or all partnerships, or may not realize them in the time frame expected.

We may not have sufficient manufacturing capabilities to satisfy any growing demand for our commissioned products. We may be unable to control the availability or cost of producing such products.

Our current manufacturing capabilities may not reach the required production levels necessary in order to meet growing demands for any products we may commission or future products we may develop. While one of the options we are currently contemplating is the acquisition of a manufacturing facility in Israel in the future, such an engagement has not yet materialized and it is not clear at what point the Company will execute such an acquisition. In the interim, and prior to the purchase of a manufacturing facility by the Company, there can be no assurance that our commissioned products can be manufactured at our desired commercial quantities, in compliance with our requirements and at an acceptable cost. Any such failure could delay or prevent us from shipping said products and marketing our technologies in accordance with our target growth strategies.

Our suppliers may not be able to always supply components or products to us on a timely basis and on favorable terms, and as a result, our dependency on third party suppliers can adversely affect our revenue.

We will rely on our third-party suppliers for components and depend on obtaining adequate supplies of quality components on a timely basis with favorable terms to manufacture our commissioned products. Some of those components that we sell are provided to us by a limited number of suppliers. We will be subject to disruptions in our operations if our sole or limited supply contract manufacturers decrease or stop production of components or do not produce components and products of sufficient quantity. Alternative sources for our components will not always be available. Many of our components are manufactured overseas, so they have long lead times, and events such as local disruptions, natural disasters or political conflict may cause unexpected interruptions to the supply of our products or components.

It is our intention, as mentioned in the use of proceeds, to allocate financial resources to improve our inventory management, including establishing an inventory buffer of components appropriate to our business. However, we cannot assure that our attempt will be successful or that product or component shortages will not occur in the future. If we cannot supply commissioned products or future potentially developed products due to a lack of components, or are unable to utilize other components in a timely manner, our business will be significantly harmed. If inventory shortages continue, they could be expected to have a material and adverse effect on our future revenues and ability to effectively project future sales and operating results.

We may have difficulty in entering into and maintaining strategic alliances with third parties.

We have entered into, and we may continue to enter into, strategic alliances with third parties to gain access to new and innovative technologies and markets. These parties are often large, established companies. Negotiating and performing under these arrangements involves significant time and expense, and we may not have sufficient resources to devote to our strategic alliances, particularly those with companies that have significantly greater financial and other resources than we do. The anticipated benefits of these arrangements may never materialize, and performing under these arrangements may adversely affect our results of operations.

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Risks Related to Competition

We expect to face significant competition. If we cannot successfully compete with new or existing technologies or future developed products, our marketing and sales will suffer and we may never be profitable.

We expect to compete against existing technologies and proven products in different industries. In addition, some of these competitors, either alone or together with their collaborative partners, operate larger research and development programs than we do, and may have substantially greater financial resources than we do, as well as significantly greater experience in obtaining applicable regulatory approvals applicable to the commercialization of our technologies and future products.

Our customers may develop the capabilities to manufacture our component parts in-house, which would significantly reduce the demand for our products.

One of our long-term objectives includes the manufacturing and assembly of our component parts in-house, thereby reducing our reliance on third parties. Our ability to handle these operations in-house stands to increase our likelihood and potential for profitability. Notwithstanding this, there remains a risk that our customers will develop the capabilities to manufacture solutions in-house that are currently satisfied by our component parts. In the event our customers, or future customers, develop such capacities, our potential for profitability may be significantly reduced.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the FCPA and other anticorruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents. In addition, we leverage third parties to sell our products and conduct our business abroad. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible and our exposure for violating these laws increases as our international presence is established and as we increase sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a decline in the market price of our Common Stock or overall adverse consequences to our reputation and business, all of which may have an adverse effect on our results of operations and financial condition.

Risks Related to Intellectual Property

We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

We may seek to patent concepts, components, processes, designs and methods, and other inventions and technologies that we consider to have commercial value or that will likely give us a technological advantage. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with pending patent applications, and claims allowed may not be sufficient to allow them to use the inventions that they create exclusively. Furthermore, any patents issued could be challenged, re-examined, held invalid or unenforceable or circumvented and may not provide sufficient protection or a competitive advantage. In addition, despite efforts to protect and maintain patents, competitors and other third parties may be able to design around their patents or develop products similar to our work products that are not within the scope of their patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent.

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Prosecution and protection of the rights sought in patent applications and patents can be costly, lengthy and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries may not protect intellectual property rights to the same extent as the laws of the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management’s attention from other business matters. We cannot assure that any of our issued patents or pending patent applications provide any protectable, maintainable or enforceable rights or competitive advantages to us.

In addition to patents, we will rely on a combination of copyrights, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights in the United States and other countries. However, our ability to protect our brands by registering certain trademarks may be limited. In addition, while we will generally enter into confidentiality and nondisclosure agreements with our employees, consultants, contract manufacturers, distributors and resellers and with others to attempt to limit access to and distribution of our proprietary and confidential information, it is possible that:

●	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;

●	our confidentiality agreements will not be honored or may be rendered unenforceable;

●	third parties will independently develop equivalent, superior or competitive technology or products;

●	disputes will arise with our current or future strategic licensees, customers or others concerning the ownership, validity, enforceability, use, patentability or registrability of intellectual property; or

●	unauthorized disclosure of our know-how, trade secrets or other proprietary or confidential information will occur.

We cannot assure that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are unsuccessful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected, which could:

●	adversely affect our reputation with customers;

●	be time-consuming and expensive to evaluate and defend;

●	cause product shipment delays or stoppages;

●	divert management’s attention and resources;

●	subject us to significant liabilities and damages;

●	require us to enter into royalty or licensing agreements; or

●	require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or are infringing or violating a patent or other intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies unless we obtain a license from the holder of the patent or other intellectual property right. We cannot assure that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

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General Risk Factors Related to Our Business

We may be subject to product liability claims, product actions, including product recalls, and other field or regulatory actions that could be expensive, divert management’s attention and harm our business.

Our business exposes us to potential liability risks, product actions and other field or regulatory actions that are inherent in the manufacturing, marketing and sale of medical device or any other products that we may have commissioned for a target business. We may be held liable if such products cause injury or death or is found otherwise unsuitable or defective during usage. Our products incorporate mechanical and electrical parts, complex computer software and other sophisticated components, any of which can contain errors or failures. Complex computer software is particularly vulnerable to errors and failures, especially when first introduced. In addition, new products or enhancements to our existing products may contain undetected errors or performance problems that, despite testing, are discovered only after installation.

If any of our commissioned products are defective, whether due to design or manufacturing defects, improper use of the product, or other reasons, we may voluntarily or involuntarily undertake an action to remove, repair, or replace the product at our expense. In some circumstances we will be required to notify regulatory authorities of an action pursuant to a product failure.

Testing of our technologies potential applications for our products will be required and there is no assurance of regulatory approval.

The effect of government regulation and the need for approval may delay marketing of our technologies and future potentially developed products for a considerable period of time, impose costly procedures upon our activities and provide an advantage to larger companies that compete with us. There can be no assurance that regulatory approval for any products developed by us will be granted on a timely basis or at all. Any such delay in obtaining, or failure to obtain, such approvals would materially and adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local, and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of our technologies, thereby adversely affecting our operations. Various federal and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of food products. The process of obtaining these approvals and the subsequent compliance with appropriate U.S. and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources. In addition, these requirements and processes vary widely from country to country.

We rely on highly skilled personnel, and, if we are unable to attract, retain or motivate qualified personnel, we may not be able to operate our business effectively.

Our success depends in large part on continued employment of senior management and key personnel who can effectively operate our business, as well as our ability to attract and retain skilled employees. Competition for highly skilled management, technical, research and development and other employees is intense and we may not be able to attract or retain highly qualified personnel in the future. In making employment decisions, particularly in the job candidates often consider the value of the equity awards they would receive in connection with their employment. Our long-term incentive programs may not be attractive enough or perform sufficiently to attract or retain qualified personnel.

If any of our employees leaves us, and we fail to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial condition and results of operations could be adversely affected.

Our success also depends on our having highly trained financial, technical, recruiting, sales and marketing personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of people with these skills or our failure to attract them to our company could impede our ability to increase revenues from our existing technology and services, ensure full compliance with international and federal regulations, or launch new product offerings and would have an adverse effect on our business and financial results.

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We may be unable to keep pace with changes in technology as our business and market strategy evolves.

We will need to respond to technological advances in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures. There can be no assurance that we will be able to respond successfully to technological change.

Risks Related to this Offering and Our Common Stock

Even if we meet the initial listing requirements of the Nasdaq Capital Market, there can be no assurance that we will be able to comply with the continued listing standards of the Nasdaq Capital Market. Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a de-listing of our Common Stock.

Even if we meet the initial listing requirements of the Nasdaq Capital Market, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of the Common Stock and Series A Warrants on the Nasdaq Capital Market. If after listing we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements or the minimum stockholder’s equity requirement, the Nasdaq Capital Market may take steps to de-list our Common Stock and/or Series A Warrants. Such a de-listing would likely have a negative effect on the price of our Common Stock and/or Series A Warrants and would impair our shareholders’ ability to sell or purchase our Common Stock and/or Series A Warrants when they wish to do so. In the event of a de-listing, we would take actions to restore our compliance with the Nasdaq Capital Market’s listing requirements, but we can provide no assurance that any action taken by us would result in our Common Stock and/or Series A Warrants becoming listed again, or that any such action would stabilize the market price or improve the liquidity of our Common Stock and/or Series A Warrants.

Shares of our Common Stock are an illiquid investment as there is presently a limited market for our Common Stock. We do not know whether a market for our Common Stock will be sustained or what the trading price of our Common Stock will be and as a result it may be difficult for you to sell your shares of Common Stock.

There is presently a limited market for our Common Stock. Although we intend to list our Common Stock on the Nasdaq Stock Market, an active trading market for our Common Stock may not be sustained. It may be difficult for you to sell your shares of Common Stock without depressing the market price for our Common Stock or at all. As a result of these and other factors, you may not be able to sell your shares of Common Stock at or above the offering price or at all. Further, an inactive market may also impair our ability to raise capital by selling our Common Stock and may impair our ability to enter into strategic partnerships or acquire companies, products, or services by using our equity securities as consideration.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price of the Units will be substantially higher than the net tangible book value per share of our outstanding shares of Common Stock. As a result, investors in this offering will incur immediate dilution of $          per Unit based on the public offering price of $           per Unit. Investors in this offering will pay a price per Unit that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

There is no public market for the Series A Warrants being offered by us in this offering.

There is no established public trading market for the Series A Warrants being offered in this offering. Without an active market, the liquidity of the Series A Warrants will be limited. Further, even though we applied to list the Series A Warrants on a national exchange, there is no assurance that a market will be developed or maintain a high enough per warrant trading price to maintain the national exchange listing requirements in the future.

The Series A Warrants are speculative in nature.

The Series A Warrants offered by us in this offering do not confer any rights of ownership of Common Stock on their holders, such as voting rights or the right to receive dividends, but only represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Series A Warrants may exercise their right to acquire shares of Common Stock and pay an assumed exercise price per share of $    , equal to 125% of the per unit public offering price of the Units, subject to adjustment upon certain events, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value.

Holders of our Series A Warrants will have no rights as shareholders until such holders exercise their Series A Warrants and acquire our Common Stock.

Until holders of the Series A Warrants acquire our Common Stock upon exercise of the Series A Warrants, holders of the Series A Warrants will have no rights with respect to our Common Stock underlying such warrants. Upon exercise of the Series A Warrants, the holders thereof will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs after the exercise date.

Nevada law and provisions in our amended and restated articles of incorporation and amended and restated bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the market price of our Common Stock.

Some provisions of Nevada law may prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. In addition, our amended and restated articles of incorporation and amended and restated bylaws contain provisions that may make the acquisition of the Company more difficult, including the following:

●	our board of directors is classified into three classes of directors with staggered three-year terms;

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●	a special meeting of our stockholders may only be called by either our chairman of the board or a majority of our board of directors; and

●	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could discourage, delay or prevent a transaction involving a change in control of the Company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering for general corporate purposes and working capital. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our Securities.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including amount of cash used in our operations, which can be highly uncertain, subject to substantial risks and can often change. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

The market price of our Common Stock may be highly volatile and such volatility could cause you to lose some or all of your investment.

The market price of our common stock, par value $0.001 per share, or Common Stock, may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

●	the announcement of new products or product enhancements by us or our competitors;

●	developments concerning intellectual property rights;

●	changes in legal, regulatory, and enforcement frameworks impacting our technology or the application of our technology;

●	variations in our and our competitors’ results of operations;

●	fluctuations in earnings estimates or recommendations by securities analysts, if our Common Stock is covered by analysts;

●	the results of product liability or intellectual property lawsuits;

●	future issuances of Common Stock or other securities;

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●	the addition or departure of key personnel;

●	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

●	general market conditions and other factors, including factors unrelated to our operating performance.

Further, the general stock market has recently experienced price and volume fluctuations. The volatility of our Common Stock could be further exacerbated due to low trading volume. Continued market fluctuations could result in extreme volatility in the price of our Common Stock, which could cause a decline in the value of our Common Stock and the loss of some or all of our investors’ investment. Sales of shares of our Common Stock could also depress the then price of our shares.

We will incur significant increased costs as a result of the listing of our securities for trading on Nasdaq and our management will be required to devote substantial time to new compliance initiatives as well as compliance with ongoing U.S. requirements.

Upon the listing of our Common Stock on Nasdaq, we will become a publicly traded company in the United States. We anticipate that we will incur costs associated with corporate governance requirements of the SEC and Nasdaq, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs and resources, particularly a greater percentage of the time and efforts of our management team will be diverted to these new requirements. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC and Nasdaq, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

Because our Common Stock may be a “penny stock,” it may be more difficult for investors to sell shares of our Common Stock, and the market price of our Common Stock may be adversely affected.

Our Common Stock may be a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange, or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. This risk-disclosure document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get their money back.

If applicable, the penny stock rules may make it difficult for stockholders to sell their shares of our Common Stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our Common Stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, stockholders may not always be able to resell their shares of our Common Stock publicly at times and prices that they feel are appropriate.

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Compliance with the reporting requirements of federal securities laws can be expensive.

We are a public reporting company in the United States, and accordingly, subject to the information and reporting requirements of the Exchange Act and other federal securities laws. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders are substantial. Failure to comply with the applicable securities laws could result in private or governmental legal action against us or our officers and directors, which could have a detrimental impact on our business and financials, the value of our stock, and the ability of stockholders to resell their stock.

Our investors’ ownership in the Company may be diluted in the future.

In the future, we may issue additional authorized but previously unissued equity securities, resulting in the dilution of ownership interests of our present stockholders. For instance, pursuant to that certain Securities Exchange Agreement by and between Intellisense and Medigus, dated September 16, 2019, if ScoutCam achieves $33.0 million in sales in the aggregate within the first three years following December 30, 2019, the consummation date of such agreement, we will issue shares of Common Stock to Medigus representing 10% of our issued and outstanding share capital as of December 30, 2019. Similarly, we may issue a substantial number of shares of Common Stock or other securities convertible into or exercisable for Common Stock in connection with capital raising activity, hiring or retaining employees, future acquisitions, raising additional capital in the future to fund our operations, and other business purposes. We expect to authorize in the future a substantial number of shares of our Common Stock for issuance under a stock option or similar plan, and may issue equity awards to management, employees and other eligible persons. Additional shares of Common Stock issued by us in the future will dilute an investor’s investment in the Company. In addition, we may seek stockholder approval to increase the amount of the Company’s authorized stock, which would create the potential for further dilution of current investors.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that our stockholders do not consider to be in their best interests.

As of October 12, 2021, our directors, executive officers, principal stockholders and affiliated entities may be deemed to beneficially own, in the aggregate, approximately 76.12% of our outstanding voting securities as of the date hereof. As a result, if some or all of such parties acted together, they would have the ability to exert substantial influence over the election of our board of directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices. This concentration of ownership and influence in management and board decision-making could also harm the price of our capital stock by, among other things, discouraging a potential acquirer from seeking to acquire shares of our capital stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of our Company.

We do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends, and we do not anticipate paying cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Common Stock as a source for any future dividend income. Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

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Risks Related to our Operations in Israel

Political, economic and military instability in Israel may impede our ability to operate and harm our financial results.

Our offices and management team are located in Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations. In recent years, Israel has been engaged in sporadic armed conflicts with Hamas, an Islamist terrorist group that controls the Gaza Strip, with Hezbollah, an Islamist terrorist group that controls large portions of southern Lebanon, and with Iranian-backed military forces in Syria. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations.

Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact our business.

In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, prospects, financial condition and results of operations.

It may be difficult for investors in the United States to enforce any judgments obtained against us or some of our directors or officers.

It may be difficult to acquire jurisdiction and enforce liabilities against any of our officers and directors who are based in Israel. It may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Moreover, we have been advised that Israel does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Israel would permit effective enforcement of criminal penalties of the federal securities laws. Even if an Israeli court agrees to hear a claim, it may determine that the Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the Israeli law. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

Exchange rate fluctuations between foreign currencies and the U.S. Dollar may negatively affect our earnings.

Our reporting and functional currency is the U.S. dollar. Our revenues are currently primarily payable in U.S. dollars and we expect our future revenues to be denominated primarily in U.S. dollars. However, some of our expenses are in NIS and as a result, we are exposed to the currency fluctuation risks relating to the recording of our expenses in U.S. dollars. We may, in the future, decide to enter into currency hedging transactions. These measures, however, may not adequately protect us from material adverse effects.

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Certain technology developed and used by us received Israeli government grants for certain research and development activities. The terms of those grants require us to satisfy specified conditions in addition to repayment of the grants upon certain events.

The research and development efforts that contributed to certain technology used by us was financed in part through grants from the Israeli Innovation Authority, or the IIA, to Medigus, which was subsequently transferred to ScoutCam Ltd. (for more information about such agreements, refer to “refer to “—Certain Relationships and Related Party Transactions” below”). The terms of such grants require ScoutCam Ltd. to comply with the requirements of the Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, or the Innovation Law. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Innovation Law restrict the transfer outside of Israel of such know-how, and the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel.

The transfer of IIA-supported technology or know-how or manufacturing or manufacturing rights related to aspects of such technologies outside of Israel may involve the payment of significant penalties and other amounts, depending upon the value of the transferred technology or know-how, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of ScoutCam’s intellectual property has been developed by ScoutCam’s employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967, or the Patent Law, inventions conceived by an employee in the course and as a result of or arising from his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under the Patent Law, will determine whether the employee is entitled to remuneration for his inventions. Recent case law clarifies that the right to receive consideration for “service inventions” can be waived by the employee and that in certain circumstances, such waiver does not necessarily have to be explicit. The Committee will examine, on a case-by-case basis, the general contractual framework between the parties, using interpretation rules of the general Israeli contract laws. Further, the Committee has not yet determined one specific formula for calculating this remuneration (but rather uses the criteria specified in the Patent Law). Although we generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus may constitute forward-looking statements within the meaning of the United States federal securities laws. The use of the words “projects,” “expects,” “may,” “plans,” or “intends,” or words of similar import, identifies a statement as “forward-looking.” The forward-looking statements contained herein represent our expectations, beliefs, intentions or strategies concerning future events that may affect our business, financial condition, results of operations and prospects. Many factors could cause our actual performance or results to differ materially from the performance and results to differ materially from those expressed in or suggested by forward-looking statements. These factors include, but are not limited to:

●	our ability to meet the initial listing requirements of the Nasdaq Capital Market and to comply with the continued listing standards of the Nasdaq Capital Market;

●	our financial performance, including our history of operating losses;

●	our ability to obtain additional funding to continue our operations;

●	our ability to successfully develop and commercialize our products;

●	changes in the regulatory environments of the United States and other countries in which we intend to operate;

●	our ability to attract and retain key management and marketing personnel;

●	competition from new market entrants; and

●	our ability to identify and pursue development of additional products.

The outcome of the events described in forward-looking statements are subject to risks, uncertainties, assumptions and other factors, including those described in this prospectus under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements herein.

You should not rely on forward-looking statements as predictions of future events. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $        million (approximately $       million if the underwriters exercise their over-allotment option in full), based upon an assumed public offering price of $        per Unit, the last reported sales price of our Common Stock on the OTCQB on         , 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and excluding the proceeds, if any, from the exercise of the Series A Warrants issued pursuant to this offering. The actual offering price per Unit in this offering will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price for our Common Stock.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $         per Unit, would increase (decrease) the net proceeds we receive from this offering by $       , assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering.

A 100,000 share increase in the number of Units offered hereby, together with a concomitant $0.10 increase in the assumed aggregate public offering price of $         per Unit, would increase the net proceeds we receive from this offering by $         , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 share decrease in the number of Units offered hereby, together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $          per Unit, would decrease the net proceeds we receive from this offering by $        , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. As a result, our management will retain broad discretion in the allocation and use of the net proceeds of this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. The precise amount use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending application of the net proceeds for the purposes as described above, we expect to invest the net proceeds in short-term, interest-bearing securities, investment grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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DIVIDEND POLICY

We do not anticipate declaring or paying any cash dividends to holders of our stockholders in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. If we decide to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of our board of directors and may be discontinued at any time. In determining the amount of any future dividends, our board of directors will take into account any legal or contractual limitations, our actual and anticipated future earnings, cash flow, debt service and capital requirements and other factors that our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization:

●	on an actual basis as of June 30, 2021; and

●	on an as adjusted basis, to give effect to the issuance and sale in this offering of ________ shares of Common Stock included in the units in this offering at an assumed public offering price of $_____ per Unit, which is based on the last reported sale price of our Common Stock on the OTCQB on ___________, 2021, after deducting the estimated underwriting discounts and estimated offering expenses, and assuming no exercise of Series A Warrants to purchase up to _________ shares of Common Stock issuable in this offering, and excluding the proceeds, if any, from any such exercise.

The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, reference to our audited and unaudited financial statements and the notes thereto included herein.

	As of June 30, 2021
	Actual	As adjusted
	(U.S. Dollars, in thousands)
Cash and cash equivalents	21,775
Total Liabilities	3,066
Equity:
Common stock, $0.001 par value; 300,000,000 shares authorized and 6,929,517 shares issued and outstanding as of June 30, 2021	7
Additional paid-in capital	32,476
Accumulated deficit	(10,001)
Total equity	22,482
Total capitalization and indebtedness	25,548

A $0.10 increase (decrease) in the assumed aggregate public offering price of $         per Unit would increase (decrease) the as adjusted amount of each of cash and cash equivalents and total stockholders’ equity by approximately $       , assuming that the number of Units, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A 100,000 share increase in the number of Units offered by us, together with a concomitant $0.10 increase in the assumed aggregate public offering price of $          per Unit, would increase our as adjusted cash and cash equivalents by approximately $         after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 share decrease in the number of Units offered by us, together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $          per Unit, would decrease our as adjusted cash and cash equivalents by approximately $        after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The preceding table excludes as of June 30, 2021: (i) 1,216,802 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $3.31 per share; (ii) 3,425,737 shares of Common Stock issuable upon the exercise of warrants to purchase up to an aggregate of 3,425,737 shares of Common Stock at a weighted average exercise price of $9.55 per share of Common Stock; and (iii) 298,722 shares of Common Stock issuable to Medigus if ScoutCam Ltd. achieves an aggregate amount of $33 million in sales within the first three years immediately after the Exchange Agreement (as defined herein), which represents 10% of the Company’s issued and outstanding share capital as of the closing of the Exchange Agreement.

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DILUTION

If you invest in our Securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per Unit and the as adjusted net tangible book value per Unit after this offering.

Our net tangible book value as of June 30, 2021, was approximately $3.24. Our net tangible book value per share of Common Stock represents the amount of our total tangible assets less total liabilities divided by the total number of shares of our Common Stock outstanding as of June 30, 2021.

After giving effect to the issuance and sale in this offering of ________ shares Common Stock included in the units in this offering at an assumed public offering price of $_____ per Unit, which is based on the last reported sale price of our Common Stock on the OTCQB on ___________, 2021, after deducting the estimated underwriting discounts and estimated offering expenses, and assuming no exercise of Series A Warrants to purchase up to _________ shares of Common Stock issuable in this offering, and excluding the proceeds, if any, from any such exercise, our as adjusted net tangible book value on June 30, 2021, would have been approximately $          million, or $        per Unit. This represents an immediate dilution in the as adjusted net tangible book value of $             per Unit to investors purchasing our Securities in this offering.

The following table illustrates this calculation on a per share basis:

Assumed offering price per Unit			$
Net tangible book value per share of Common Stock		$3.24
Decrease in net tangible book value per share of Common Stock attributable to the offering	$

As-adjusted net tangible book value per share of Common Stock after giving effect to the offering			$

Dilution in net tangible book value per share of Common Stock to new investors			$

The preceding table excludes as of June 30, 2021: (i) 1,216,802 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $3.31 per share; (ii) 3,425,737 shares of Common Stock issuable upon the exercise of warrants to purchase up to an aggregate of 3,425,737 shares of Common Stock at a weighted average exercise price of $9.55 per share of Common Stock; and (iii) 298,722 shares of Common Stock issuable to Medigus if ScoutCam Ltd. achieves an aggregate amount of $33 million in sales within the first three years immediately after the Exchange Agreement (as defined herein), which represents 10% of the Company’s issued and outstanding share capital as of the closing of the Exchange Agreement.

The above illustration of dilution per Unit to investors participating in this offering assumes no exercise of outstanding options to purchase our Common Stock or outstanding warrants to purchase our Common Stock. To the extent outstanding options or warrants are exercised, you may incur further dilution. Furthermore, to the extent Series A Warrants are exercised, you will incur further dilution.

A $0.10 increase (decrease) in the assumed aggregate public offering price of $            per Unit would increase (decrease) our as adjusted net tangible book value per Unit after this offering by $          and the dilution per Unit to new investors by $        , assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Units we are offering. A 100,000 Unit increase in the number of Units offered by us, together with a concomitant $0.10 increase in the assumed aggregate public offering price of $           per Unit, would increase our as adjusted net tangible book value per Unit after this offering by $          and the dilution per Unit to new investors by $           , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 share decrease in the number of Units offered by us, together with a concomitant $0.10 decrease in the assumed aggregate public offering price of $           per Unit, would decrease our as adjusted net tangible book value per Unit after this offering by $                and the dilution per Unit to new investors by $            , after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the OTCQB under the symbol “SCTC”. Trading in stocks quoted on the OTCQB is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company’s operations or business prospects. We cannot assure you that there will be a market in the future for our common stock.

OTCQB securities are not listed or traded on the floor of an organized national or regional stock exchange. Instead, OTCQB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCQB issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

We have applied to list our Common Stock, plan to maintain the same symbol (“SCTC”), on the Nasdaq Capital Market upon the completion of the offering contemplated by this prospectus. No assurance can be given that our application will be approved or that a trading market will develop. The approval of our listing of our Common Stock on Nasdaq is a condition of closing this offering.

Holders

As of October 12, 2021, there were 63 stockholders of record of our Common Stock and 6,929,517 shares of our Common Stock outstanding. The number of stockholders of record does not include beneficial owners of our Common Stock, whose shares are held in “street name” in the names of various brokers, dealers, clearing agencies, banks, and other fiduciaries.

Dividends

We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain future earnings, if any, to increase our working capital and do not anticipate paying any cash dividends in the foreseeable future.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. See “Special Note on Forward-Looking Statements” for a discussion of the uncertainties and assumptions associated with these statements. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

The Company’s primary business activity during last few months was the completion of R&D in connection with a customer-specific project and the transition to the production stage with respect to a contract with a Fortune 500 Multinational Healthcare Corporation, while expanding the R&D team to enable additional projects in parallel. The main effect of this activity was the increase in the number of employees to enable the Company to manage the anticipated increased workload. In addition, the Company has enlarged its focus on I4.0 activities.

Other major activities were the following:

-	expanding marketing activities, including the recruitment of a Director of Business Development in the US, and launching a multi-platform digital marketing campaign;
-	extensive activity in connection with the Company’s IP, including submissions of new patent applications as well as maintenance, defense, and commercialization efforts of existing patents;
-	increased operation expenses in order to improve the current Company’s R&D capabilities;
-	increase in research and development activities, including the development of new products and the improvement of existing technology, and the examination of additional applications for our micro ScoutCam™ portfolio, including Predictive Maintenance and CMB (Condition Based Monitoring), as well as additional industries outside of the medical, defense and aerospace fields, including sectors such as, inter alia, automotive, industrial non-destructing-testing industries, and predictive maintenance (i.e. Industry 4.0) based on Internet of Things (IoT); and
-	investment in capital expenses to provide the necessary facilities, IT, and lab tools for our newly recruited employees and to upgrade the Company’s production and quality control capabilities.

Comparison of the six months ended June 30, 2021 and 2020

The following table summarizes our results of operations for the six months period ended June 30, 2021, and 2020, together with the changes in those items in dollars and as a percentage:

	Six months ended June 30,
	2021	2020	% Change
Revenues	298,000	74,000	303%
Cost of Revenues	610,000	281,000	117%
Gross Loss	(312,000)	(207,000)	51%
Research and development expenses	754,000	370,000	104%
Sales and marketing expense	293,000	188,000	56%
General and administrative expenses	2,328,000	1,680,000	39%
Operating Loss	(3,687,000)	(2,445,000)	51%

Revenues

For the six months ended June 30, 2021, we generated revenues of $298,000, an increase of $224,000 from the six months ended June 30, 2020.

The increase in revenues was primarily due to revenues from A.M. Surgical. Total revenues recorded from A.M. Surgical during the six months ended June 30, 2021 amounted to approximately $200,000. We did not record any revenue from A.M. Surgical during the six months ended June 30, 2020.

Cost of Revenues

Cost of revenues for the six months ended June 30, 2021 was $610,000, an increase of $329,000 compared to cost of revenues of $281,000 for the six months ended June 30, 2020.

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The increase was primarily due to an increase in materials as a result of an increase in revenues and an increase in payroll expenses as a result of hiring additional employees as part of the transition to the production stage with respect to a contract with a Fortune 500 Multinational Healthcare Corporation.

Gross Loss

Gross loss for the six months ended June 30, 2021, was $312,000, an increase of $105,000 compared to gross loss of $207,000 for the six months ended June 30, 2020.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2021 were $754,000, an increase of $384,000, or 104%, compared to $370,000 for the six months ended June 30, 2020. The increase was primarily due to (i) an increase in payroll expenses and materials and subcontractors and (ii) an increase in research and development activities, including the development of new products and the improvement of existing technology. We recently begun examining additional applications for our micro ScoutCam™ portfolio, including Predictive Maintenance and CMB (Condition Based Monitoring), as well as additional industries outside of the medical, defense and aerospace fields, including sectors such as, inter alia, automotive, industrial non-destructing-testing industries, and predictive maintenance (i.e. Industry 4.0) based on Internet of Things (IoT). We plan to further expand the activity in these non-medical spaces.

We expect that our research and development expenses will increase as we continue to develop our products and service and recruit additional research and development employees to the I4.0 domain.

Sales and Marketing Expenses

Sales and marketing expenses for the six months ended June 30, 2021, were $293,000, an increase of $105,000, or 56%, compared to $188,000 for the six months ended June 30, 2020. The increase was primarily due to an expanding marketing activity, including the recruitment of a Director of Business Development in the US, and launching a multi-platform digital marketing campaign.

We expect that our selling and marketing expenses will increase as we continue to increase our selling and marketing efforts.

General and Administrative Expenses

General and Administrative expenses for the six months ended June 30, 2021 were $2,328,000, an increase of $648,000, or 39%, compared to $1,680,000 for the six months ended June 30, 2020. The increase was primarily due to:

●	an increase in in payroll expenses due to the hiring of additional employees including a new CEO, controller and the shift in the position of the CFO from part-time to full-time;
●	An increase in IP expenses due to maintenance, defense, and commercialization efforts of existing patents.

Operating loss

We incurred an operating loss of $3,687,000 for the six months ended June 30, 2021, an increase of $1,242,000, or 51%, compared to operating loss of $2,445,000 for the six months ended June 30, 2020. The increase in operating loss was due to $105,000 increase in gross loss, $384,000 increase in research and development expenses, and $105,000 increase in sales and marketing expenses and $648,000 increase in administrative and general expenses.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below (in dollars):

	Six month ended June 30,
	2021	2020
Cash used in Operating Activity	(3,054,000)	(2,277,000)
Cash used in Investing Activity	(170,000)	(221,000)
Cash provided by Financing Activity	21,622,000	2,777,000

Operating Activities

For the six months ended June 30, 2021, net cash flows used in operating activities was $3,054,000, due primarily to a net loss of $3,694,000, partially offset by share based compensation of $635,000.

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Investing Activities

For the six months ended June 30, 2021, net cash flows used in investing activities was $170,000, due to the purchase of property and equipment.

Financing Activities

For the six months ended June 30, 2021, net cash flows provided by financing activities was $21,622,000, due to proceeds from the issuance of shares and warrants equivalent to approximately $19,118,000 and proceeds from exercise from warrants of approximately $2,504,000.

Comparison of the three months ended June 30, 2021 and 2020

The following table summarizes our results of operations for the three months period ended June 30, 2021, and 2020, together with the changes in those items in dollars and as a percentage:

	Three months ended June 30,
	2021	2020	% Change
Revenues	274,000	34,000	706%
Cost of Revenues	407,000	151,000	170%
Gross Loss	(133,000)	(117,000)	14%
Research and development expenses	421,000	115,000	266%
Sales and marketing expense	148,000	136,000	9%
General and administrative expenses	1,395,000	568,000	146%
Operating Loss	(2,097,000)	(936,000)	124%

Revenues

For the three months ended June 30, 2021, we generated revenues of $274,000, an increase of $240,000 from the three months ended June 30, 2020.

The increase in revenues was primarily due to revenues from A.M. Surgical. Total revenues recorded from A.M. Surgical during the three month ended June 30, 2021 amounted to approximately $200,000. We did not record any revenue from A.M. Surgical during the three months ended June 30, 2020.

Cost of Revenues

Cost of revenues for the three months ended June 30, 2021, was $407,000, an increase of $256,000 compared to cost of revenues of $151,000 for the three months ended June 30, 2020. The increase was primarily due to an increase in materials as a result of an increase in revenues and an increase in payroll expenses as a result of hiring additional employees as part of the transition to the production stage with respect to a contract with a Fortune 500 Multinational Healthcare Corporation.

Gross Loss

Gross loss for the three months ended June 30, 2021, was $133,000, an increase of $16,000 compared to gross loss of $117,000 for the three months ended June 30, 2020.

Research and Development Expenses

Research and development expenses for the three months ended June 30, 2021 were $421,000, an increase of $306,000, or 266%, compared to $115,000 for the three months ended June 30, 2020. The increase was primarily due to (i) an increase in payroll expenses, materials and subcontractors; and (ii) an increase in research and development activities, including the development of new products and the improvement of existing technology. We recently began examining additional applications for our micro ScoutCam™ portfolio, including Predictive Maintenance and CMB (Condition Based Monitoring), as well as additional industries outside of the medical, defense and aerospace fields, including sectors such as automotive, industrial non-destructing-testing industries, and predictive maintenance (i.e. Industry 4.0) based on Internet of Things (IoT). We plan to further expand the activity in these non-medical spaces.

We expect that our research and development expenses will increase as we continue to develop our products and service, and recruit additional research and development employees.

Sales and Marketing Expenses

Sales and marketing expenses for the three months ended June 30, 2021 were $148,000, an increase of $12,000, or 9%, compared to $136,000 for the three months ended June 30, 2020.

General and Administrative Expenses

General and Administrative expenses for the three months ended June 30, 2021 were $1,395,000, an increase of $827,000, or 146%, compared to $568,000 for the three months ended June 30, 2020. The increase was primarily due to:

●	an increase in share based compensation due to new options grants as described in Note 4 of our interim condensed financial statements as of June 30, 2021;
●	an increase in in payroll expenses due to the hiring of additional employees including a new CEO and controller, and an increase due to the transition of our CFO from part-time to full-time; and
●	An increase in IP expenses due to maintenance, defense, and commercialization efforts of existing patents.

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Operating loss

We incurred an operating loss of $2,097,000 for the three months ended June 30, 2021, an increase of $1,161,000, or 124%, compared to operating loss of $936,000 for the three months ended June 30, 2020. The increase in operating loss was due to $16,000 increase in gross loss, $306,000 increase in research and development expenses, and $12,000 increase in sales and marketing expenses and $827,000 increase in administrative and general expenses.

Cash Flows

The following table sets forth the significant sources and uses of cash for the periods set forth below (in dollars):

	Three month ended June 30,
	2021	2020
Cash used in Operating Activity	(2,280,000)	(1,140,000)
Cash used in Investing Activity	(53,000)	(36,000)
Cash provided by Financing Activity	11,341,000	1,949,000

Operating Activities

For the three months ended June 30, 2021, net cash flows used in operating activities were $2,280,000, due primarily to a net loss of $2,088,000 and change in operating asset and liabilities of approximately $698,000, partially offset by share based compensation of $556,000.

Investing Activities

For the three months ended June 30, 2021, net cash flows used in investing activities were $53,000, due to the purchase of property and equipment.

Financing Activities

For the three months ended June 30, 2021, net cash flows provided by financing activities were $11,341,000, due to proceeds from the issuance of shares and warrants equivalent to approximately $9,618,000 and proceeds from exercise from warrants of approximately $1,723,000.

Comparison of the Year Ended December 31, 2020 and the Year Ended December 31, 2019

Overview

The Company’s primary business activity during 2020 was the completion of R&D and the transition to the production stage with respect to a contract with a Fortune 500 Multinational Healthcare Corporation, while expanding the R&D team to enable additional projects in parallel. The main effect of this activity was the increase in the number of employees from 19 at the end of 2019 to 27 at the end of 2020 to enable the Company to manage the anticipated increased workload.

Other major activities in 2020 were the following:

-	Expanding marketing activities, including the recruitment of a Director of Business Development in the US, and launching a multi-platform digital marketing campaign.
-	Extensive activity around the Company’s IP, including submissions of new patent applications as well as maintenance, defense, and commercialization efforts of existing patents.
-	On December 30, 2019, upon the completion of the Exchange Agreement (as defined herein), the Company transitioned from a shell company to an operating company. This turn led to, among other, an increase in professional services (legal counsels, accountants, SOX consultants, etc.), fees and related costs in connection with ScoutCam Inc.’s post-Closing Date Board of Directors, increases in D&O insurance, etc.
-	Increase in the operation expenses in order to improve the current Company’s R&D capabilities.
-	Investment in capital expenses to provide the necessary facilities, IT, and lab tools for the newly recruited employees and to upgrade the Company’s production and quality control capabilities.

The following table summarizes our results of operations for the years ended December 31, 2020 and 2019, together with the changes in those items in dollars and as a percentage:

	2020	2019	% Change
Revenues	491,000	309,000	59%
Cost of Revenues	994,000	542,000	83%
Gross Loss	(503,000)	(233,000)	116%
Research and development expenses	725,000	274,000	165%
Sales and marketing expense	443,000	183,000	142%
General and administrative expenses	3,035,000	1,117,000	172%
Operating Loss	(4,706,000)	(1,807,000)	160%

Revenues

For the year ended December 31, 2020, we generated revenues of $491,000, an increase of $182,000 or 59%, from 2019 revenues.

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The increase in revenues was primarily due to the sale of products to A.M. Surgical (see “Customer A” as described in Note 11b of our financial statements). Total revenues recorded from A.M. Surgical during 2020 amounted to approximately $383,000. Total revenues we recorded from A.M. Surgical during 2019 amounted to approximately $85,000. This increase was partially offset by decrease in revenues to other customers due to:

a)	the COVID-19 pandemic impact on global markets and the global economy, including countries and industries in which the Company operates;

b)	most of the revenues for year ended December 31, 2019 were derived from sales of miniature camera and related equipment to occasional customers. The Company’s management has decided to reduce sales to occasional customers and focus on larger projects. Our current business model is that of a B2B approach, in which we seek to identify target businesses interested in integrating our micro ScoutCam™ technology, or commissioning individual projects using our technology.

Remaining Performance Obligations (“RPO”) represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2020, the total RPO amounted to $2.9 million, which we expect to recognize over the expected manufacturing term of the product under development.

Cost of Revenues

Cost of revenues for the year ended December 31, 2020 were $994,000, an increase of $452,000, or 83%, compared to cost of revenues of $542,000 for the year ended December 31, 2019.

The increase in cost of revenues was due to:

a)	Increase in revenues as described above;

b)	changes in products and services mix; and

c)	increase in payroll expenses as a result of hiring additional employees.

Gross Loss

Gross loss for the year ended December 31, 2020 was $503,000, an increase of $270,000 compared to a gross loss of $233,000 for the year ended December 31, 2019. Gross loss is impacted by several factors, including shifts in product mix, sales volume, fluctuations in manufacturing costs, labor costs, and pricing strategies.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2020, were $725,000, an increase of $451,000, or 165%, compared to $274,000 for the year ended December 31, 2019. The increase was primarily due to a $231,000 increase in payroll expenses and a $205,000 increase in materials and subcontractors. The increase in payroll expenses resulted from an increase in share - based compensation expenses (see note 9 to our financial statements for the year ended December 31, 2020) and hiring additional employees. The increase in materials and subcontractors was primarily due to an increase in research and development activities as described under “Overview”.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2020, were $443,000, an increase of $260,000, or 142%, compared to $183,000 for the year ended December 31, 2019. The increase was primarily due to an increase in marketing activities as described under “Overview”.

General and Administrative Expenses

General and Administrative expenses for the year ended December 31, 2020, were $3,035,000, an increase of $1,918,000, or 172%, compared to $1,117,000 for the year ended December 31, 2019. The increase was primarily due to a $767,000 increase in payroll expenses, as a result of an increase in share - based compensation expenses (see note 9 to our financial statements for the year ended December 31, 2020) and hiring additional employees and a $826,000 increase in professional services. The increase in professional services was primarily due to an increase in share - based compensation expenses, as result from the incorporation of the Subsidiary as an independent company and in connection with the execution of that certain securities exchange agreement involving the Subsidiary and increase in patent expenses as described under “Overview”.

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Operating loss

We incurred an operating loss of $4,706,000 for the year ended December 31, 2020, an increase of $2,899,000, or 160%, compared to operating loss of $1,807,000 for the year ended December 31, 2019. The increase in operating results was due to an increase of $270,000 in gross loss, an increase of $451,000 in research and development expenses, an increase of $260,000 in sales and marketing expenses and increase of $1,918,000 in administrative and general expenses.

Liquidity and Capital Resources

We generated liquidity primarily from fund raising and warrant exercises as described at note 9 to our financial statements for the year ended December 31, 2020.

During 2020, we received proceeds from fund raising in the aggregate approximate amount of $2.9 million, net of issuance expenses and $1.7 million from warrants exercise.

On March 29, 2021, we issued to certain investors, including M. Arkin (1999) Ltd., a major stockholder of our company, of which Mori Arkin, a director of our company, is the owner, 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consisted of (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of $10.35 per share. Each such warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of the Common Stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, we may force the exercise of the warrants, in whole or in part, by delivering a notice of forced exercise. The shares of Common Stock and the warrants were issued to such investors pursuant to Regulation S of the Securities Act of 1933, as amended. The securities issued in connection with the foregoing investment, including the shares of Common Stock issuable upon exercise of the warrants, were registered by us for resale under a registration statement on Form S-1 declared effective on May 10, 2021.

As of June 30, 2021, our total assets were $25,548,000. As of December 31, 2020, our total assets were $5,895,000. The increase of assets was mainly due to an increase of cash and cash equivalents due to fundraising activities and warrants exercise, as described in Note 4 of our interim condensed financial statements as of June 30, 2021.

As of June 30, 2021, our total liabilities were $3,066,000. As of December 31, 2020, our total liabilities were $1,931,000. The increase of liabilities was mainly due to an increase of accounts payables, contract liabilities and operating lease liabilities.

Since our incorporation through June 30, 2021, we incurred accumulated deficit of approximately $10 million. The management believes that our cash and cash resources as of June 30, 2021 will allow us to fund our operating plan through at least the next 12 months. However, we expect to continue to incur significant research and development expenses and other costs related to our ongoing operations; and in order to continue our future operations, we will need to obtain additional funding at least until such time that we become profitable.

Cash Flows

The following table sets forth the significant sources and uses of cash for the years ended December 31, 2020 and December 31, 2021 (in dollars):

	2020	2019
Cash used in Operating Activity	(4,187,000)	(1,799,000)
Cash used in Investing Activity	(276,000)	(55,000)
Cash provided by Financing Activity	4,506,000	5,104,000

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Operating Activities

For the fiscal year ended December 31, 2020, net cash flows used in operating activities was $4,187,000, due primarily to a net loss of $4,667,000, change in operating asset and liabilities of approximately $612,000, partially offset by share based compensation expenses (non-cash item) of approximately $1,107,000.

Investing Activities

For the fiscal year ended December 31, 2020, net cash flows used in investing activities was $276,000, due primarily to purchase of property and equipment.

Financing Activities

For the fiscal year ended December 31, 2020, net cash flows provided by financing activities was $4,506,000, due primarily to proceeds from issuance of shares and warrants of approximately $2,858,000 and proceeds from exercise from warrants of approximately $1,729,000.

Future Funding Requirements

The Company believes that it will require additional financing in order to provide the capital it needs to achieve its growth targets.

Off-Balance Sheet Arrangements

None.

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BUSINESS

Overview

We are engaged in the development, production and marketing of innovative miniaturized imaging equipment known as our micro ScoutCam™ technology for use in medical procedures as well as various applications in other industries. Our current business model is that of a business-to-business (B2B) approach, in which we seek to identify target businesses interested in integrating our micro ScoutCam™ technology, or commissioning individual projects using our technology. As of the date of this prospectus, we derive a substantial portion of our revenue from applications of our micro ScoutCam™ technology within the medical, defense and aerospace fields. We have recently begun examining additional applications for our micro ScoutCam™ portfolio, including Predictive Maintenance and CBM (Condition Based Monitoring), as well as additional industries outside of the foregoing listed industries, including sectors such as, inter alia, automotive, industrial non-destructing-testing industries, and predictive maintenance (i.e. Industry 4.0) based on Internet of Things (IoT). We plan to further expand the activity in these non-medical spaces.

Pictured above (from left to right) are the Company’s micro ScoutCamTM 1.0 Lum and micro ScoutCam™ 1.2.

The Company’s eye-endoscope, which includes a camera at the distal tip, integrated illumination and embedded irrigation, which is only 1.2 mm in outer diameter.

Our Corporate History and Background

We were incorporated as a corporation under the laws of the State of Nevada on March 22, 2013 under the name Intellisense Solutions Inc. We were initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the Internet. However, we were unable to execute our original business plan, develop significant operations or achieve commercial sales.

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We received initial funding in March 2014 in the aggregate amount of $19,980 through the sale of Common Stock to two of our former officers and directors, who purchased in the aggregate 1,998,000 shares of our Common Stock at $0.01 per share.

On January 10, 2019, we formed Canna Patch Ltd., or Canna Patch, an Israeli corporation, of which 90% was initially owned by our Company, and the remaining 10% owned by Rafael Ezra, Canna Patch’s Chief Technology Officer. Canna Patch did not have any operations and on December 4, 2019, we sold 100% of our holdings in Canna Patch.

On September 16, 2019, Intellisense and Medigus entered into that certain Exchange Agreement (as defined herein). For additional information about the Exchange Agreement, refer to “—Certain Relationships and Related Party Transactions” below.

On December 30, 2019, we acquired ScoutCam Ltd. As a result of our acquisition of ScoutCam Ltd., we now own all of ScoutCam Ltd.’s issued and outstanding share capital. We plan to integrate and fully adopt ScoutCam Ltd.’s business into our Company as our primary business activity.

ScoutCam Ltd. was formed in the State of Israel on January 3, 2019 as a wholly-owned subsidiary of Medigus, an Israeli company traded on the Nasdaq Capital Market, and commenced operations on March 1, 2019. ScoutCam Ltd. was incorporated as part of a reorganization of Medigus, which was designed to distinguish ScoutCam Ltd.’s miniaturized imaging business, or the micro ScoutCam™ portfolio, from Medigus’ other operations and to enable Medigus to form a separate business unit with dedicated resources focused on the promotion of such technology. On December 1, 2019, Medigus and ScoutCam Ltd. consummated a certain Amended and Restated Asset Transfer Agreement, which transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business. For additional information about the Amended and Restated Asset Transfer Agreement, refer to “—Certain Relationships and Related Party Transactions” below. On May 18, 2020, in connection with the Arkin Transaction (as defined below), the Company and Medigus entered into a certain Side Letter Agreement (the “Letter Agreement”), whereby the parties agreed to amend certain terms of the Amended and Restated Asset Transfer Agreement and the License Agreement. For additional information about the Letter Agreement, refer to “—Certain Relationships and Related Party Transactions” below.

On April 20, 2020, ScoutCam Ltd. entered into an Amended and Restated Intercompany Services Agreement with Medigus (the “Intercompany Services Agreement”), which effectively amended and restated an intercompany services agreement dated May 30, 2019. For additional information about the Intercompany Services Agreement, refer to “—Certain Relationships and Related Party Transactions” below.

Sales and Marketing

Our vision is to improve the performance of organizations by offering prestigious tools that enhance the visual technological capabilities and maximize AI analysis capabilities for companies across a variety of industries. Our mission is to become a global leader providing innovative, off-the-shelf and custom-tailored visualization and analysis solutions to organizations across a variety of industries based on highly resistant cameras and supplementary technologies. Since we are focused on custom-tailored solutions, we have a very limited offering of off-the-shelf products, which are used mainly as demonstrators for new prospects of our technology and capabilities, rather than as a major source of revenue. Moreover, as we focus only on the visualization apparatus and supporting components, including for example a small camera (that consists of a miniature CMOS video sensor, optics, filters, electronics, housing and cables), illumination, cleaning methods (e.g., irrigation), and/or a mechanical structure based on the customer’s needs, in most cases our products are components of the customer’s end-user products rather than independent end-user products.

Certain illustrative examples of our component parts that have been previously integrated into our clients’ end-user products include:

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The Company’s micro ScoutCam™ 6.5 Lum, pictured above, was integrated into a NASA-commissioned project, and as a result it became the first micro camera utilized in orbit, and thereafter was successfully operated outside the International Space Station in May 2015 (see: nexis.gsfc.nasa.gov/rrm_phase2vipir.html and youtu.be/O9bmZJATnJs).

Pictured above is a single-use visualization solution that was developed and sold to A.M. Surgical, which was designed to replace expensive and bulky reusable endoscopes used in carpal tunnel surgery by their Stratos surgical device. We prepared both wired and wireless versions. Wireless device was cleared for marketing by the US Food and Drug Administration (FDA) and it is compliant with FCC regulations.

Our business model includes engaging companies seeking to add a video visualization to their existing or new product(s) or looking into developing new products that include micro video visualization. Accordingly, our customer base is exclusively comprised of businesses, and therefore we are entirely removed from marketing, manufacturing, selling and distributing end-user products to consumers. Our engagement with businesses is ordinarily conducted in two phases. During the first phase, we conduct the research and development that is required in order to specify, design, develop, and product the designated visualization apparatus, all for an agreed compensation (e.g., a non-recurrent engineering fee). During the second phase, we manufacture the apparatus and sell it to the customer for an agreed transfer price. In some cases, upon a customer’s request, we offer complete ‘turn-key’ contracts, in which we are responsible for most or all product phases, from the specifications phase to the provision of components or products that are complete, packaged and ready for sale. In such cases, we may conduct the necessary regulatory tests and handle the required regulatory approvals. In addition, we may also be responsible, as necessary, for, inter alia, packaging, sterilization, labeling and shipment.

Our customers include technology-based companies and organizations, which are mainly large, well-established, international corporations. Larger corporations provide financial stability, large purchased quantities, recurring revenue, and valid forecasts for extended durations. In addition, we engage customers from various industries, such as biomedical, aerospace, certain sensitive or classified industries, security and defense, and research.

In order to locate and secure new customers we employ both active and passive marketing strategies. As part of our active approach, we employ three business development managers who analyze target industries and assess whether micro visualization components may add value to companies operating in those industries. Once we have identified a potentially relevant industry, we approach a variety of target companies and market the benefits of integrating our micro visualization components into their products. As of the current date, we are in the process of expanding our business development team in order to better and more effectively implement the foregoing marketing strategy. In addition, in order to assist us in identifying such industries and target companies, we consult with subject matter experts from various industries.

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In addition to the active marketing strategy described above, we also employ a multitude of available marketing channels in order to increase the exposure of our services to relevant industries. These marketing channels include advertising, participating in relevant tradeshows and conferences, web-marketing, which includes a well maintained website, Search Engine Optimization (SEO), social media presence, frequent distributions of press-releases in target countries, as well as conventional marketing means, including brochures, presentations, etc. Additionally, we issue industry-specific marketing materials that are tailored to highlight the relevant features of our technology to a specific target industry.

As described above, we interact with prospects globally in order to engage in and secure new projects by various business development and marketing means, specifically by way of active and passive marketing measures in order to gather interest from potential customers. These efforts may include, but are not limited to, the following:

●	engaging third party companies as territorial representatives in key markets;

●	initiating business engagements based on leads received through our website or via other methods or means;

●	conducting initial R&D together with such prospects in order to evaluate the feasibility of their contemplated projects;

●	maintaining an updated and detailed website presenting our core competency and proven track record;

●	promoting our website in different search engines and other digital forums through SEO campaigning as well as other proactive digital marketing measures;

●	employing certain social media platforms for campaigning and advertising;

●	reconnecting with our large database, which includes a multitude of past prospects;

●	developing and refining marketing communications materials, including digital and printed brochures; and

●	participating in major vision technology exhibitions such as AIA Vision Show (USA) and Vision Show (Germany).

In addition to our business development efforts that are mainly based on currently existing or future customer needs, we aim to identify new market opportunities. These efforts include systematical analysis of industrial fields as well as medical fields and procedures in order to identify where miniature visualization solutions, including image analysis, might benefit and attract value. To this end, we have contracted business development executives with expertise in these fields that are using various resources and interviewing potential uses in identifying the most promising opportunities. When a potential opportunity is identified we protect our rights by establishing the relevant intellectual property safeguards, develop various prototypes that may be relevant for the specific application and engage the key opinion leaders of that field to validate the feasibility of our solutions. Given that we are not a B2C company, our business model does not include commercialization of end-user products; nevertheless, we intend to engage relevant companies to partner with us in order to convert our innovative prototypes into market-ready products, completing the required regulatory clearances, and commercializing them based on revenue share models.

We have certain internal procedures in place for when a potential customer is identified, which when triggered helps provide a roadmap for the ensuing working relationship with that potential customer. Prior to any formal engagement with a potential customer, two of our departments – business development and R&D – work in parallel and in accordance with their own internal procedures. The goal of this work is to define an understanding with the customer that will ordinarily incorporate two phases: (a) an R&D phase, during which the R&D team develops a custom-tailored visualization component that synthesizes our technology and skill with the customer’s stated requirements, specifications, and business constraints, and which phase generally includes a formal agreement with respect to the Non-Recurrent Engineering (NRE) fee that is typically payable according to a pre-defined set of milestones; and (b) a production phase, during which we manufacture and supply the component part for an agreed upon transfer price.

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Over the years, we have offered and implemented tailor-made pricing schemes that allows us to separately price services rendered during the previously described first phase. Pricing of this first phase is typically prepared by the engineering team, which provides an assessment of the anticipated costs associated with the R&D of the project, which price will depend on a given customer’s specifications and project vision. Such costs may include, inter alia, engineering labor, any contracts with sub-contractors, tooling, off-the-shelf and newly designed components, materials, prototypes production, testing, management overhead, and travel costs. Once we have completed our cost estimation for the R&D phase, we issue our quote with a certain margin to the customer.

In order to price the transfer price that will be issued in connection with the aforementioned second phase, the expected Bill-Of Material (BOM) and Cost-Of-Good Sold (COGS) are established and we price it accordingly with a certain margin to the customer. Often times there are certain modifications to the original project outlined and agreed upon in the R&D phase, which might necessitate an increase or decrease to the pricing of the overall project. For that reason, we tend to include a certain margin of flexibility in the final target transfer price. In addition, we usually link the end transfer price with both annual and per-order Minimum Order Quantities (MOQ), in order to reflect the actual production quantity of the COGS as well as to commercially incentivize the customer to order larger quantities.

Both the negotiation process and the contract drafting are usually done in collaboration with the customer, such that both sides can verify throughout the process that the final agreement meets their technological and business expectations. Furthermore, we are keen to maintain close contact with the customer throughout the two phases of our engagement with the customer, including for example, by way of teleconferences, virtual and actual meetings, document exchanges, on-site visits, and reporting of any completion of predefined milestones.

Our Customers

Currently, we have one major customer that generates most of our forecasted revenue in the near term: a large international bio-med company that is developing a visualization component for its invasive surgical device. In addition to the foregoing material customer, we are engaged in initial negotiations with multiple potential customers operating in a variety of sectors, including biomedical, aerospace, aviation, automotive, energy, military and security, and others. We currently consider the biomedical and aviation industries to be our core target industries, and from which we receive the greatest level of interest and demand. We are pursuing these potential engagements with the goal of securing research and development contracts that may then materialize into multi-year production contracts. We are in various stages of engagement with a variety of customers in all the above mentioned industries.

In the biomedical space, for example, we generally seek to partner with medical device and pharmaceutical companies that develop endoscopes with or without additional functionality. This variation allows the endoscope to be introduced into anatomical parts that were previously irrelevant within the video-endoscope space either because of the outer diameter and/or price. To this end, we focus on single-use products that accommodate the global trend to transition from expensive, multi-use products that require thorough a cleaning protocol, but which cannot be sterilized, to single-use products.

Lastly, we have recently mobilized efforts to market the possibility of employing the micro ScoutCam™ technology for the purposes of monitoring sensitive mechanical structures and elements in the IAF helicopters and UAVs. Such an application would complement the rising global market trends associated with Industry 4.0 and Internet of Things (IoT), in which machines are programmed to test themselves and their production output, which then automatically alerts the processor of any potential problems at the outset of the endeavor.

Competition

There are currently several companies that offer small cameras, including, but not limited to, Opcom, Fujikura-Picoramedic, Awaiba, Fisba and Misumi. We, unlike the aforementioned competitors, offer customized solutions, which includes additional components as needed. Other companies, such as IntraVu, Medit, and SPI Engineering, offer complete small diameter off-the shelf endoscopes/borescopes. We, however, focus instead on customizing and integrating our solutions into a given customer’s device. Certain companies, such as Enable, Myriad Fiber Imaging Tech., Inc., and Precision Optics, act as direct competitors, since they offer similar services.

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Proprietary Rights and Technology

As we develop customized components and/or products per market needs or per specific customer requirements, our various projects are constantly in different stages of development, including: planning, early R&D for a proof of concept, R&D for a prototype, final product/component development, engineering necessary for a production-ready version, and production of initial batches.

Our intellectual property rights include such patents and patent applications that were transferred by Medigus as part of the Addendum No. 1 to Amended and Restated Asset Transfer Agreement (the “Addendum”), the License Agreement and the Letter Agreement, additional patent assets developed by ScoutCam and an asset assigned to us from a third party. For additional information about the License Agreement refer to “—Certain Relationships and Related Party Transactions” below. Under the Addendum, Medigus transferred five patent families in exchange for a license in connection with the marketing and sale of the Medigus Ultrasonic Surgical Endostapler. Under the Addendum, and subject to certain limitations as further set forth therein, Medigus transferred to us the patent families 33209, 29651, 34802 (such patent is currently under cancellation process), 11777 and 24994, some of which is further discussed below.

We currently own a total of seven (7) patent families, four of which we consider material to our business and operating success, and which include the following:

●	Patent Family 29651 (Integrated Endoscope Irrigation): this patent relates to our ability to develop visualization components and endoscopes, which include irrigation with a smaller outer diameter by saving the space of the tube that is required to lead the fluids in the conventional manner. This patent has been granted in Canada, Europe (validated in Germany, Spain, France, Great Britain, Italy and Ireland), Israel, Japan and the United States, and has a pending continuation in part patent application in the United States. The expiration date for this patent in the United States patent is December 3rd, 2033 and in each of the other aforementioned jurisdictions, is February 28, 2033;

●	Patent Family 11777 (Multiple View Endoscopes): this patent relates to our ability to develop visualization components and endoscopes, which include multiple cameras, especially ones that provide side views, and thereby improve the field of view of the visualization components or endoscopes and provide more information to the user. This patent has been granted and in force in Japan, Mexico, New Zealand and the United States. The expiration date for this patent in the United States is October 12th, 2021, and in each of the other aforementioned jurisdictions, is September 6, 2021;

●	Patent Family 24994 (Small Diameter Video Camera Heads and Medical Devices and Visualization Probes Containing Them): this patent relates to our ability to develop cameras, visualization components, and medical devices with a small diameter, thus enabling the insertion of the camera into smaller cavities or leaving more space in the device for the use and application of other functions, such as a working channel. This patent has been granted in Japan, Korea, Israel, the United States and Europe (validated in Germany, France, Great Britain and Italy) and also has patent assets pending an opposition appeal in Europe. The expiration dates for these patents in the United States are April 5, 2032 and March 10, 2031, and in each of the other aforementioned jurisdictions, September 16, 2030;

●	Patent Family 33209 (Camera Head): this patent relates to our ability to develop cameras, visualization components, and endoscopes with a smaller total outer diameter, by reducing the outer diameter of the electronic board on which the sensor is mounted, thus enabling the insertion of the camera into smaller cavities or leaving more space in the device for the use and application of other functions, such as a working channel. This patent has been granted in Israel and the United States, and is pending approval in Canada, Europe, Japan and a continuation in part patent application in the United States. The expiration date for this patent in Israel is June 11, 2035, and in each of the other aforementioned jurisdictions it is June 9, 2036;

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●	Patent Family 34802 – we are currently in the process of cancelling this patent family.

●	Patent Family 40353 (Medical Ophthalmic Device; Miniature Precision Medical Device) – these pending patent applications relate to our ability to develop a miniature medical device with a high-resolution visualization capabilities which can be used in microsurgery or diagnostics such as ophthalmology, neurosurgery, plastic surgery, otorhinolaryngology, Ear-Nose-Throat, and/or other medical fields in which the penetration is limited due to different reasons including the healing process. This patent family includes a pending US patent application and a pending Patent Cooperation Treaty (PCT) patent application and their expected expiry dates, if issued, will be in 2039-2040; and

●	AI-Based and/or Electronic-Controlled Miniature Camera Sensor and Detector System patent family - relates to sensor and detector systems for the development of very small size and resilient visualization capabilities. Such systems can be used in extreme conditions and/or in conjunction with diagnostic software/hardware tools to display and analyze changes in critical images that could not have been displayed or analyzed using existing systems. The patent family includes two U.S. provisional patent applications. If ultimately issued by the United States Patent and Trademark Office, such patent would be expected to expire in early 2042.

Employment

As of October 18, 2021, we had 32 full-time (or near full-time) employees. This number is expected to grow. We may recruit additional engineers to the R&D team.

Research and Development

Our R&D organization is responsible for the design, development, testing and delivery of new technologies, features and integrations of our component parts. Research and development employees are located primarily in our principal corporate office on Omer, Israel. As of October 18, 2021, we had nine employees in our research and development organization. We intend to continue to invest in our research and development capabilities.

Regulation

Our approach to regulation is generally determined based on a given project. In our engagements with customers operating in the biomedical sector, we comply with the medical device standards in that corresponding territory, such as the FDA or International Organization for Standardization (ISO), among others. Compliance with these regulations is achieved through our QA department and the support we receive from highly experienced quality assurance and regulatory affairs consultants. In addition, we are being audited annually by MEDCERT GmbH, a German Notified Body.

For instance, ISO 13485:2016 is a regulatory benchmark that we comply with while working on our medical device projects. ISO 13845:2016 is similar to ISO 9001 in terms of its quality management system (QMS) requirements, however, ISO 13485:2016 is generally considered more rigorous and comprehensive.

Given that we do not manufacture or distribute end-user products, and instead service businesses pursuant to a B2B model, we are subject to far fewer regulatory standards commonly associated with medical device manufacturers or distributors. We develop and manufacture components for other companies, and therefore our involvement in the regulatory submission demands comparatively less responsibility This notwithstanding, we are careful to communicate with the business customer in order to identify certain regulatory dimensions inherent to the project, to which we should pay additional attention. For example, when a component of ours is integrated into a business’s end-user product, such as for the purpose of touching human tissue, we develop and manufacture our parts and components while taking into account certain applicable regulatory standards. These standards might include, inter alia, relevant FDA regulations (e.g. CFR 21 part 820, the medical device reporting requirements (MDR), among others) as well as ISO regulations (e.g. ISO 14644-1, specifically in connection with cleanrooms and associated controlled environments, among other items, or ISO 10993, in connection with the biological evaluation of medical devices). Furthermore, we prioritize our team’s compliance with the Restriction of Hazardous Substances Directives (RoHS) and REACH (EC 1907/2006).

Similarly, if a component part of ours is incorporated into an electronic device for the purpose of being used inside a human body, we ensure compliance with certain FDA requirements as well as IEC 60601 for safety and Electrostatic discharge, including the heating of parts at more than 42 degrees Celsius, as well as a variety of additional technical standards designed for the safety and essential performance of medical electrical equipment. Moreover, we perform risk management assessments in accordance with EN ISO 14971:2019 and ISO/TR 24971:2013.

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In certain instances, our customers prefer that we conduct the testing of its products in internationally certified labs in order to further guarantee our component parts satisfy the applicable regulatory standards. In this scenario, we perform the required tests as a service to the customer and provide the customer with the official test results, specifically in accordance with ISO/IEC 17025:2017, which the customer can later use in order to apply for the required marketing clearance of its end-user product.

Israeli Government Programs

As a result of certain agreements between Medigus and ScoutCam Ltd. (for additional information about these agreements refer to “—Certain Relationships and Related Party Transactions” below) the IIA approved a transfer of IIA know-how developed by Medigus in the framework of the Bio Medical Photonic Consortium, or the Consortium, to ScoutCam Ltd. Accordingly all rights and obligations to the IIA under the Innovation Law in connection with such know-how apply to ScoutCam Ltd.

The following are details regarding the rights and obligations within the framework of ScoutCam Ltd.’s activity in the Consortium, which will apply to ScoutCam Ltd. notwithstanding the termination of the program:

(i)	The property rights to information which has been developed belongs to the Consortium member that developed it. However, the developing entity is obligated to provide the other members in the Consortium a license for the use of the new information, without consideration, provided that the other members do not transfer such information to any entity which is not a member of the Consortium. The provision of a license or of the right to use the new information to a third party is subject to approval by the administration of the MAGNET Program at the IIA;

(ii)	The Consortium member is entitled to register a patent for the new information which has been developed by it within the framework of its activity in the Consortium. The foregoing registration does not require approval from the administration; and

(iii)	The know-how and technology developed under the program is subject to the restrictions set forth under the Innovation Law, including restrictions on the transfer of such know-how and any manufacturing rights with respect thereto, without first obtaining the approval of the IIA. Such approval may entail additional payments to the IIA, as determined under the Innovation Law and regulations, and as further detailed above.

The pertinent obligations under the Innovation Law are as follows:

●	Local Manufacturing Obligation. The terms of the grants under the Innovation Law require that we manufacture the products developed with these grants in Israel. Under the regulations promulgated under the Innovation Law, the products may be manufactured outside Israel by us or by another entity only if prior approval is received from the IIA (such approval is not required for the transfer of less than 10% of the manufacturing capacity in the aggregate, in which case a notice should be provided to the IIA). As a condition to obtaining approval to manufacture outside Israel, with respect to royalties bearing grants we would be required to pay royalties at an increased rate (usually 1% in addition to the standard rate and increased royalties cap (between 120% and 300% of the grants, depending on the manufacturing volume that is performed outside Israel).

●	Know-How transfer limitation. The Innovation Law restricts the ability to transfer know-how funded by the IIA outside of Israel. Transfer of IIA funded know-how outside of Israel requires prior approval of IIA and in certain circumstances is subject to certain payment to the IIA, calculated according to formulae provided under the Innovation Law. If we wish to transfer IIA funded know-how, the terms for approval will be determined according to the character of the transaction and the consideration paid to us for such transfer. The IIA approval to transfer know-how created, in whole or in part, in connection with a IIA-funded project to third party outside Israel where the transferring company remains an operating Israeli entity is subject to payment of a redemption fee to the IIA calculated according to a formula provided under the Innovation Law that is based, in general, on the ratio between the aggregate IIA grants to the company’s aggregate investments in the project that was funded by these IIA grants, multiplied by the transaction consideration, considering depreciation mechanism and less royalties already paid to the IIA. The transfer of such know-how to a party outside Israel where the transferring company ceases to exist as an Israeli entity is subject to a redemption fee formula that is based, in general, on the ratio between aggregate IIA grants received by the company and the company’s aggregate research and development expenses, multiplied by the transaction consideration considering depreciation mechanism and less royalties already paid to the IIA. The regulations promulgated under the Innovation Law establish a maximum payment of the redemption fee paid to the IIA under the above mentioned formulas and differentiates between two situations: (i) in the event that the company sells its IIA funded know-how, in whole or in part, or is sold as part of an M&A transaction, and subsequently ceases to conduct business in Israel, the maximum redemption fee under the above mentioned formulas will be no more than six times the amount received (plus annual interest) for the applicable know-how being transferred, or the entire amount received from the IIA, as applicable; (ii) in the event that following the transactions described above (i.e. asset sale of IIA funded know-how or transfer as part of an M&A transaction) the company continues to conduct its research and development activity in Israel (for at least three years following such transfer and maintain staff of at least 75% of the number of research and development employees it had for the six months before the know-how was transferred and keeps the same scope of employment for such research and development staff), then the company is eligible for a reduced cap of the redemption fee of no more than three times the amounts received (plus annual interest) for the applicable know-how being transferred.

●	Approval of the transfer of IIA funded technology to another Israeli company may be granted only if the recipient abides by the provisions of the Innovation law and related regulations, including the restrictions on the transfer of know-how and manufacturing rights outside of Israel (note that there will be an obligation to pay royalties to the IIA from the income of such sale transaction as part of the royalty payment obligation).

●	Approval to manufacture products outside of Israel or consent to the transfer of technology, if requested, might not be granted. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits ScoutCam Ltd. to transfer technology or development out of Israel.

Properties

We do not own property and currently lease our principal corporate office, which is located at Suites 7A and 3B, Industrial Park, P.O. Box 3030, Omer, Israel 8496500. We believe our leased office sufficiently meets our current needs.

MANAGEMENT

Current Management

The following table sets forth the names and ages of our directors and executive officers:

Name	Age	Position
Prof. Benad Goldwasser†	70	Chairman of the Board
Shmuel Donnerstein†	68	Director
Ronen Rosenbloom	49	Director
Lior Amit†	55	Director
Moshe (Mori) Arkin	68	Director
Inbal Kreiss†	55	Director
Zeev Vurembrand†	70	Director
Yovav Sameah*	49	Chief Executive Officer
Tanya Yosef*	38	Chief Financial Officer
Amir Govrin*	54	Chief Technology Officer
Katrin Dlugach*	39	VP of Research and Development
Roee Peled*	43	VP of Business Development

*	Executive Officer
†	Independent Director

Directors

Prof. Benad Goldwasser has served as chairman of our board of directors since December 26, 2019, and has served as chairman of ScoutCam Ltd.’s board of directors since its inception. Prof. Goldwasser is a serial entrepreneur and retired urology medical doctor. In 2016, Prof. Goldwasser launched a venture capital fund partnered with SAIL, a Shanghai Government investment company. Prof. Goldwasser has served as a member of the board of directors of Innoventric Ltd. since 2017. From 2013-2016 Prof. Goldwasser served as an external director of BioCanCell Ltd. (TASE: BICL). Prof. Goldwasser was the co-founder of Vidamed Inc., Medinol Ltd., Rita Medical Inc., Optonol Ltd. and GI View Ltd. Prof. Goldwasser served as managing director of Biomedical Investments Ltd., an Israeli Venture Capital firm. During his medical career, he served as Chairman of Urology at the Chaim Sheba Medical Center and Professor of Surgery at Tel-Aviv University. Prof. Goldwasser holds an MD and MBA from Tel-Aviv University.

Shmuel Donnerstein has served on our board of directors since December 26, 2019. Mr. Donnerstein is the chairman and owner of the RB Group. Prior to that, in 1995 Mr. Donnerstein established Open Gallery Door Company, and in 1998 led its merger with Carmiel Timber Plants, which Mr. Donnerstein had acquired prior to the merger. Mr. Donnerstein managed the combined company until 2006. Earlier in his career, Mr. Donnerstein was owner and CEO of Motti Sweets from 1975 until it was acquired by the Strauss Group in 1983. In 2014, Mr. Donnerstein was awarded the Industry Prize from the Manufacturers’ Association of Israel.

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Ronen Rosenbloom has served as a member of our board since December 26, 2019. Mr. Rosenbloom is an independent lawyer working out of a self-owned law firm specializing in white collar offences. Mr. Rosenbloom serves as chairman of the Israeli Money Laundering Prohibition committee and the Prohibition of Money Laundering Committee of the Tel Aviv District, both of the Israel Bar Association. Mr. Rosenbloom previously served as a police prosecutor in the Tel Aviv District. Mr. Rosenbloom holds an LLB from the Ono Academic College, an Israeli branch of University of Manchester.

Lior Amit has served on our board of directors since December 26, 2019. Since 2014, Mr. Amit has served as a financial consultant to multiple companies on matters related to, inter alia, mergers and acquisitions. Mr. Amit currently serves as a member of the board of directors for multiple Israeli public and private companies, including in the role of an external or independent director. Mr. Amit holds both a BA in economics and accounting and an MBA from Tel-Aviv University. Mr. Amit is a certified public accountant in Israel.

Moshe (Mori) Arkin has served on our board of directors since February 15, 2021. Mr. Arkin is a leading life science and pharmaceutical entrepreneur and serves as the chairman of Arkin Holdings Ltd., which he founded in 2009. Mr. Arkin has served as chairman of the board of directors of Sol Gel Technologies Ltd. (NASDAQ: SLGL) since 2014 and sits on the board of directors of several private pharmaceutical and medical device companies, including SoniVie Ltd., a company developing systems for the treatment of pulmonary arterial hypertension, Digma Medical, a company developing systems to treat insulin resistance present in type 2 diabetes and other metabolic syndrome diseases, and Valcare Medical, a company developing heart valve devices. From 2005 to 2008, Mr. Arkin served as the head of generics at Perrigo Company, and from 2005 until 2011, as a member of its board of directors. Prior to joining Sol Gel Technologies Ltd., Mr. Arkin served as a director of cCAM Biotherapeutics Ltd., a company focused on the discovery and development of novel immunotherapies to treat cancer from 2012 until its acquisition in 2015 by Merck & Co., Inc. Mr. Arkin served as chairman of Agis Industries Ltd. from 1972 until its acquisition by Perrigo Company in 2005. Mr. Arkin holds a B.A. in psychology from the Tel Aviv University, Israel.

Inbal Kreiss has served on our board of directors since April 9, 2021. Ms. Kreiss is currently the Head of Innovation at the Systems, Missiles and Space Division of the Israeli Aerospace Industries Ltd. (IAI) and Chairwoman of RAKIA, Israel’s 2nd Scientific and Technological Mission to the International Space Station. Since 2013, Ms. Kreiss has served as Deputy Director of the Space Division at IAI, leading the development, construction, launch and operation of observation and communication satellites for both Israeli and foreign users. Prior to that, Ms. Kreiss held various leadership positions within IAI, including chief engineer of Israel’s Arrow 2 anti-ballistic missile defense system from 2000 to 2006, and project manager of the Arrow 3 exo-atmospheric interceptor from 2007 to 2013. Ms. Kreiss holds a B.Sc in chemical engineering from the Technion, Israeli Institute of Technology, an Executive Masters in Business Administration from Tel Aviv University, and completed a visiting research fellowship at the Aeronautics & Astronautics Department of the Massachusetts Institute of Technology (MIT).

Zeev Vurembrand has served on our board of directors since May 13, 2021. Mr. Vurembrand is currently the Chief Executive Officer and Owner of Vurembrand Management & Innovation Ltd. and a member of the board of directors of Isras Investment Company Ltd. (TASE: ISRS) since 2016, Bezeq the Israeli Telecommunication Corp. Ltd. (TASE: BEZQ) since 2017 and Lageen Ltd. since 2019. From 2013 until 2019, Mr. Vurembrand was the Chief Executive Officer of Kupat Holim Meuhedet, Israel’s third largest health care organization. From 2008 until 2013, he was the Chief Executive Officer of Alon Holding Blue Square – Israel Ltd., and prior to that, from 2007 until 2008, he was the Chief Executive Officer of Phoenix Investments and Finance Ltd. Earlier in his career, from 2002 until 2007, Mr. Vurembrand was the Chief Executive Officer of Clalit Health Services Group, Israel’s largest health care organization. Mr. Vurembrand has served on numerous boards of directors, including Africa Israel Resedence LTD. (TASE: AFRE) from 2014 until 2016, Discount Bank (TASE:DSCT) 2006 until 2007, U-Bank from 2005 until 2006, Blue Square Israel (TASE: BSI) from 2001 until 2006, and Dikla Medical Insurance Ltd. from 1995 until 2002. Mr. Vurembrand has also served on the board of trustees of Bar Ilan University since 2019. Mr. Vurembrand holds a B.Sc in industrial engineering and management from the Technion, Israeli Institute of Technology.

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Executive Officers

Yovav Sameah has served as Chief Executive Officer of the Company since April 15, 2021. Prior to his position with the Company, Mr. Sameah was the Chief Executive Officer of Frontline PCB Solutions, a non-public worldwide leading provider of Pre-Production and Industry 4.0 SW solutions in the PCB industry, and the subsidiary of KLA-Tencor Corp. (Nasdaq: KLAC). From September 2013 until July of 2015, Mr. Sameah was the Corporate Vice President and Chief Products Officer at Orbotech Ltd. (acquired by KLA-Tencor in February of 2019). Prior to that, Mr. Sameah held a variety of roles at Orbotech, including Vice President of Electronic Components Manufacturers Business (PCB Division) from September 2012 until September 2013, and Vice President AOI & Repair Product Line (PCB Division) from March 2008 until March 2012. Mr. Sameah holds both a BSc in chemical engineering and an MBA from Ben-Gurion University, Israel.

Tanya Yosef has served as our Chief Financial Officer since December 27, 2019. Ms. Yosef is a certified public accountant with many years of experience, and held various positions with Medigus Ltd. (Nasdaq: MDGS) since December of 2009, including most recently as chief financial officer and prior thereto as financial controller. During 2008-2009 Ms. Yosef worked in the audit department at Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited. Ms. Yosef holds a BA in Economics and Accounting from the Ben-Gurion University, Israel.

Amir Govrin has served as our Chief Technology Officer since May 1, 2019. Prior to his position with ScoutCam, Mr. Govrin held various positions at Medigus Ltd. (Nasdaq: MDGS) beginning in 2003, including VP R&D, R&D manager and GERD project manager. Prior to his tenure at Medigus, Mr. Govrin was project manager at Aran R&D from 1997 until 2003, and an R&D engineer at Netafim Ltd. from 1992 until 1997. Mr. Govrin holds a B.Sc in mechanical engineering from Tel Aviv University, Israel.

Katrin Dlugach has served as our VP of Research and Development since July 1, 2019. Prior to her position with ScoutCam, Ms. Dlugach was a system engineer and project manager at Nanofabrica Ltd. from August 2018 to June 2019. Before that, Ms. Dlugach served in a number of roles, including chief of development and chief executive officer, at Nitinotes Ltd. from 2014 until 2018. Earlier in her career, Ms. Dlugach held a variety of R&D positions at Medigus Ltd. (Nasdaq: MDGS). Ms. Dlugach holds a B.Sc., M.Sc. and MBA from Ben-Gurion University, Israel.

Roee Peled has served as our VP of Business Development since October 17, 2021. Prior to joining ScoutCam and since 2017, Mr. Peled was the VP Global Sales & Business Development at PointGrab. From 2016 until 2017, Mr. Peled was VP Business Development at imVision Technologies. Prior to that, Mr. Peled held various managerial sales positions, including from 2012 until 2016 at Director of Global Sales at Mantis Visio, and from 2010 until 2012 at Technical Sales Manager at Orckit Systems. Mr. Peled holds a B.Sc in Electrical and Electronic Engineering from Tel Aviv University and an MBA from Bar-Ilan University.

Composition of the Board of Directors

Our board of directors is divided into three classes. Ronen Rosenbloom and Zeev Vurembrand are our Class I directors, with their terms of office to expire at our 2022 annual meeting of stockholders. Lior Amit, Shmuel Donnerstein and Inbal Kreiss are our Class II directors, with their terms of office to expire at our 2023 annual meeting of stockholders. Professor Benad Goldwasser and Moshe (Mori) Arkin are our Class III directors, with their terms of office to expire at our 2024 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Our officers hold office until the earlier of their death, resignation or removal by our board of directors or until their successors have been selected. They serve at the pleasure of our board of directors.

Director Independence

Our board of directors has determined that Professor Benad Goldwasser, Mr. Shmuel Donnerstein, Ms. Inbal Kreiss, Mr. Lior Amit and Mr. Zeev Vurembrand do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”).

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Board Leadership Structure and Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The board of directors intends going forward to receive and review periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The board of directors intends to focus on the most significant risks facing the Company and our general risk management strategy, and also will attempt to ensure that risks undertaken by the Company are consistent with our board of directors’ appetite for risk. While the board of directors oversees our risk management, management is responsible for day-to-day risk management processes.

Board Committees

Our board of directors directs the management of our business and affairs, as provided by Nevada law, and conducts its business through meetings of the board of directors and standing committees. We will have a standing audit committee and compensation committee upon the consummation of this offering. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm their independence from management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual consolidated financial statements that we file with the SEC;

●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

●	reviewing our policies on risk assessment and risk management;

●	reviewing related person transactions; and

●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Upon the consummation of this offering, our audit committee will consist of Shmuel Donnerstein, Zeev Vurembrand and Inbal Kreiss, with Zeev Vurembrand serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq Rules require that our audit committee have at least one independent member upon the listing of our Common Stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Shmuel Donnerstein, Zeev Vurembrand and Inbal Kreiss each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 under the Exchange Act and Nasdaq Rules. Each member of our audit committee also meets the financial literacy requirements of Nasdaq listing standards. In addition, our board of directors has determined that Zeev Vurembrand will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.scoutcam.com, substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

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Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and approving the compensation of our chief executive officer and other executive officers;

●	reviewing and making recommendations to the board of directors regarding director compensation; and

●	appointing and overseeing any compensation consultants.

Upon the consummation of this offering, our compensation committee will consist of Lior Amit, Inbal Kreiss and Zeev Vurembrand, with Inbal Kreiss serving as chair. Our board has determined that Lior Amit, Inbal Kreiss and Zeev Vurembrand meet the definition of “independent director” for purposes of serving on the compensation committee under Nasdaq Rules, including the heightened independence standards for members of a compensation committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our principal corporate website at www.scoutcam.com, substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Director Nominations

We will not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As we do not have a standing nominating committee, we will not have a nominating committee charter in place.

Our board of directors will consider candidates for nomination who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In general, in identifying and evaluating nominees for director, our board of directors will also consider experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable, independence and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.scoutcam.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Director Relationships

There are no family relationships between or among any of our directors or executive officers.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets out the compensation paid, for the year ended December 31, 2020, to the following Named Executive Officers:

●	Dr. Yaron Silberman, the former Chief Executive Officer of ScoutCam Inc. and the former Chief Executive Officer of our wholly-owned subsidiary, ScoutCam Ltd.;

●	Amir Govrin, the Chief Technology Officer of ScoutCam Inc. and of our wholly-owned subsidiary, ScoutCam Ltd.; and

●	Katrin Dlugach, VP R&D of ScoutCam Inc. and of our wholly-owned subsidiary, ScoutCam Ltd.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (*)	All Other Compensation	Total
	$ in thousands
Dr. Yaron Silberman, Former Chief Executive Officer(1)	2020	$198	$-	$-	$167	$20	$385

Amir Govrin, Chief Technology Officer (2)	2020	$168	$-	$-	$111	$21	$300

Ms. Katrin Dlugach, VP R&D of ScoutCam Ltd. (3)	2020	$156	$-	$-	$51	$-	$207

(1)	Consists of Dr. Silberman’s compensation earned in his capacity as the Chief Executive Officer of wholly-owned subsidiary, ScoutCam Ltd. Dr. Silberman did not earn any compensation in his capacity as the Chief Executive Officer of ScoutCam Inc.

(2)	Consists of Mr. Govrin’s compensation earned in his capacity as the Chief Technology Officer of our wholly-owned subsidiary, ScoutCam Ltd. Mr. Govrin did not earn any compensation in his capacity as the Chief Technology Officer of ScoutCam Inc.

(3)	Consists of Ms. Katrin Dlugach compensation earned in his capacity as the Chief Technology Officer of our wholly-owned subsidiary, ScoutCam Ltd. Ms. Dlugach did not earn any compensation in her capacity as the VP R&D of ScoutCam Inc.

(*)	Represents the equity-based compensation expenses recorded in the Company’s consolidated financial statements for the year ended December 31, 2020, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation.

Employment Agreements

We, and through our Israeli subsidiary, have entered into written employment agreements with each of our executive officers. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, we have entered into agreements with each executive officer and director pursuant to which we have agreed to indemnify each of them to the fullest extent permitted by law to the extent that these liabilities are not covered by directors and officers insurance.

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Outstanding Equity Awards

The following table provides information concerning unexercised options for each of our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K as of our fiscal year end of December 31, 2020.

Name and Position	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Vesting Schedule	Option Expiration Date
Dr. Yaron Silberman,	32,384	41,638	2.61	(*)	February 12, 2027
Former Chief Executive Officer (***)	-	34,898	2.61	(**)	June 22, 2027

Ms. Tanya Yosef, Chief Financial Officer	12,953	16,656	2.61	(*)	February 12, 2027

Mr. Amir Govrin, Chief Technology Officer	25,907	33,311	2.61	(*)	February 12, 2027

Ms. Katrin Dlugach, VP R&D	9,252	20,357	2.61	(*)	February 12, 2027

(*) 25% of the options granted will vest on the first anniversary, and 6.25% of the options will vest at the end of each subsequent three-month period thereafter over the course of the following three (3) years; and (iii) an acceleration mechanism pursuant to which any outstanding and unvested option shall immediately accelerate and vest upon the occurrence of certain events, including, inter alia, a merger or sale of all assets of the Company.

(**) 33.33% of the options granted will vest on the first, and 8.33% of the options will vest at the end of each subsequent three-month period thereafter over the course of the following two (2) years; and (iii) an acceleration mechanism pursuant to which any outstanding and unvested option shall immediately accelerate and vest upon the occurrence of certain events, including, inter alia, a merger or sale of all assets of the Company.

(***) As a result of the termination of Dr. Silberman’s employment with the Company on March 31, 2021, 71,909 options to purchase our common stock previously granted to Dr. Silberman terminated concurrently therewith.

Retirement or Similar Benefit Plans

We do not have any arrangements or plans that provide for the payment of retirement or similar benefits to our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or executive officers, or a change in control of our Company or a change in our directors’ or executive officers’ responsibilities following a change in control.

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Director Compensation

The following table sets out the compensation paid to directors for services rendered during the year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (*)	All Other Compensation	Total
	$ in thousands
Prof. Benad Goldwasser(1)(2)	$110	$-	$541	$-	$651
Shmuel Donnerstein(3)	$15	$-	$49	$-	$64
Ronen Rosenbloom(3)	$15	$-	$20	$-	$35
Issac Zilberman(3)(6)	$15	$-	$20	$-	$35
Lior Amit(3)	$15	$-	$27	$-	$42
Irit Yaniv(4) (5)	$10	$-	$13	$-	$23

(1)	Appointed as a director of ScoutCam Inc. on December 26, 2019, and served as Chairman of the Board of Directors of our wholly-owned subsidiary, ScoutCam Ltd., since its inception.

(2)	On July 31, 2019, ScoutCam Ltd. and Prof. Benad Goldwasser entered into a consulting agreement, whereby Prof. Goldwasser agreed to serve as chairman of the board of directors of ScoutCam Ltd., effective retroactively to March 1, 2019, in consideration that included a monthly fee of $10,000 and options that represented 5% of our fully-diluted share capital.

(3)	Appointed as a director of ScoutCam Inc. on December 26, 2019.

(4)	Appointed as a director of ScoutCam Inc. on May 18, 2020.

(5)	On February 14, 2021, Dr. Irit Yaniv tendered her resignation as a member of the Board of Directors and our wholly-owned subsidiary, ScoutCam Ltd. On February 15, 2021, the Board of Directors appointed Mr. Moshe (Mori) Arkin to serve as a member of the Board of Directors and to fill the vacancy immediately following the resignation of Dr. Irit Yaniv.

(6)	On July 6, 2021, Mr. Issac Zilberman tendered his resignation as a member of the Board of Directors and our wholly-owned subsidiary, ScoutCam Ltd.

(*)	Represents the equity-based compensation expenses recorded in the Company’s consolidated financial statements for the year ended December 31, 2020, based on the option’s fair value, calculated in accordance with accounting guidance for equity-based compensation.

Equity Compensation Plan Information

2020 Share Incentive Plan

We have adopted the 2020 Plan under which we may grant equity-based incentive awards to attract, motivate and retain the talent for which we compete.

Authorized Shares. The maximum number of ordinary shares available for issuance under the 2020 Plan is equal to the sum of 1,824,717 shares, or such number as our board of directors may determine from time to time.

Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer the 2020 Plan. Under the 2020 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2020 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2020 Plan and take all other actions and make all other determinations necessary for the administration of the 2020 Plan.

The administrator also has the authority to amend and rescind rules and regulations relating to the 2020 Plan or terminate the 2020 Plan at any time before the date of expiration of its ten year term.

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Eligibility. The 2020 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Israeli Income Tax Ordinance (New Version), 5721-1961 (the “Ordinance”), and Section 3(i) of the Ordinance and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.

Section 102 of the Ordinance allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits.

Grant. All awards granted pursuant to the 2020 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.

Each award will expire seven years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.

Awards. The 2020 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), shares of common stock, restricted shares, restricted share units and other share-based awards.

Options granted under the 2020 Plan to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders).

Exercise. An award under the 2020 Plan may be exercised by providing the company with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2020 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to the Company or the trustee.

Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2020 Plan, neither the options nor any right in connection with such options are assignable or transferable.

Termination of Employment. In the event of termination of a grantee’s employment or service with the company or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

In the event of termination of a grantee’s employment or service with the company or any of its affiliates due to such grantee’s death, permanent disability or retirement, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve month period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

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Notwithstanding any of the foregoing, if a grantee’s employment or services with the company or any of its affiliates is terminated for “cause” (as defined in the 2020 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2020 Plan.

Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the company (but not including the conversion of any convertible securities of the company), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award and to the number of shares reserved for issuance under the 2020 Plan, to the class and kind of shares subject to the 2020 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of the Company, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by the Company, subject to applicable law.

In the event of a merger or consolidation of our company, or a sale of all, or substantially all, of the Company’s shares or assets or other transaction having a similar effect on the Company, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may but is not required to (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of the company, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On June 3, 2019, Medigus made a $720,000 capital contribution to ScoutCam Ltd.

On July 31, 2019, ScoutCam Ltd. and Prof. Benad Goldwasser entered into a consulting agreement, whereby Prof. Goldwasser agreed to serve as chairman of the board of directors of ScoutCam Ltd., effective retroactively to March 1, 2019, in consideration of a monthly fee of $10,000 and options representing 5% of our fully-diluted share capital as of the closing date of the Exchange Agreement (defined below).

On August 27, 2019, Medigus provided ScoutCam Ltd. with a line of credit in the aggregate amount of $500,000 bearing interest of 4%. The repayment of the credit line amount was to be spread over one year in monthly payments beginning on the closing date of the Exchange Agreement (defined below). As of December 31, 2019, we drew down the entire amount of the line of credit.

On September 3, 2019, an Asset Transfer Agreement by and between ScoutCam Ltd. and Medigus dated May 28, 2019 became effective, whereby ScoutCam Ltd. transferred $168,000 of assets to Medigus.

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On December 1, 2019, Medigus and ScoutCam Ltd. entered into that Amended and Restated Asset Transfer Agreement, or the A&R Asset Transfer Agreement, which transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business. Under the Amended and Restated Asset Transfer Agreement, Medigus transferred two patent families to ScoutCam Ltd. in exchange for a perpetual, transferable, worldwide, royalty free, sub licensable license, to access and use the transferred patent families in connection with the development, marketing and sale of the Medigus Ultrasonic Surgical Endostapler. In addition, Medigus granted ScoutCam Ltd. a non-exclusive license to access, use, improve, develop, market and sell licensed intellectual property, including the right to any future versions, enhancements, improvements and derivative works of such licensed intellectual property in connection with the development and commercialization of the ScoutCam miniature video technology. Under the terms of the Amended and Restated Asset Transfer Agreement, Medigus transferred certain intellectual property rights and licenses, collectively representing an aggregate of $9.8 million.

As a condition of the aforementioned license, Medigus is prohibited from selling, offering to sell or grant any ownership right in the licensed intellectual property to any potential direct competitor of ScoutCam Ltd. In addition, ScoutCam Ltd. is obligated to provide Medigus with consultancy and support services for no consideration, on matters relating to the management, development, maintenance and commercialization of Medigus’ patent portfolio. The Amended and Restated Asset Transfer Agreement is for an indefinite term and it was contractually permissible to terminate the agreement pursuant to the mutual written consent of the parties prior to closing.

Also on December 1, 2019, ScoutCam Ltd. and Medigus entered into that certain License Agreement granting ScoutCam Ltd. a perpetual, non-exclusive, transferable solely upon an M&A Event (as defined therein), royalty free, license to access, use, improve, develop either by or on behalf of ScoutCam Ltd., market and sell the licensed patent family, including the right to any future versions, enhancements, improvements and derivative works of the licensed intellectual property for the purpose of developing and commercializing the ScoutCam miniature video technology. As a condition to the agreement, Medigus is prohibited from selling, offering to sell or grant any ownership right in the licensed intellectual property to any potential direct competitor of ScoutCam Ltd.

On December 10, 2019, ScoutCam Ltd. and Shrem Zilberman Group Ltd. (the “Consultant”) entered into a consulting agreement whereby in exchange for certain consulting services, the Consultant received, among other things, an aggregate flat fee of $165,000 and an amount representing 3% of any exercise price related to those warrants issued as part of the Purchase Agreement (as defined below). Additionally, in the event the total proceeds received as a result of exercise of warrants issued in connection with the Purchase Agreement exceeded $2 million at the time of their expiration, the Consultant was required to invest $250,000 in our company. As of the date hereof, holders of the foregoing warrants have exercised in excess of $2 million and, accordingly, the Consultant is not required to invest $250,000 in the Company.

On December 30, 2019, we (f/k/a Intellisense Solutions Inc.) and Medigus consummated an exchange agreement (the “Exchange Agreement”), pursuant to which Medigus assigned, transferred and delivered to us 100% of its holdings in its wholly-owned subsidiary, ScoutCam Ltd., in exchange for 60% of our Common Stock. In addition, the Exchange Agreement provided that if ScoutCam Ltd. achieves $33,000,000 in sales in the aggregate within the first three (3) years immediately subsequent to the closing of the Exchange Agreement, we will issue to Medigus additional shares of Common Stock representing 10% of our issued and outstanding share capital as of December 30, 2019.

Also on December 30, 2019, we, ScoutCam Ltd. and certain investors entered into a securities purchase agreement (the “Purchase Agreement”), whereby in exchange for an aggregate purchase price of approximately US$3.3 million, the foregoing investors received (i) 758,527 shares of Common Stock, (ii) 379,269 warrants to purchase one share of Common Stock with an exercise price representing a pre-money valuation of our company of $16,000,000 for a period of twelve (12) months, and (iii) 758,527 warrants to purchase one share of Common Stock with an exercise price representing a pre-money valuation of our company of $24,000,000 for a period of eighteen (18) months.

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On March 15, 2020, our board of directors approved, among other things, a quarterly fee of $4,000 payable to each of our currently serving directors, excluding Professor Benad Goldwasser. On each of April, 9, 2021 and August 12, 2021, our board of directors approved the same terms for directors appointed subsequent to March 15, 2020.

On April 20, 2020, Medigus and ScoutCam Ltd. entered into that certain Intercompany Services Agreement, which amended and restated the intercompany services agreement executed between the parties on May 30, 2019. The agreement has an initial term of one year, and renews automatically for additional one-year periods, unless either party provides 60 (sixty) days written notice of non renewal. Either Medigus or ScoutCam Ltd. may terminate the agreement for convenience upon providing 60 (sixty) days prior written notice. The services to be provided by ScoutCam Ltd. include, inter alia, the provision of office space, utilities, car services, insurance and chief financial officer services. In consideration for the foregoing services, ScoutCam Ltd. is entitled to arm’s length service fees based on the most recent transfer pricing analysis as performed by an external expert, which may be adjusted from time to time.

On May 18, 2020, we entered into and consummated a securities purchase agreement with M. Arkin (1999) Ltd. (“Arkin Ltd.”) in connection with the sale and issuance of 229,569 units (“Arkin Units”), at a purchase price of $8.712 per Arkin Unit, and for an aggregate purchase price of $2,000,000 (the “Arkin Transaction”). Each Arkin Unit consists of: (i) two shares of Common Stock and (ii) (a) one warrant to purchase one share of Common Stock with an exercise price of $5.355 (“Arkin Warrant A”) and (b) two warrants, each to purchase one share of Common Stock with an exercise price of $8.037 (“Arkin Warrant B”, and together with Arkin Warrant A, the “Arkin Warrants”). The shares of Common Stock and Arkin Warrants were issued to Arkin Ltd. pursuant to Regulation S of the Securities Act of 1933, as amended.

Also May 18, 2020, and in connection with the Arkin Transaction, we, Medigus and Arkin Ltd. entered into a Voting Agreement, pursuant to which Arkin Ltd. and Medigus each agreed to vote their respective shares of Common Stock in favor of the election of the opposite party’s designated representative(s), as applicable, to our board of directors. Each of Arkin Ltd.’s and Medigus’ rights under the Voting Agreement are contingent upon, inter alia, such party maintaining a certain beneficial ownership threshold in our company.

Also on May 18, 2020, in connection with the Arkin Transaction, we, Medigus and Arkin, entered into the Letter Agreement, whereby, provided that we obtain certain regulatory approvals described therein, we and Medigus agreed to amend certain terms of the Amended and Restated Asset Transfer Agreement and the License Agreement, thereby transferring outright certain patent assets from Medigus to us; provided, however, that in the event that we neglects the foregoing patent assets, we must transfer back ownership of the patent assets to Medigus for no additional consideration and absent any additional contingencies. On July 27, 2020, Medigus and ScoutCam Ltd. entered into each of the Addendum No. 1 to the Amended and Restated Asset Transfer Agreement, or the Addendum, and the Patent License Agreement Termination, in order to reflect and effect the amendments agreed upon in the Letter Agreement.

On June 23, 2020, we and Medigus entered into a Conversion Side Letter, pursuant to which Medigus converted $381,136 worth of outstanding credit previously extended to us, including interest by Medigus, into (a) 87,497 shares of our Common Stock, (b) warrants to purchase 43,749 shares of Common Stock at an exercise price of $5.355, and (c) warrants to purchase 87,497 shares of our Common Stock at an exercise price of $8.037.

In November 2020, we and certain of our warrant holders, including Professor Benad Goldwasser and Arkin Ltd., executed an amendment in connection with previously issued warrants to purchase shares of Common Stock, pursuant to which the parties agreed to remove the restrictions on transferability originally imposed on such warrants. As of December 31, 2020, warrants to purchase 100,257 shares of Common Stock were transferred in accordance with the foregoing amendment.

Beginning on January 1, 2020 and as of the date hereof, our board of directors authorized the allotment of options to purchase 401,541 shares of Common Stock to Prof. Benad Goldwasser and an aggregate of 529,111 options to purchase shares of Common Stock to additional directors and certain officers of our company. See also note 9 to our financial statements for year ended December 31, 2020.

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On March 29, 2021, we issued to certain investors, including M. Arkin (1999) Ltd., a major stockholder of our company, of which Mori Arkin, a director of our company, is the owner, 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consists of (i) one share of Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of $10.35 per share. Each such warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the foregoing warrants, following April 1, 2024, if the closing price of the Common Stock equal or exceeds 135% of the aforementioned exercise price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the warrants) for any thirty (30) consecutive trading days, we may force the exercise of the warrants, in whole or in part, by delivering to these investors a notice of forced exercise. The shares of Common Stock and the warrants were issued to such investors pursuant to Regulation S of the Securities Act of 1933, as amended. The securities issued in connection with the foregoing investment were registered by us for resale under a registration statement on Form S-1 declared effective on May 10, 2021.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT1

Security Ownership of Certain Beneficial Owners and Management

The table below provides information regarding the beneficial ownership of our Common Stock as of October 12, 2021, of (i) each of our current directors, (ii) each of the Named Executive Officers, (iii) all of our current directors and officers as a group, and (iv) each person or entity known to us who owns more than 5% of our Common Stock.

The percentage of Common Stock beneficially owned is based on 6,929,517 shares of Common Stock outstanding as of October 12, 2021. The number and percentage of shares beneficially owned by a person or entity also include shares of Common Stock issuable upon exercise of warrants that are currently exercisable or will become exercisable within 60 days of October 12, 2021. However, these shares are not deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned of any other person or entity.

Unless otherwise indicated below, the address for each beneficial owner listed in the table below is c/o ScoutCam Inc., Suite 7A, Industrial Park, P.O. Box 3030, Omer, Israel 8496500.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Prof. Benad Goldwasser(2)	Common Stock	280,008	3.91%
Shmuel Donnerstein(3)	Common Stock	91,488	1.32%
Ronen Rosenbloom(4)	Common Stock	8,012	*
Lior Amit(5)	Common Stock	13,353	*
Inbal Kreiss	Common Stock	-	-
Moshe (Mori) Arkin(6)	Common Stock	1,592,288	20.41%
Zeev Vurembrand	Common Stock	-	-
Yovav Sameah	Common Stock	-	-
Tanya Yosef(7)	Common Stock	20,356	*
Amir Govrin(8)	Common Stock	40,712	*
Katrin Dlugach(9)	Common Stock	16,655	*
Roee Peled	Common Stock	-	-
Directors and officers as a group (12 individuals)		2,062,872	25.28%
Medigus Ltd. (10)	Common Stock	2,011,072	28.66%
M. Arkin (1999) Ltd. (11)	Common Stock	1,592,288	20.41%
The More Group (12)	Common Stock	940,318	12.71%
The Phoenix Group (13)	Common Stock	1,358,026	17.85%
The Meitav Dash Group (14)	Common Stock	891,500	12.09%
Noked Long Limited Partnership (15)	Common Stock	370,148	5.20%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners named in the table have, to our knowledge, direct ownership of and sole voting and investment power with respect to the shares of Common Stock beneficially owned by them.

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(2)	Consists of 43,941 shares of Common Stock, options to purchase 236,067 shares of Common Stock which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(3)	Consists of 68,937 shares of Common Stock, options to purchase 22,551 shares of Common Stock which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(4)	Consists of 8,012 options to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(5)	Consists of 13,353 options to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(6)	Mr. Moshe Arkin is the sole shareholder and sole director of M. Arkin (1999) Ltd. and may therefore be deemed to be the indirect beneficial owner of the shares of Common Stock and warrants to purchase shares of Common Stock owned directly by M. Arkin (1999) Ltd.

(7)	Consists of 20,356 options to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(8)	Consists of 40,712 options to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(9)	Consists of 16,655 options to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(10)	Consists of 1,923,575 shares of Common Stock and warrants to purchase 87,497 shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(11)	Consists of 718,708 shares of Common Stock and 873,580 warrants to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(12)

The More Group consists of (i) More Provident Funds LTD – Alfa More Provident Funds – Bond 25%, (ii) More Provident Funds – Advanced Study Fund – Bond 25%, (iii) More Provident Funds LTD – Investment Fund – Bond 25%, (iv) More Provident Funds LTD – Alfa More Provident Age 50, (v) More Provident Funds LTD – Alfa More Provident Over Age 60, (vi) More Provident Funds LTD – Alfa More Provident Fund 50 – 60, (vii) More Provident Funds LTD – Alfa More Provident Fund Stock, (viii) More Provident Funds LTD – Investment Fund – Stocks, (ix) More Provident Funds LTD – Investment Fund – General, (x) More Provident Funds – Advanced Study Fund – Stocks, (xi) More Provident Funds LTD – Advanced Study Fund – General, (xii) Kav Habriut - Provident Fund Management LTD Israel,   and (xiv) The Management Company of I.E.C. Workers Education Fund LTD of which hold 470,159 shares of Common Stock and warrants to purchase 470,159 shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(13)	The Phoenix Group consists of (i) The Phoenix insurance LTD and (ii) Shotfut Menayot Israel Phoenix Amitim, of which hold 679,013 shares of Common Stock and 679,013 warrants to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

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(14)

The Meitav Dash Group consists of (i) Kranot Hishtalmut Le Morim ve Gananot Hevra Menahelet LTD, (ii) Gal Provident Fund Management for Teachers LTD, (iii) Gal Provident Fund Management for Teachers LTD - for Kupat Gemel Kalanit, (iv) OS – Hevra Lenihul Kupot Gemel LTD, (v) K.S.M - Keren Hishtalmut le Biochimaim LTD, (vi) Reut Management Company of Provident Fund LTD, (vii) Yahav Physicians Management Company for Provident Funds LTD, and (viii) Gal Provident Fund Management for Teachers LTD - for Kupat Gemel Hagomel, of which hold 445,750, shares of Common Stock and warrant to purchase 445,750 shares of Common Stock which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

(15)	Consists of 184,963 shares of Common Stock and 185,185 warrants to purchase shares of Common Stock, which are currently exercisable or will become exercisable within 60 days of October 12, 2021.

DESCRIPTION OF THE OFFERED SECURITIES

Our authorized capital stock consists of 300,000,000 shares of Common Stock, par value $0.001 per share.

COMMON STOCK TO BE ISSUED AS PART OF THIS OFFERING

Of the authorized Common Stock, 6,929,517 shares are outstanding as of October 12, 2021. The holders of our Common Stock are entitled to receive dividends from our funds legally available therefor only when, as and if declared by our board of directors, and are entitled to share ratably in all of our assets available for distribution to holders of our Common Stock upon the liquidation, dissolution or winding-up of our affairs. Holders of our Common Stock do not have any preemptive, subscription, redemption or conversion rights. Holders of our Common Stock are entitled to one vote per share on all matters which they are entitled to vote upon at meetings of stockholders or upon actions taken by written consent pursuant to Nevada corporate law. The holders of our Common Stock do not have cumulative voting rights, which mean that the holders of a plurality of the outstanding shares can elect all of our directors. All of the shares of our Common Stock currently issued and outstanding are fully-paid and nonassessable. No dividends have been paid to holders of our Common Stock since our incorporation, and no cash dividends are anticipated to be declared or paid in the reasonably foreseeable future.

Anti-Takeover Effects of Nevada Law

Combinations with Interested Stockholders

The “combinations with interested stockholders” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or the NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any “interested stockholder” for a period of two years after the date of the transaction in which the person became an interested stockholder, unless certain conditions are met.

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A “combination” is generally defined to include (a) any merger or consolidation with an “interested stockholder” or another entity that would result in a corporation being an affiliate or associate of an “interested stockholder,” (b) any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an “interested stockholder,” or an affiliate or associate of an “interested stockholder,” having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the consolidated assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares of the corporation, (iii) representing more than 10% of the consolidated earning power or consolidated net income of the corporation, (c) generally, the issuance of shares of the corporation having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares of the corporation to an interested stockholder, or (d) certain other transactions involving an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who is (a) directly or indirectly, the beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation, or (b) an affiliate or associate of the corporation and at any time within 2 years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of a corporation.

Our Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on August 9, 2021, have elected pursuant to Section 78.434 of the NRS not to be governed by the “combinations with interested stockholders” provisions of the NRS. Given this election, the “combinations with interested stockholders” provisions of the NRS, would generally not apply to “combinations” involving the Company. But, if applicable, the “combinations with interested stockholders” provisions of the NRS could prohibit or delay mergers or other takeovers or change in control attempts and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Acquisition of Controlling Interest

The “acquisition of controlling interest” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents during the 90 days preceding an acquisition, and which conduct business directly or indirectly in Nevada. Generally, the “acquisition of controlling interest” provisions of the NRS provide that an “acquiring person,” and those acting in association with an “acquiring person,” obtain only such voting rights in the “control shares” as are approved by a majority of the stockholders of the corporation (other than the “acquiring person,” directors, officers and employees) at a special or annual meeting. The effect is generally that a “acquiring person” may be prohibited from voting its “control shares” of a corporation’s stock after acquiring a “controlling interest,” unless the “acquiring person” obtains the approval of the disinterested stockholders of the corporation.

“Acquiring person” is generally defined as any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in a corporation. A “controlling interest” is generally defined as the ownership of outstanding voting shares enabling a person to exercise, (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more, of the voting power in a corporation for the election of directors. The “control shares” are generally defined as the voting shares of a corporation acquired by an acquiring person in an acquisition of a controlling interest, or 90 days prior to an acquisition of a controlling interest.

Our Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on August 9, 2021, have elected not to be governed by the “acquisition of controlling interest” provisions of the NRS. Given this election, and that the Company does not presently have 100 stockholders of record resident in Nevada, the “acquisition of controlling interest” provisions of the NRS would not apply to acquisitions of our shares at present. But, if applicable, the “acquisition of controlling interest” provisions of the NRS may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

Shares Eligible for Future Sale

Rule 144

●	Pursuant to Rule 144 of the Securities Act, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months (or longer in the case of former shell companies as described below) would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

●	Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of: 1% of total shares outstanding and the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a 144 notice with respect to such sale (which average volume criteria only applies if the company’s securities become listed on Nasdaq or an exchange).

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These provisions are, in each case, dependent on the Company being subject to the Exchange Act periodic reporting requirements for at least three months before the sale. However, since our shares are quoted on the OTC Markets, which is not an “automated quotation system”, our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, following the offering, our securities are listed on the Nasdaq Capital Market, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Our Company was a shell company prior to December 30, 2019. The SEC has prohibited the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company, which we did on December 31, 2019.

SERIES A WARRANTS TO BE ISSUED AS PART OF THIS OFFERING

The following summary of certain terms and provisions of the Series A Warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the Series A Warrant Agent Agreement, also referred to as the warrant agreement, and form of Series A Warrant which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the Series A Warrant Agent Agreement and form of Series A Warrant. The Series A Warrants issued in connection with this offering will be administered by Action Stock Transfer Corp., as warrant agent.

Exercisability

The Series A Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The Series A Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us and the warrant agent a duly executed exercise notice accompanied by payment in full for the number of Common Stock purchased upon such exercise. If a registration statement registering under the Securities Act the issuance of the shares of Common Stock underlying the Warrants is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant. Unless otherwise specified in the warrant, the holder will not have the right to exercise the warrants, in whole or in part, if the holder (together with its affiliates and any persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% of the number of our ordinary shares outstanding immediately after giving effect to the exercise, as such percentage is determined in accordance with the terms of the Series A Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price

The initial exercise price per share of Common Stock purchasable upon exercise of the Series A Warrants is equal to $           and is subject to adjustments for stock splits or combinations, stock dividends and distributions, reclassifications, subdivisions, and other similar transactions. No fractional shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Fundamental Transaction

If, at any time while the Series A Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X) (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of the ordinary shares are permitted to sell, tender or exchange their ordinary shares for other securities, cash or property and has been accepted by the holders of 50% or more of the ordinary shares, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires at least 50% of the outstanding ordinary shares, (5) we effect any reclassification or recapitalization of the ordinary shares or any compulsory exchange pursuant to which the ordinary shares are converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of the Series A Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of those Series A Warrants, and any additional consideration payable as part of the Fundamental Transaction.

Transferability

Subject to applicable laws, the Series A Warrants may be transferred at the option of the holders upon surrender of the Series A Warrants to the warrant agent, together with the appropriate instruments of transfer.

Series A Warrant Agent and Listing

The Series A Warrants will be issued in registered form under the warrant agent agreement between us and the warrant agent. We have applied to list the Series A Warrants on Nasdaq under the symbol “[_____].” There can be no assurance that Nasdaq will approve the listing of the Series A Warrants. The Warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Rights as a Stockholder

Except as otherwise provided in the warrant agreement or by virtue of such holder’s ownership of Common Stock, the holder of Series A Warrants does not have rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises the Series A Warrants.

Governing Law

The Warrants and the warrant agent agreement are governed by New York law.

UNDERWRITING

Aegis Capital Corp., or Aegis, is acting as the representative of the underwriters and the book-running manager of this offering. Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of Units shown opposite its name below:

Underwriters	Number of Units
Aegis Capital Corp.

Total

The underwriting agreement provides that the underwriters’ obligation to purchase Units depends on the satisfaction of the conditions contained in the underwriting agreement including:

●	the representations and warranties made by us to the underwriters are true;

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●	there is no material change in our business or the financial markets; and

●	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Total with no Over-Allotment	Total with Full Over-Allotment
Public offering price	$
Underwriting discount (7%)	$
Non-accountable expense allowance (1%)	$
Proceeds, before expenses, to us	$

(1)	We have agreed to pay a non-accountable expense allowance to the representative equal to 1.0% of the gross proceeds received from this offering.

The representative has advised us that the underwriters propose to offer the Securities directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $             per Unit. After the offering, the representatives may change the offering price and other selling terms.

The expenses of this offering that are payable by us are estimated to be approximately $              (excluding estimated underwriting discounts and commissions). We have also agreed to reimburse the underwriters for certain of their expenses, in an amount up to $75,000, including for road show, diligence, and reasonable legal fees, as set forth in the underwriting agreement.

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 45 days after the date of this prospectus, to purchase from us, from time to time, in whole or in part, up to an aggregate of                 shares of Common Stock (15% of the shares of Common Stock the underwriters have committed to purchase) and/or up to an additional [___________] Series A Warrants (15% of the Series A Warrants the underwriters have committed to purchase). The purchase price to be paid per additional share of Common Stock will be equal to $[__], less underwriting discounts and commissions, and the purchase price to be paid per additional Series A Warrant will be $0.001. The option is, at the underwriters’ sole discretion, for shares of Common Stock and Series A Warrants together, solely shares of Common Stock, solely Series A Warrants, or any combination thereof. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares of Common Stock or Series A Warrants, as applicable, based on the underwriter’s percentage underwriting commitment in this offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

We, all of our directors, executive officers and stockholders owning in excess of 10% of our outstanding share capital, have agreed that, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions, we and they will not directly or indirectly, without the prior written consent of Aegis, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Stock of the Company, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (the “Lock-Up Securities”), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise, (iii) file or cause to be filed or make any demand for or exercise any right to have filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities or any of our other securities, or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

53

Aegis, in its sole discretion, may release the shares of Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Aegis will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of Common Stock and other securities for which the release is being requested and market conditions at the time.

Offering Price Determination

The public offering price of the Units described herein was negotiated between Aegis and us. In determining the public offering price, Aegis considered:

●	the history and prospects for the industry in which we compete;

●	our financial information;

●	the ability of our management and our business potential and earning prospects;

●	the prevailing securities markets at the time of this offering; and

●	the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Right of First Refusal

If, for the period ending twelve (12) months from the closing of the Offering, we or any of our subsidiaries (a) decides to finance or refinance any indebtedness, Aegis (or any affiliate designated by Aegis) shall have the right (but not the obligation) to act as sole bookrunner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including an at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities, Aegis (or any affiliate designated by Aegis) shall have the right (but not the obligation) to act as sole book-running manager, sole underwriter or sole placement agent for such financing.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock, in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

54

●	A short position involves a sale by the underwriters of shares of Common Stock in excess of the number of shares of Common Stock the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Common Stock involved in the sales made by the underwriters in excess of the number of shares of Common Stock they are obligated to purchase is not greater than the number of shares of Common Stock that they may purchase by exercising their option to purchase additional shares of Common Stock. In a naked short position, the number of shares of Common Stock involved is greater than the number of shares in their option to purchase additional shares of Common Stock. The underwriters may close out any short position by either exercising their option to purchase additional shares of Common Stock and/or purchasing shares of Common Stock in the open market. In determining the source of the shares of Common Stock to close out the short position, the underwriters will consider, among other things, the price of shares of Common Stock available for purchase in the open market as compared to the price at which they may purchase shares of Common Stock through their option to purchase additional shares of Common Stock. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of Common Stock in the open market after pricing that could adversely affect investors who purchase shares of Common Stock in the offering.

●	Syndicate covering transactions involve purchases of the shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the OTCQB or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of Common Stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Trading

Our Common Stock is quoted on the OTCQB Market under the symbol “SCTC.” We have applied to list our Common Stock, and plan to maintain the same trading symbol (“SCTC”), on Nasdaq following the completion of the offering contemplated by this prospectus. Additionally, we have applied to list the Series A Warrants on Nasdaq under the symbol [____] No assurance can be given that our application will be approved or that a trading market for the Warrants will develop.

Discretionary Sales

The underwriters have informed us that they do not expect to sell more than 5% of the Common Stock in the aggregate to accounts over which they exercise discretionary authority.

55

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Securities offered by this prospectus in any jurisdiction where action for that purpose is required. The Securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful

Israel

The Securities offered by this prospectus have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such Securities been registered for sale in Israel. The Securities may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the Securities being offered.

This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the Securities may be directed only at, (i) to the extent applicable, a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”) consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

LEGAL MATTERS

The validity of the Securities offered hereby will be passed upon for us by McDonald Carano LLP, Reno, Nevada. Certain other matters will be passed upon for us by Meitar | Law Offices, Ramat Gan, Israel and by Carter Ledyard & Milburn LLP, New York, New York. Certain legal matters of United States federal securities law related to the offering will be passed upon for the underwriter by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2020, as included in this Prospectus, have been so included in reliance on the report of Brightman Almagor Zohar & Co., a firm in the Deloitte global network, given on the authority of said firm as experts in auditing and accounting.

56

The financial statements as of December 31, 2019 and for each of the two years in the period ended December 31, 2019 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(b) (not presented herein) to the financial statements) of Kesselman & Kesselman Certified Public Accountant (Isr.), a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the offering of these Securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Securities. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information in respect of our Company and the Securities offered by this prospectus, you should refer to the registration statement, including the exhibits and schedules thereto.

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at http://www.sec.gov.

You may also obtain information about us by visiting our website at https://www.scoutcam.com. Information contained in our website is not part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus is distributed. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

57

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

CONSOLIDATED FINANCIAL STATEMENTS

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of ScoutCam Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ScoutCam Inc. and its subsidiary (the “Company”) as of December 31, 2020 and the related consolidated statements of operations, shareholders’ equity (capital deficiency), and cash flows for the year ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 31, 2021, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 1b, has completed an issuance of its common stocks and warrants. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Development Services Revenue and Contract Liabilities – Refer to Note 2J. and Note 10 to the Consolidated Financial Statements

Critical Audit Matter Description

The Company generates revenues from development services. The Company determines at contract inception whether development services are distinct from the performance obligation to manufacture the product under development. Revenues from development services that are determined as not distinct from the performance obligation to manufacture the product under development are deferred until commencement of manufacturing and are recognized over the manufacturing term. During 2020, all development services revenues billed have been deferred and recorded as contract liabilities (representing the majority of the contract liabilities balance of $848,000 as of December 31, 2020) and the respective service costs have been deferred and recorded as contract fulfillment assets ($1,130,000 as of December 31, 2020), as the development services were determined as not distinct from the performance obligation to manufacture the product under development.

We identified the assessment of whether development services were a distinct performance obligation and the impact on the timing of revenue recognition as a critical audit matter. Evaluating whether development services should be accounted for separately required judgment and increased audit effort in comparison to our audit as a whole, because of the complexity of the technical accounting analysis and due to the magnitude of the related contract liabilities as of December 31, 2020.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s determination of the performance obligations and the timing of revenue recognition for development service contracts included the following, among others:

●	We read the agreements and analyzed the terms of the Company’s development service contracts.
●	We read communications between the Company and its clients relating to development services contracts.
●	We inquired of Company research and development personnel to understand the commercial facts and circumstances relating to development services contracts.
●	We evaluated the Company’s interpretation and application of the relevant requirements of generally accepted accounting principles in relation to the development services contracts and the related contract liabilities.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

March 31, 2021 (except for Note 1c and except for the effects of the reverse stock split as described in Note 1c and 13d, as to which the date is October 19, 2021)

We have served as the Company’s auditor since 2020.

F-2

Report of Independent Registered Public Accounting Firm

Opinion on the Financial Statements

We have audited the consolidated balance sheet of ScoutCam Inc. and its subsidiary (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, of changes in shareholders’ equity (capital deficiency), and of cash flows for each of the two years in the period ended December 31, 2019 including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1(b) (not presented herein) to the consolidated financial statements, the Company has suffered recurring losses from operations and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(b) (not presented herein) to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel

March 16, 2020, except for the effects of the reverse stock split discussed in Note 1(c) to the consolidated financial statements, as to which the date is October 19, 2021

We served as the Company’s auditor from 2019 to 2020.

F-3

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
	USD in thousands

Assets

CURRENT ASSETS:
Cash and cash equivalents	3,373	3,245
Accounts receivable	17	22
Inventory	244	900
Receivable from Parent Company	47	73
Other current assets	348	78
Total current assets	4,029	4,318

NON-CURRENT ASSETS:
Contract fulfillment assets	1,130	-
Property and equipment, net	269	59
Operating lease right-of-use assets	107	53
Severance pay asset	360	327
Total non-current assets	1,866	439

TOTAL ASSETS	5,895	4,757

Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payable	79	35
Contract liabilities	69	502
Operating lease liabilities - short term	60	24
Accrued compensation expenses	369	297
Loan from Parent Company	-	500
Other accrued expenses	195	552
Total current liabilities	772	1,910

NON-CURRENT LIABILITIES:
Contract liabilities	779	-
Operating lease liabilities - long term	47	29
Liability for severance pay	333	296
Total non-current liabilities	1,159	325

TOTAL LIABILITIES	1,931	2,235

SHAREHOLDERS’ EQUITY:
Ordinary shares Common stock, $0.001 par value; 75,000,000 shares authorized, 4,084,122 and 2,987,210 shares issued and outstanding as of December 31, 2020 and 2019, respectively	4	3
Additional paid-in capital	10,267	4,159
Accumulated deficit	(6,307)	(1,640)
TOTAL SHAREHOLDERS’ EQUITY	3,964	2,522

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	5,895	4,757

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2020	2019	2018
	USD in thousands (except per share data)

REVENUES (*):
PRODUCTS	491	188	174
SERVICES	-	121	217
	491	309	391

COST OF REVENUES:
PRODUCTS	994	421	104
SERVICES	-	121	117
	994	542	221

GROSS PROFIT (LOSS)	(503)	(233)	170
RESEARCH AND DEVELOPMENT EXPENSES	725	274	183
SALES AND MARKETING EXPENSES	443	183	270
GENERAL AND ADMINISTRATIVE EXPENSES	3,035	1,117	240
OPERATING LOSS	(4,706)	(1,807)	(523)
FINANCING INCOME (EXPENSES), NET	41	(20)	**
LOSS BEFORE TAXES ON INCOME	(4,665)	(1,827)	(523)
TAXES ON INCOME	(2)	(2)	(1)
NET LOSS	(4,667)	(1,829)	(524)
Net loss per ordinary share (basic and diluted, in USD)	(1.32)	(1.02)	(0.29)
Weighted average ordinary shares (basic and diluted, in thousands)	3,529	1,799	1,792

*	As for revenues related to transaction with the Parent Company – see Note 11
**	Less than 1 thousand

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CAPITAL DEFICIENCY)

	Ordinary shares				Additional paid-in capital	Accumulated deficit	Total Shareholders’ equity (Capital deficiency)
	Shares in thousands	amount			USD in thousands

Balance at January 1, 2020	2,987		$3		4,159	(1,640)	2,522
Issuance of shares and warrants	677		$1		2,857	-	2,858
Exercise of warrants	333	$		*	1,729	-	1,729
Stock based compensation	-		-		1,141	-	1,141
Conversion of loan from Parent Company	87	$		*	381	-	381
Net loss	-		-		-	(4,667)	(4,667)

Balance at December 31, 2020	4,084		$4		10,267	(6,307)	3,964

	Ordinary shares		Additional paid-in capital	Parent Company deficit	Accumulated deficit	Total Shareholders’ equity (Capital deficiency)
	Shares in thousands	USD in thousands
Balance at January 1, 2019	1,792	2	(2)	(118)	-	(118)
Net transfer from Parent Company	-	-	-	514	-	514
Net loss	-	-	-	(189)	(1,640)	(1,829)
Consummation of the carve-out	-	-	207	(207)	-	-
Capital contribution from Parent Company	-	-	720	-	-	720
Sale of assets to Parent Company	-	-	168	-	-	168
Effect of reverse recapitalization	1,195	1	3,039	-	-	3,040
Share based compensation	-	-	27	-	-	27
Balance at December 31, 2019	2,987	3	4,159	-	(1,640)	2,522

	Ordinary shares		Additional paid-in capital	Parent Company deficit	Total Shareholders’ equity (Capital deficiency)
	Shares in thousands		USD in thousands
Balance at January 1, 2018	1,792	2	(2)	(117)	(117)
Net transfer from Parent Company	-	-	-	523	523
Net loss	-	-	-	(524)	(524)
Balance at December 31, 2018	1,792	2	(2)	(118)	(118)

*	Represents an amount less than $1 thousand

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2020	2019	2018
	USD in thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(4,667)	(1,829)	(524)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	66	6	5
Share based compensation	1,107	27	25
Loss (profit) from exchange differences on cash and cash equivalents	(85)	5	-
Other non-cash items	4	(10)	1

CHANGES IN OPERATING ASSET AND LIABILITY:
Accounts receivable	5	68	(85)
Decrease (increase) in inventory	693	(819)	(25)
Other current assets	(270)	(16)	(62)
Account payables	44	16	-
Contract fulfillment assets	(1,130)	-	-
Contract liability	346	302	192
Accrued compensation expenses	72	166	(13)
Receivable from Parent Company	(15)	(73)	-
Other accrued expenses	(357)	358	32
Net cash flows used in operating activities	(4,187)	(1,799)	(454)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(276)	(52)	-
Change in severance pay asset	-	(3)	4
Net cash flows generated from (used in) investing activities	(276)	(55)	4

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares and warrants	2,858	-	-
Proceeds from exercise of warrants	1,729	-	-
Repayment of loan from Parent Company	(81)	-	-
Transfer from Parent Company	-	514	450
Sale of assets to Parent Company	-	168	-
Capital contribution from Parent Company	-	720	-
Loan from Parent Company	-	500	-
Cash obtained in connection with Recapitalization Transaction	-	3,202	-
Net cash flows provided by financing activities	4,506	5,104	450

INCREASE IN CASH AND CASH EQUIVALENTS	43	3,250	-
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	3,245	-	-
PRPFITS (LOSSES) FROM EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	85	(5)	-
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR	3,373	3,245	-

Non cash activities -

	2020	2019	2018
	Year ended December 31,
	2020	2019	2018
	USD in thousands
Loan from Parent Company settled against receivable from Parent Company	41	-	-
Conversion of a loan from Parent Company	381	-	-

SUPPLEMENTAL INFORMATION FOR CASH FLOW:

As of December 30, 2019

Assets acquired (liabilities assumed):

Current assets excluding cash and cash equivalents	$-
Current liabilities	(73)
Recapitalization Transaction costs	(89)
Reverse recapitalization effect on equity	(3,040)

Cash obtained in connection with Recapitalization Transaction	$3,202

The accompanying notes are an integral part of these consolidated financial statements.

F-7

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL:

a.

ScoutCam Inc. (the “Company”), formerly known as Intellisense Solutions Inc. (“Intellisense”), was incorporated under the laws of the State of Nevada on March 22, 2013. The Company was initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the Internet. The Company was unable to execute its original business plan, develop significant operations or achieve commercial sales. Prior to the closing of the Securities Exchange Agreement (as defined below), the Company was a “shell company”.

ScoutCam Ltd. (the “Subsidiary”, “ScoutCam”), was formed in the State of Israel on January 3, 2019 as a wholly-owned subsidiary of Medigus Ltd. (the “Parent Company”, “Medigus”), an Israeli company traded both on the Nasdaq Capital Market and the Tel Aviv Stock Exchange, and commenced operations on March 1, 2019. Upon incorporation, the Subsidiary issued to Medigus 1,000,000 ordinary shares with no par value. On March 2019, the Subsidiary issued to Medigus an additional 1,000,000 ordinary shares with no par value.

The Subsidiary was incorporated as part of a reorganization of Medigus, which was designed to distinguish the Subsidiary’s miniaturized imaging business, or the micro ScoutCam™ portfolio, from Medigus’s other operations and to enable Medigus to form a separate business unit with dedicated resources focused on the promotion of such miniaturized imaging business. In December 2019, Medigus and the Subsidiary consummated a certain Amended and Restated Asset Transfer Agreement, under which Medigus transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business to the Subsidiary.

On September 16, 2019, Intellisense entered into a Securities Exchange Agreement (the “Exchange Agreement”), with Medigus, pursuant to which Medigus assigned, transferred and delivered 100% of its holdings in the Subsidiary to Intellisense, in exchange for consideration consisting of shares of Intellisense’s common stock representing 60% of the issued and outstanding share capital of Intellisense immediately upon the closing of the Exchange Agreement (the “Closing”). In addition, the Exchange Agreement provides that if ScoutCam achieves an aggregated amount of USD 33 million in sales within the first three years immediately after the Closing, the Company will issue to Medigus 298,722 additional shares of Company’s common stock. The Closing occurred on December 30, 2019 the “Closing Date”. On December 31, 2019, Intellisense changed its name to ScoutCam Inc.

Although the transaction resulted in the Subsidiary becoming a wholly owned subsidiary of Intellisense, the transaction constituted a reverse recapitalization since Medigus, the only shareholder of the Subsidiary prior to the Exchange Agreement, was issued a majority of the outstanding capital stock of Intellisense upon consummation of the Exchange Agreement, and also taking into account that prior to the Closing Date, Intellisense was considered as a shell corporation. Accordingly, the Subsidiary is considered the accounting acquirer of the merged company.

“Group” - the Company together with ScoutCam.

The Subsidiary has developed a range of micro CMOS (complementary metal-oxide semiconductor) and CCD (charge-coupled device) video cameras, including micro ScoutCam™ 1.2. These innovative cameras are suitable for both medical and industrial applications. Based on its proprietary technology, the Subsidiary designs and manufactures endoscopy and micro camera systems for partner companies.

F-8

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (continued):

b.

During the year ended December 31, 2020, the Group incurred a loss of USD 4,667 thousand and negative cash flows from operating activities of approximately USD 4,187 thousand. At the time of initial issuance of these financial statements, based on the projected cash flows, the Group’s Management was of the opinion that without further fundraising it will not have sufficient resources to enable it to continue its operating activities including the development, manufacturing and marketing of its products within one year after the initial issuance date of these consolidated financial statements. As a result, there was a substantial doubt about the Company’s ability to continue as a going concern within one year after the initial issuance date of these financial statements.

Since the date of initial issuance of these financial statements, the Group, as discussed in Note 13c, has completed an issuance of its common stocks and warrants. Therefore, the conditions that raised substantial doubt about whether the Group will continue as a going concern no longer exist. However, the Group expects to continue to incur significant research and development and other costs related to its ongoing operations and in order to continue its future operations, the Group will need to obtain additional funding until becoming profitable.

c.

On August 9, 2021, the Company amended its Articles of Incorporation to effect a 9 to 1 reverse stock split of the Company’s outstanding Common Stock.

As a result of the reverse stock split, every 9 shares of the Company’s outstanding Common Stock prior to the effect of that amendment was combined and reclassified into one share of the Company’s Common Stock. No fractional shares were issued in connection with or following the reverse split. The number of authorized capital of the Company’s Common Stock and par value of the shares remained unchanged.

All share, stock option and per share information in these consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

d.	The COVID-19 pandemic has had a significant impact on global markets and the global economy, including countries in which the Company operates. As the extent of the impact on the global economy remains unclear, the Company anticipates that it will have a continuing impact on global economies in the near and long-term future. In light of the below mentioned factors, the COVID-19 pandemic had and most likely will continue to have a material effect on the Company’s operations, and the extent to which the COVID-19 pandemic will impact the Company’s operations will depend on future developments. In particular, the continued spread of COVID-19 globally had and most likely will continue to have material adverse impact on the Company’s operations and workforce, including its manufacturing activities, product sales, as well as its ability to continue to raise capital. Travel restrictions had and most likely will continue to have a material adverse impact on Company’s sales and marketing and research and development efforts.

F-9

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES:

  a. Basis of preparation:

The accounting treatment for the Exchange Agreement was as a reverse recapitalization of ScoutCam, for financial accounting and reporting purposes. As such, ScoutCam Ltd. is treated as the acquirer for accounting and financial reporting purposes while the Company is treated as the acquired entity for accounting and financial reporting purposes. As a result, the comparative figures that are reflected in the Company’s financial statements are those of ScoutCam and from the Closing Date, the Company’s assets, liabilities and results of operations are consolidated with the assets, liabilities and results of operations of ScoutCam.

The consolidated financial statements reflect the Company’s financial position, results of operations, changes in shareholders equity (capital deficiency) and cash flows in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

The accompanying comparative financial statements include the historical accounts of ScoutCam as a “Carve-out Business”, a division of Medigus. Throughout the comparative periods included in these financial statements, the Carve-out Business operated as part of Medigus. Separate financial statements have not historically been prepared for the Carve-out Business.

These comparative carve-out financial statements have been prepared on a standalone basis and are derived from Medigus’s consolidated financial statements and accounting records. The carve-out comparative financial statements reflect ScoutCam’s financial position, results of operations, changes in net Parent Company deficit and cash flows in accordance with U.S. GAAP.

The financial position, results of operations, changes in net parent deficit, and cash flows of the Carve-out Business may not be indicative of its results had it been a separate stand-alone entity during the comparative periods presented.

The comparative carve-out financial statements of the Company include expenses which were allocated from Medigus for certain functions, including general corporate expenses related to corporate strategy, procurement, Information Technology (“IT”), Human Resources (“HR”) and legal. These allocation have been made on the basis of direct usage when identifiable, with the remainder allocated on the basis of headcount. Management believes the expense allocation methodology and results are reasonable and consistently applied for all comparative periods presented. However, these allocations may not be indicative of the actual expenses that would have been incurred by an independent company or of the costs to be incurred in the future.

The carve-out comparative financial statements include assets and liabilities specifically attributable to the Carve-out Business. Transfers of cash between Carve-out Business and Medigus are included within “Transfers from Parent Company” on the Statements of Cash Flows and the Statements of changes in shareholder’s equity (capital deficiency).

As the carve-out comparative financial statements have been prepared on a carve-out basis, the amounts reflected in Parent Company deficit in the comparative statement of changes in shareholder’s equity (capital deficiency) refer to net loss for the period attributed to ScoutCam.

F-10

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  b. Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, deferred taxes, inventory impairment, as well as in estimates used in applying the revenue recognition policy. Actual results may differ from those estimates.

  c. Functional currency

A majority of ScoutCam’s revenues are generated in U.S. dollars. The substantial majority of ScoutCam costs are incurred in U.S. dollars and New Israeli Shekels (“NIS”). ScoutCam management believes that the U.S. dollar is the currency of the primary economic environment in which ScoutCam operates. Thus, the functional currency of ScoutCam is the U.S. dollar.

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Balances in non U.S. dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-U.S. dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions exchange rates at transaction dates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) historical exchange rates. Currency transaction gains and losses are presented in financial income or expenses, as appropriate.

  d. Cash and Cash Equivalents

The Company considers as cash equivalents all short-term, highly liquid investments, which include short-term bank deposits with original maturities of three months or less from the date of purchase that are not restricted as to withdrawal or use and are readily convertible to known amounts of cash.

  e. Accounts receivable

Accounts receivable are presented in the Company’s consolidated balance sheets net of allowance for doubtful accounts. The Company estimates the collectibility of its accounts receivable balances and adjusts its allowance for doubtful accounts accordingly.

When revenue recognition criteria are not met for a sale transaction that has been billed, the Company does not recognize deferred revenues or the related account receivable.

As of December 31, 2020 and 2019, no allowance for doubtful accounts was recorded.

  f. Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives.

The annual depreciation rates are as follows:

%
Machinery and laboratory equipment	10%-15%
Office furniture and equipment	10%
Computers and computer software	33%
Leasehold improvements	Over the shorter of the lease term (including options if any) or useful life

F-11

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  g. Severance pay

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. Pursuant to Section 14 of the Severance Compensation Act, 1963 (“Section 14”), all of the Company’s employees in Israel are entitled a monthly contribution, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Contributions under Section 14 relieve the Company from any future severance payment obligation with respect to those employees. The aforementioned contributions are not recorded as an asset on the Company’s balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments.

The asset and the liability for severance pay presented in the balance sheets reflects employees that began employment prior to automatic application of Section 14.

The severance pay liability of the Company to its employees that began employment prior to automatic application of Section 14 based upon the number of years of service and the latest monthly salary and is partly covered by regular deposits with recognized pension funds and deposits with severance pay funds. Under labor laws, these deposits are in the employees’ names and, subject to certain limitations, are the property of the employees. The Company records the obligation as if it were payable at each balance sheet date on an undiscounted basis.

  h. Stock-Based Compensation

The Company measures and recognizes compensation expense for its equity classified stock-based awards, including option awards exercisable into shares of common stock of the Parent Company under its plan based on estimated fair values on the grant date. The Company calculates the fair value of option awards on the grant date using the Black-Scholes option pricing model. The Black-Scholes option-pricing model requires a number of assumptions, of which the most significant are the stock price volatility and the expected option term. For the years ended December 31, 2019, and 2018, the volatility was based on the historical stock volatility of the Parent Company. The Company’s expected dividend rate is zero since the Company does not currently pay cash dividends on its stocks and does not anticipate doing so in the foreseeable future. Each of the above factors requires the Company to use judgment and make estimates in determining the percentages and time periods used for the calculation. If the Company were to use different percentages or time periods, the fair value of option awards could be materially different. The Company recognizes stock-based compensation cost for option awards on a accelerated basis over the employee’s requisite service period, net of estimated forfeitures.

F-12

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (continued):

  i. Inventories

Inventories include raw materials, inventory in process and finished products and are valued at the lower of cost or net realizable value.

The cost is determined on the basis of “first in-first out” basis. Cost of purchased raw materials and inventory in process includes costs of design, raw materials, direct labor, other direct costs and fixed production overheads. Materials and other supplies held for use in the production of inventories are not written down if the finished products in which they will be incorporated are expected to be sold at or above cost.

The Company regularly evaluates its ability to realize the value of inventory based on a combination of factors including the following: forecasted sales or usage, estimated current and future market values.

  j. Revenue recognition

a)	Revenue measurement

Commencing January 1, 2018, the Company’s revenues are measured according to the ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are measured according to the amount of consideration that the Company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties, such as VAT taxes. Revenues are presented net of VAT.

b)	Revenue recognition

The Company recognizes revenue when a customer obtains control over promised goods or services. For each performance obligation, the Company determines at contract inception whether it satisfies the performance obligation over time or satisfies the performance obligation at a point in time.

Performance obligations are satisfied over time if one of the following criteria is met:

(a) the customer simultaneously receives and consumes the benefits provided by the Company’s performance; (b) the Company’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced; or (c) the Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance completed to date.

If a performance obligation is not satisfied over time, a Company satisfies the performance obligation at a point in time.

F-13

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued):

The transaction price is allocated to each distinct performance obligations on a relative standalone selling price (“SSP”) basis and revenue is recognized for each performance obligation when control has passed. In most cases, the Company is able to establish SSP based on the observable prices of services sold separately in comparable circumstances to similar customers and for products based on the Company’s best estimates of the price at which the Company would have sold the product regularly on a stand-alone basis. The Company reassesses the SSP on a periodic basis or when facts and circumstances change.

Product Revenue

Revenues from product sales are recognized at a point in time when the customer obtains control of the Company’s product, typically upon shipment to the customer. Sales taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenues.

Service Revenue

The Company also generates revenues from development services. Revenue from development services is recognized over the period of the applicable service contract. To the extent development services are not distinct from the performance obligation relating to the subsequent mass production phase of the prototype under development, revenue from these services is deferred until commencement of the production phase of the project.

There are no long-term payment terms or significant financing components of the Company’s contracts.

The Company’s contract payment terms for product and services vary by customer. The Company assesses collectibility based on several factors, including collection history.

  k. Cost of revenues

Cost of revenue consists of products purchased from sub-contractors, raw materials for in-house assembly line, shipping and handling costs to customers, salary, employee-related expenses, depreciation and overhead expenses.

Cost of revenues are expensed commensurate with the recognition of the respective revenues. Costs deferred in respect of deferral of revenues are recorded as contract fulfilment assets on the Company’s balance sheet, and are written down to the extent the contract is expect to incur losses.

  l. Research and development costs

Research and development costs are expensed as incurred and includes salaries and employee-related expenses, overhead expenses, material and third-party contractor’s charges.

  m. Income taxes

Income taxes are accounted for using the asset and liability approach under ASC-740, “Income Taxes” (“ASC-740”). The asset and liability approach require the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns.

The measurement of current and deferred tax liabilities and assets is based on provisions of the relevant tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Uncertain tax positions are accounted for in accordance with the provisions of ASC 740-10, under which a company may recognize the tax benefit from an uncertain tax position claimed or expected to be claimed on a tax return only if it is more likely than not that the tax position will be sustained on examination by the taxation authorities, based on the technical merits of the position, at the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Interest and penalties, if any, related to unrecognized tax benefits, are recognized in tax expense.

F-14

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (continued):

  n. Legal contingencies

From time to time, the Company becomes involved in legal proceedings or is subject to claims arising in its ordinary course of business. Such matters are generally subject to many uncertainties and outcomes are not predictable with assurance. The Company accrues for contingencies when the loss is probable, and it can reasonably estimate the amount of any such loss.

  o. Loss per share

Basic loss per share is computed by dividing net loss, by the weighted average number of ordinary shares as described below.

In computing the Company’s diluted earnings per share, the numerator used in the basic earnings per share computation is adjusted for the dilutive effect, if any, of the Company’s potential common stock. The denominator for diluted earnings per share is a computation of the weighted-average number of ordinary shares and the potential dilutive shares common stock outstanding during the period.

The loss per share information in these consolidated financial statements is reflected and calculated as if the Company had existed since January 1, 2018. Accordingly, loss per share for all periods was calculated based on the number of ordinary shares retroactively adjusted for the exchange ratio determined in the reverse recapitalization (see also note 3).

  p. Leases

The Company determines if an arrangement contains a lease at inception. Company’s leases do not contain any residual value guarantees or material restrictive covenants.

The rate implicit is most of Company’s leases are not reasonably determinable, therefore we use our incremental borrowing rate based on the information available at the commencement date to determine the present value of the future lease payments.

Certain of Company’s leases include variable costs. Variable costs include non-lease components that were incurred based upon actual terms rather than contractually fixed amounts. In addition, variable costs are incurred for lease payments that are indexed to a change in rate or index. Because the ROU asset recorded on the balance sheet was determined based upon factors considered at the commencement date, subsequent changes in the rate or index that were not contemplated in the ROU asset balances recorded on the balance sheets result in variable expenses being incurred when paid during the lease term. See Note 12.

The Company has elected not to recognize on the balance sheet leases with terms of 12 months or less.

F-15

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - REVERSE RECAPITALIZATION

On December 30, 2019, Intellisense and Medigus completed the Exchange Agreement. The accounting treatment for the Exchange Agreement was as a reverse recapitalization transaction. Pursuant to the Exchange Agreement, Intellisense issued to Medigus 1,792,329 shares. Upon such issuance, ScoutCam became a wholly-owned subsidiary of Intellisense. On December 31, 2019, Intellisense Solutions Inc. changed its name to ScoutCam Inc.

Immediately prior to the Closing Date the Company’s outstanding common stock was comprised of 437,344 shares of common stock $0.001 par value, of which 150,299 shares were issued immediately prior to the Closing Date as part of the conversion of promissory notes to related parties and the exercise of warrants by related parties, employees and service providers.

Also, on the Closing Date, 379,269 units, each comprised of two shares of common stock par value USD 0.001 per share, one Warrant A (as defined below) and two Warrants B (as defined below), were issued to investors as part of the financing transaction that the Company was obligated to secure prior to the Closing. The immediate gross proceeds from the issuance of the units amounted to approximately USD 3.3 million.

Each Warrant A was exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the12 month period from the date of issuance. Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 18 month period from the date of issuance.

During 2020, 332,551 Warrants A were exercised. 46,718 unexercised Warrants A expired on December 30,2020.

While ScoutCam Inc. was the legal acquirer, ScoutCam was treated as the acquiring company for accounting purposes as the Exchange Agreement was accounted for as a reverse recapitalization which is equivalent to the issuance of 1,194,881 shares by ScoutCam for the net monetary assets of ScoutCam Inc. As a result, the financial statements of the Company prior to the Closing Date are the historical financial statements of ScoutCam Ltd. The financial statements of the Company after the Closing Date reflect the results of the operations of ScoutCam Ltd. and ScoutCam Inc. on a combined basis. The net acquired assets of the Company as of the Closing Date was $3,040 thousands. There were no fair value adjustments necessary to perform as the carrying values of the net acquired assets approximated fair value. Further, given the nature of the operations of ScoutCam Inc. prior to the Closing Date, there were no intangible assets, including goodwill, established as a result of the Exchange Agreement.

Under the Exchange Agreement, the number of shares of common stock and USD amount for common stock is based on the nominal value and the shares of common stock issued by ScoutCam Inc. (reflecting the legal structure of ScoutCam Inc. as the legal acquirer) on the Closing Date plus shares of common stock issued by ScoutCam Inc. as part of the Exchange Agreement as described above. Historical stockholders’ equity reflects the accounting acquirer, except for share number and USD amount adjusted for the shares exchange ratio pursuant to the Exchange Agreement amounting to 8.065.

F-16

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVENTORY:

Composed as follows:

	December 31,
	2020	2019
	USD in thousands
Raw materials and supplies	45	24
Work in progress	-	316
Finished goods	278	560
Inventory write downs	(79)	-
	244	900

During the year ended 2019, no impairment occurred.

NOTE 5 - PROPERTY AND EQUIPMENT, NET:

Property, plant and equipment, net consisted of the following:

	December 31,
	2020	2019
	USD in thousands
Cost:
Machinery and laboratory equipment	285	87
Leasehold improvements, office furniture and equipment	36	25
Computers and computer software	87	20
	408	132
Less: accumulated deprecation	(139)	(73)
Total property and equipment, net	269	59

Depreciation expenses were USD 66 thousand, USD 6 thousand and USD 5 thousand in the years ended December 31, 2020, 2019 and 2018, respectively.

NOTE 6 – OTHER ACCRUED EXPENSES:

	December 31,
	2020	2019
	USD in thousands
Unpaid recapitalization transaction costs	-	89
IRS (see note 7b)	73	73
Accrued expenses	122	390
	195	552

F-17

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INCOME TAXES:

a.	Basis of taxation

The Company and its subsidiary are taxed under the domestic tax laws of the jurisdiction of incorporation of each entity (United States and Israel).

Income from Israel was taxed at the corporate tax rate of 23%.

ScoutCam Inc. was incorporated in the United States and is subject to the Federal and State tax laws established in the United States.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act reduces the corporate tax rate to 21 percent from 35 percent, among other things.

b.	ScoutCam Inc. did not timely file its tax return for 2013-2014 and therefore the IRS imposed penalties in the amount of $60 thousand (approximately $73 thousands including interest).

c.	Israel tax loss carry forwards

As of December 31, 2020, the Company has accumulated losses for tax purposes that were generated in Israel. These losses may be carried forward and offset against taxable income in the future for an indefinite period. A full valuation allowance was created against the Company’s deferred tax assets generated in Israel. Management currently believes that it is more likely than not that the deferred taxes generated in Israel will not be realized in the foreseeable future.

F-18

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – RELATED PARTIES:

a.

On May 30, 2019, ScoutCam entered into an intercompany agreement with Medigus (the “Intercompany Agreement”) according to which ScoutCam agreed to hire and retain certain services from Medigus. The agreed upon services provided under the Intercompany Agreement included: (1) lease of office space and clean room based on actual space utilized by ScoutCam and in shared spaces according to employee ratio; (2) utilities such as electricity water, IT and communication services based on employee ratio; (3) car services, including car rental, gas usage, payment for toll roads based on 100% of expense incurred from a ScoutCam employee car; (4) external accountant services at a price of USD 6,000 per annum; (5) directors and officers insurance at a sum of 1/3 of Parent Company cost; (6) CFO services at a sum of 50% of Parent Company CFO employer cost; (7) every direct expense of ScoutCam that is paid by the Parent Company in its entirety subject to approval of such direct expenses in advance; and (8) any other mutual expense that is borne by the parties according to the respective portion of the Mutual Expense.

The total expenses for year ended December 31, 2019 amounted to USD 329 thousand. As of December 31, 2019, the balance with Medigus amounted to USD 73 thousand.

On April 20, 2020, the Subsidiary entered into an amended and restated intercompany services agreement with Medigus. The agreed upon services provided under the amended and restated Intercompany Agreement included:

1) lease of office space based on actual space utilized by the Parent Company and in shared spaces according to employee ratio; (2) utilities such as electricity water, IT and communication services based on employee ratio; (3) car services, including car rental, gas usage, payment for toll roads based on 100% of expense incurred from a Subsidiary employee car; (5) directors and officers insurance the Parent Company shall pay $150,000 of the annual premium.; (6) CFO services at a sum of 50% of Parent Company CFO employer cost; (7) every direct expense of the Subsidiary that is paid by the Parent Company in its entirety subject to approval of such direct expenses in advance; and (7) any other mutual expense that is borne by the parties according to the respective portion of the mutual expense.

The total net expenses for year ended December 31, 2020 amounted to USD 143 thousand. As of December 31, 2020, the balance with Medigus amounted to USD 47 thousand.

In addition, ScoutCam’s employees provide support services to Medigus. For additional information see note 11b.

b.	On June 3, 2019, the Parent Company executed a capital contribution with ScoutCam whereby it paid an aggregate amount of USD 720 thousand.

c.

On July 31, 2019, ScoutCam and Prof. Benad Goldwasser entered into a consulting agreement, whereby Prof. Goldwasser agreed to serve as chairman of the Board of Directors of ScoutCam. The consulting agreement effective retroactively to March 1, 2019, in consideration for, inter alia, a monthly fee of $10,000 and options representing 5% of Company’s fully-diluted share capital as of the Closing Date.

d.

On August 27, 2019, the Parent Company provided ScoutCam with a line of credit in the aggregate amount of USD 500 thousand and, in exchange, ScoutCam agreed to grant the Parent Company a capital note that will bear an annual interest rate of 4%. The repayment of the credit line amount shall be spread over one year in monthly payments beginning January 2020. The said note is presented in the consolidated balance sheets within “Loan from Parent Company”.

On June 23, 2020, the Company and Medigus entered into a certain Conversion Side Letter, pursuant to which the Company converted US$381,136 worth of outstanding credit previously extended by Medigus to the Company, which amount, as of the date thereof, included interest accrued thereon. In accordance with the terms of the Conversion Side Letter, the Company issued to Medigus, at a purchase price of US$8.712, (a) 87,497 shares of common stock, (b) warrants to purchase 43,749 shares of common stock at an exercise price of US$5.355, and (c) warrants to purchase 87,497 shares of common stock at an exercise price of US$8.037.

e.	On September 3, 2019, a certain Asset Transfer Agreement, by and between ScoutCam and the Parent Company dated May 28, 2019, became effective. According to the Asset Transfer Agreement, the Company transferred certain assets (property and equipment) with a nil carrying amount to the Parent Company in consideration of USD 168 thousand. The assets were then sold to a third party. The excess of the said consideration over the carrying amount was directly recorded to shareholders’ equity.

f.	During December 2019, the Company entered into a consulting agreement with Shrem Zilberman Group (the “Consultant”) in the amount of USD 165 thousand (see also note 9b). A director of the Company is related to one of the Consultant’s shareholders.

g.	On February 12, 2020, the Company’s Board of Directors authorized the grant of options to purchase 248,411 shares of common stock of the Company to Professor Benad Goldwasser, the Company’s Chairman of the Board, and options to purchase 207,262 shares of common stock of the Company to certain officers of the Company. Each option is exercisable into one share of common stock of the Company of $0.001 par value at an exercise price of $2.61. See also note 13b.

F-19

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – RELATED PARTIES (continued):

h.

On March 15, 2020, the Company’s Board of Directors approved, among other things, a quarterly fee of $4,000 payable to each of the Company’s directors, excluding Professor Benad Goldwasser; and a grant of options to purchase 16,025 shares of common stock of the Company to each of the Company’s currently serving directors, excluding Professor Benad Goldwasser. The terms of the options granted to the Company’s currently serving directors include (i) an exercise price of $2.61 (ii) a vesting schedule whereby 33.33% of the options granted will vest on the first anniversary of March 15, 2020, and 8.33% of the options will vest at the end of each subsequent three-month period thereafter over the course of the following two (2) years; and (iii) an acceleration mechanism pursuant to which any outstanding and unvested option shall immediately accelerate and vest upon the occurrence of certain events, including, inter alia, a merger or sale of all assets of the Company.

i.

On April 20, 2020, Medigus and ScoutCam entered into that certain Intercompany Services Agreement, which amended and restated the intercompany services agreement executed between the parties on May 30, 2019. The agreement has an initial term of one year, and renews automatically for additional one-year periods, unless either party provides 60 (sixty) days written notice of non renewal. Either Medigus or ScoutCam may terminate the agreement for convenience upon providing 60 (sixty) days prior written notice. The services to be provided by ScoutCam include, inter alia, the provision of office space, utilities, car services, insurance and chief financial officer services. In consideration for the foregoing services, ScoutCam is entitled to arm’s length service fees based on the most recent transfer pricing analysis as performed by an external expert, which may be adjusted from time to time.

j.

On May 18, 2020, in connection with the Arkin Transaction (as defined below), the Company, Medigus and Arkin (as defined below), entered into the Letter Agreement, whereby, provided the Company obtains certain regulatory approvals described therein, Medigus and the Company agreed to amend certain terms of the Amended and Restated Asset Transfer Agreement and the License Agreement, thereby transferring outright certain patent assets from Medigus to the Company; provided, however, that in the event the Company abandons the foregoing patent assets, the Company must transfer back ownership of the patent assets to Medigus for no additional consideration and absent any additional contingencies.

Also, on May 18, 2020, and in connection with the Arkin Transaction, the Company, Medigus and Arkin entered into a Voting Agreement, pursuant to which Arkin and Medigus each agreed to vote their respective shares of common stock in favor of the election of the opposite party’s designated representative(s), as applicable, to the Board. Each of Arkin’s and Medigus’ rights under the Voting Agreement are contingent upon, inter alia, such party maintaining a certain beneficial ownership threshold in the Company, as follows:

at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, (a) one person designated by Arkin shall be elected to the Board, for so long as Arkin, together with its Affiliates, continues to own beneficially at least eight (8%) of the issued and outstanding capital stock of the Company (“Arkin Director”), and (b) (i) three persons designated by Medigus shall be elected to the Board, for so long as Medigus, together with its Affiliates, continues to own beneficially at least thirty five (35%) of the issued and outstanding capital stock of the Company, or (ii) two persons designated by Medigus for so long as Medigus, together with its Affiliates, continues to own beneficially less than thirty five (35%) and more than twenty (20%) of the issued and outstanding capital stock of the Company, or (iii) one person designated by Medigus for so long as Medigus, together with its Affiliates, continues to own beneficially less than twenty (20%) and more than eight (8%) of the issued and outstanding capital stock of the Company.

k.

On June 22, 2020, the Company’s Board of Directors authorized the grant of options to purchase 69,796 shares of common stock to Prof. Benad Goldwasser, Chairman of the Board, and 69,796 options to purchase shares of common stock to CEO and director of the Company. Each option is exercisable into one share of common stock at an exercise price of $2.61.

l.

On November 11, 2020, the Company’s Board of Directors authorized the grant of options to purchase 16,025 shares of common stock to director of the Company. Each option is exercisable into one share of common stock at an exercise price of $3.15.

F-20

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - EQUITY:

Reverse Recapitalization:

As discussed in note 3, the Recapitalization is accounted for as a reverse recapitalization with ScoutCam Inc. as the legal acquirer and ScoutCam Ltd. as the accounting acquirer. Under the Recapitalization, the USD amount for shares of common stock is based on the nominal value and the shares of common stock issued by ScoutCam Inc. (reflecting the legal structure of ScoutCam Inc. as the legal acquirer) on the Recapitalization Date plus shares of common stock issued by the Company as part of the Recapitalization as described above. Historical stockholders’ equity reflects the accounting acquirer’s share number and USD amount adjusted for the exchange ratio determined in the Recapitalization.

Private placement:

a.	In December 2019, the Company allocated in a private issuance, a total of 379,269 units at a purchase price of USD $8.712 per unit. Each unit was comprised of two shares of common stock par value US$0.001 per share, one Warrant A (defined below) and two Warrants B (defined below). The immediate proceeds (gross) from the issuance of the units amounted to approximately USD 3.3 million.

Each Warrant A was exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 12 month period following the allocation. Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 18 month period following the allocation.

In addition, Shrem Zilberman Group Ltd. (the “Consultant”) will be entitled to receive the amount representing 3% of any exercise price of each Warrant A or Warrant B that may be exercised in the future. In the event the total proceeds received as a result of exercise of Warrants will be less than $2 million at the time of their expiration, the Consultant will be required to invest $250,000 in the Company in return for shares of common stock of Company.

During 2020, 332,551 Warrants A were exercised. 46,718 unexercised Warrants A expired on December 30, 2020.

During the second quarter of 2021, 185,271 Warrants B were exercised. 573,256 unexercised Warrants B expired on June 30, 2021.

F-21

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EQUITY (continued):

b.	On March 3, 2020, the Company issued in a private issuance a total of 108,880 units at a purchase price of USD $8.712 per unit.

Each unit was comprised of two shares of common stock par value US$0.001 per share, one Warrant A (defined below) and two Warrants B (defined below).

Each Warrant A was exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 12 month period following the allocation.

Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 18 month period following the allocation.

The gross proceeds from the issuance of all securities offered amounted to approximately USD 948 thousands. After deducting issuance costs, the Company received proceeds of approximately USD 909 thousand.

During 2021, 108,880 Warrants A were exercised.

c.	On May 18, 2020, the Company allocated in a private issuance a total of 229,569 units at a purchase price of USD $8.712 per unit.

Each unit was comprised of two shares of common stock par value US$0.001 per share, one Warrant A (defined below) and two Warrants B (defined below).

Each Warrant A is exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 18 month period following the allocation.

Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 24 month period following the allocation.

The gross proceeds from the issuance of all securities offered amounted to approximately USD 2 million. After deducting issuance costs, the Company received proceeds of approximately USD 1.9 million.

During February 2021, 37,349 Warrants A were exercised.

d.

On June 23, 2020, (the “Conversion Date”), the Company entered into and consummated a Side Letter Agreement with Medigus, whereby the parties agreed to convert, at a conversion price of $4.356, an outstanding line of credit previously extended by Medigus to the Subsidiary, which as of the Conversion Date was $381,136, into (a) 87,497 shares of the Company’s common stock, (b) warrants to purchase 43,749 shares of common stock with an exercise price of $5.355 (Warrant A), and (c) warrants to purchase 87,497 shares of common stock with an exercise price of $8.037 (Warrant B). As the conversion price represented the same unit price as in the March 2020 and May 2020 private placements, no finance expenses have been recorded in statement of operations as a result of the conversion.

Each Warrant A is exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 12 months period following the allocation.

Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 18 months period following the allocation.

F-22

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EQUITY (continued):

As of December 31, 2020, the Company had the following outstanding warrants to purchase common stock:

Warrant	Issuance Date	Expiration Date	Exercise Price Per Share ($)		Number of Shares of common stock Underlying Warrants

Warrant Medigus	December 30, 2019	December 30, 2022	(*	)	298,722
Warrant B	December 30, 2019	June 30, 2021	8.037		758,527
Warrant A	March 3, 2020	March 3, 2021	5.355		108,880
Warrant B	March 3, 2020	September 3, 2021	8.037		217,727
Warrant A	May 18, 2020	November 18, 2021	5.355		229,569
Warrant B	May 18 2020	May 18, 2022	8.037		459,137
Warrant A	June 23, 2020	June 23, 2021	5.355		43,749
Warrant B	June 23,2020	December 23, 2021	8.037		87,497
					2,203,808

(*)	If ScoutCam. achieves an aggregate amount of $33 million in sales within the first three years immediately after the Exchange Agreement, the Company will issue to Medigus 298,722 shares of the Company’s common stock, which represents 10% of the Company’s issued and outstanding share capital as of the Exchange Agreement.

Stock based compensation:

2020 Equity Incentive Plan

In February 2020, the Company’s Board of Directors approved the 2020 Share Incentive Plan (the “Plan”). The Plan initially included an option pool of 580,890 shares of common stock for grant to Company employees, consultants, directors, and other service providers. On March 15, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 64,099 shares of common stock. On June 22, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 401,950 shares of common stock.

The Plan is designed to enable the Company to grant options to purchase ordinary shares and RSUs under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Tax Ordinance or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder and to designate them as either grants made through a trustee or not through a trustee; and (ii) pursuant and subject to Section 3(i) of the Israeli Tax Ordinance.

On February 12, 2020, the Company granted 485,282 options pursuant to the Plan. Each option is exercisable into one share of common stock of the Company of $0.001 par value at the exercise price of $261.

On March 15, 2020, the Company granted 64,100 options pursuant to the Plan to each of the Company’s then serving directors, excluding Professor Benad Goldwasser. Each option is exercisable into one share of common stock of the Company of $0.001 par value at the exercise price of $261.

On June 22, 2020, the Company granted 171,642 options pursuant to the Plan to Company employees, consultants, directors. Each option is exercisable into one share of common stock of the Company of $0.001 par value at the exercise price of $2.61.

On November 11, 2020, the Company granted 16,025 options pursuant to the Plan to Company director. Each option is exercisable into one share of common stock of the Company of $0.001 par value at the exercise price of $3.15.

Options granted generally have a contractual term of 7 years and vest over a period of 3 up to 4 years.

F-23

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – EQUITY (continued):

Stock Option Activity

The following summarizes stock option activity:

	Amount of options	Weighted average exercise price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
		$		$ in thousands
Outstanding - December 31, 2019	-	-	-
Granted	737,049	2.61
Outstanding - December 31, 2020	737,049	2.61	6.23	2,446

Options Exercisable - December 31, 2020	215,742	2.61	6.12	718

At December 31, 2020, the aggregate intrinsic value of options granted is calculated as the difference between the exercise price and the closing price on the same date.

The Company estimates the fair value of stock option awards on the grant date using the Black-Scholes option pricing model. The weighted-average grant date fair value per option granted during the years ended December 31, 2020 was $0.27. The fair value of each award is estimated using Black-Scholes option pricing model based on the following assumptions:

Year ended December 31, 2020
Underlying value of ordinary shares ($)	4.014-7.200
Exercise price ($)	2.61-3.15
Expected volatility (%)	43.35%-45.00%
Term of the options (years)	7
Risk-free interest rate (%)	0.54%-1.55%

Volatility is derived from the historical volatility of publicly traded set of peer companies. The risk-free interest rates used in the Black-Scholes calculations are based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. The Company has not paid dividends does not anticipate paying dividends in the foreseeable future. Accordingly, no dividend yield was assumed for purposes of estimating the fair value of the Company’s share-based compensation. The weighted average expected life of options was estimated individually in respect of each grant.

The unrecognized compensation expense calculated under the fair-value method for stock options expected to vest as of December 31, 2020 is approximately $0.6 million and is expected to be recognized over a weighted-average period of 1.2 years.

F-24

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - REVENUES:

a.	Contract fulfillment assets:

The Company’s contract fulfillment assets as of December 31, 2020:

December 31,
2020
USD in thousands
Contract fulfillment assets from contract with Customer B (see note 11b)	1,130

b.	Contract liabilities:

The Company’s contract liabilities were as follows:

	December 31,
	2020	2019	2018
	USD in thousands
The change in deferred revenues:
Balance at beginning of year	502	200	8
Deferred revenue relating to new sales	735	387	200
Revenue recognition during the period	(389)	(85)	(8)
Balance at end of year	848	502	200

Contract liabilities include advance payments, which are primarily related to advanced billings for development services.

Revenue recognized in 2020 that was included in deferred revenue balance as of December 31, 2019 was USD 389 thousand.

There was no revenue recognized in 2019 that was included in deferred revenue balance as of December 31, 2018.

Revenue recognized in 2018 that was included in deferred revenue balance as of January 1, 2018 was USD 8 thousand.

F-25

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – REVENUES (continued):

Remaining Performance Obligations

Remaining Performance Obligations (“RPO”) represents contracted revenue that has not yet been recognized, which includes contract liability and amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2020, the total RPO amounted to USD 2.9 million, Which the Company expects to recognize over the expected manufacturing term of the product under development.

NOTE 11 - ENTITY WIDE DISCLOSURES:

ASC 280, “Segment Reporting,” establishes standards for reporting information about operating segments. The Company manages its business based on one operating segment and derives revenues from sales of products and services developing minimally invasive endosurgical tools and highly innovative imaging solutions.

a.	Revenues by geographical area (based on the location of customers)

The following is a summary of revenues within geographic areas:

	Year ended on December 31,
	2020	2019	2018
	USD in thousands
United States	418	142	300
United Kingdom	41	33	24
South Korea	-	-	7
Israel	5	67	12
Other	27	67	48
	491	309	391

b.	Major customers

Set forth below is a breakdown of Company’s revenue by major customers (major customer –revenues from these customers constituted at least 10% of total revenues in a certain year):

	Year ended on
	December 31,
	2020	2019	2018
	USD in thousands
Customer A	383	85	134

Customer B	-	30	92

Customers C	41	33	21

Customer D – Parent Company	5	36	-

F-26

SCOUTCAM INC. (Formerly known as Intellisense Solutions Inc.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - LEASES

The Company’s leases relate to vehicles leases and to short term lease of Company’s offices.

The components of lease expenses during the periods presented were as follows:

	Year ended December 31,
	2020	2019
	USD in thousands
Operating lease expenses	45	29
Short-term lease expenses	88	60
Total lease expenses	133	89

Supplemental cash flow information related to operating leases during the period presented was as follows:

	Year ended December 31,
	2020	2019
	USD in thousands
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	45	29

Lease term and discount rate related to operating leases as of the period presented were as follows:

	December 31,
	2020	2019
	USD in thousands
Weighted-average remaining lease term (in years)	1.85	1.4
Weighted-average discount rate	10%	10%

The maturities of lease liabilities under operating leases as of December 31, 2020 are as follows:

USD in thousands
2021	63
2022	47
2023	8
Total undiscounted lease payments	118
Less: Imputed interest	(11)
Total lease liabilities	107

NOTE 13 - SUBSEQUENT EVENTS:

a.	On January 20, 2021, the Company’s Board of Directors approved an increase of the authorized share capital of the Company by an additional 225,000,000 ordinary shares par value $0.001 per share, such that the authorized share capital of the Company following such increase shall be consisting of 300,000,000 ordinary shares.

b.	Refer to Note 9b-c regarding exercising of warrants.

c.	On March 22, 2021, the Company undertook to issue to certain investors (the “Investors”) 2,469,156 units (the “Units”) in exchange for an aggregate purchase price of $20 million. Each Unit consists of (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of common stock with an exercise price of US$10.35 per share (the “Warrant” and the “Exercise Price”). Each Warrant is exercisable until the close of business on March 31, 2026.

Pursuant to the terms of the Warrants, following April 1, 2024, if the closing price of the common stock equal or exceeds 135% of the Exercise Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the Warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of the Warrants, in whole or in part, by delivering to the Investors a notice of forced exercise.

d.

On August 9, 2021, the Company amended its Articles of Incorporation to effect a 9 to 1 reverse stock split of the Company’s outstanding Common Stock. As a result of the reverse stock split, which became effective on August 9, 2021, every 9 shares of the Company’s outstanding Common Stock prior to the effect of that amendment was combined and reclassified into one share of the Company’s Common Stock. No fractional shares were issued in connection with or following the reverse split. The number of authorized capital of the Company’s Common Stock and par value of the shares remained unchanged.

All share, stock option and per share information in these consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

F-27

ScoutCam INC.

INTERIM FINANCIAL STATEMENTS

AS OF JUNE 30, 2021

CONSOLIDATED SCOUTCAM INC.

F-28

SCOUTCAM INC.

INTERIM CONDENSED CONSOLIATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
	Unaudited	Audited
	USD in thousands
Assets

CURRENT ASSETS:
Cash and cash equivalents	21,775	3,373
Accounts receivable	60	17
Inventory	145	244
Medigus receivable	-	47
Other current assets	857	348
	22,837	4,029

NON-CURRENT ASSETS:
Contract fulfillment assets	1,510	1,130
Property and equipment, net	400	269
Operating lease right-of-use assets	385	107
Severance pay asset	416	360
	2,711	1,866

TOTAL ASSETS	25,548	5,895

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-29

SCOUTCAM INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

	June 30,	December 31,
	2021	2020
	Unaudited	Audited
	USD in thousands
Liabilities and shareholders’ equity

CURRENT LIABILITIES:
Accounts payables	303	79
Contract liabilities	-	69
Operating lease liabilities - short term	187	60
Accrued compensation expenses	429	369
Medigus payable	13	-
Other accrued expenses	218	195
	1,150	772
NON-CURRENT LIABILITIES:
Contract liabilities	1,385	779
Operating lease liabilities - long term	198	47
Liability for severance pay	333	333
	1,916	1,159
TOTAL LIABILITIES	3,066	1,931

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value; 300,000,000 and 75,000,000 shares authorized as of June 30, 2021 and December 31, 2020, 6,929,517 and 4,084,122 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	7	4
Additional paid-in capital	32,476	10,267
Accumulated deficit	(10,001)	(6,307)
TOTAL SHAREHOLDERS’ EQUITY	22,482	3,964

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	25,548	5,895

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-30

SCOUTCAM INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Six months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020
	Unaudited
	USD in thousands (except per share data)

Revenues - Products	298	74	274	34
Cost of revenues – Products	610	281	407	151
Gross Loss	(312)	(207)	(133)	(117)
Research and development expenses	754	370	421	115
Sales and marketing expenses	293	188	148	136
General and administrative expenses	2,328	1,680	1,395	568
Operating loss	(3,687)	(2,445)	(2,097)	(936)
Financing income (expenses), net	(7)	62	9	(34)
Loss before taxes on income	(3,694)	(2,383)	(2,088)	(970)
Taxes on income	-	-	-	-
Net Loss	(3,694)	(2,383)	(2,088)	(970)
Net loss per ordinary share (basic and diluted, USD)	(0.67)	(0.73)	(0.31)	(0.28)
Weighted average ordinary shares (basic and diluted, in thousands)	5,480	3,243	6,724	3,431

F-31

SCOUTCAM INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Six Months Ended June 30, 2021 (Unaudited)

	Ordinary shares		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	equity
	In thousands	USD in thousands
Balance at January 1, 2021	4,084	4	10,267	(6,307)	3,964
Issuance of shares and warrants	2,469	2	19,116	-	19,118
Stock based compensation	-	-	635	-	635
Exercise of warrants	375	1	2,458	-	2,459
Round up of shares due to reverse stock split	1	-	-	-	-
Net loss	-	-	-	(3,694)	(3,694)

Balance at June 30, 2021	6,929	7	32,476	(10,001)	22,482

Three Months Ended June 30, 2021 (Unaudited)

	Ordinary shares		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	Equity
	In thousands	USD in thousands
Balance at April 1, 2021	6,699	7	30,242	(7,913)	22,336
Exercise of warrants	229	*	1,678	-	1,678
Stock based compensation	-	-	556	-	556
Round up of shares due to reverse stock split	1
Net loss	-	-	-	(2,088)	(2,088)

Balance at June 30, 2021	6,929	7	32,476	(10,001)	22,482

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-32

Six Months Ended June 30, 2020

	Ordinary shares		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	Equity
	in thousands	USD in thousands
Balance at January 1, 2020	2,987	3	4,159	(1,640)	2,522
Issuance of shares and warrants	677	1	2,857	-	2,858
Stock based compensation	-	-	871	-	871
Conversion of a loan from Medigus	87	*	381	-	381
Net loss	-	-	-	(2,383)	(2,383)

Balance at June 30, 2020	3,751	4	8,268	(4,023)	4,249

Three Months Ended June 30, 2020

	Ordinary shares		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	capital	deficit	Equity
	in thousands	USD in thousands
Balance at April 1, 2020	3,205	3	5,769	(3,053)	2,719
Issuance of shares and warrants	459	1	1,948	-	1,949
Stock based compensation	-	-	170	-	170
Conversion of a loan from Medigus	87	*	381	-	381
Net loss	-	-	-	(970)	(970)

Balance at June 30, 2020	3,751	4	8,268	(4,023)	4,249

*	Represents an amount less than $1 thousand

F-33

SCOUTCAM INC.

INTERIM CONDENSED CONOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020
	Unaudited
	USD in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(3,694)	(2,383)	(2,088)	(970)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	39	27	22	16
Other non-cash items	(56)	14	(56)	(25)
Share based compensation	635	837	556	155
Loss (Profit) from exchange differences on cash and cash equivalents	(4)	(84)	(16)	12

CHANGES IN OPERATING ASSET AND LIABILITY ITEMS:
Accounts receivables	(43)	(4)	(49)	(14)
Inventory	99	(302)	200	(177)
Medigus	60	(111)	14	(95)
Other current assets	(509)	(254)	(404)	(201)
Accounts payables	224	133	(189)	128
Contract fulfilment assets	(380)	-	(140)	-
Contract liabilities	537	170	(126)	126
Accrued compensation expenses	60	36	140	60
Other accrued expenses	(22)	(356)	(144)	(155)
Net cash flows used in operating activities	(3,054)	(2,277)	(2,280)	(1,140)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of property and equipment	(170)	(221)	(53)	(36)
Net cash flows used in investing activities	(170)	(221)	(53)	(36)

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan repayment to Medigus	-	(81)	-	-
Proceeds from exercise of warrants	2,504	-	1,723	-
Proceeds from issuance of shares and warrants	19,118	2,858	9,618	1,949
Net cash flows provided by financing activities	21,622	2,777	11,341	1,949

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18,398	279	9,008	773
BALANCE OF CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	3,373	3,245	12,751	2,847
PROFIT (LOSS) FROM EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	4	84	16	(12)
BALANCE OF CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	21,775	3,608	21,775	3,608

Non cash activities -

	Six months ended		Three months ended
	June 30,		June 30,
	2021	2020	2021	2020
	Unaudited
	USD in thousands
Medigus loan settled against Medigus receivable	-	41	-	-
Conversion of a loan from Medigus	-	381	-	381
Issuance expenses	45	-	45	-

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-34

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL:

a.

ScoutCam Inc. (the “Company”), formally known as Intellisense Solutions Inc. (Intellisense), was incorporated under the laws of the State of Nevada on March 22, 2013. The Company was initially engaged in the business of developing web portals to allow companies and individuals to engage in the purchase and sale of vegetarian food products over the Internet. The Company was unable to execute it original business plan, develop significant operations or achieve commercial sales. Prior to the closing of the Securities Exchange Agreement (as defined below), the Company was a “shell company”.

ScoutCam Ltd., or ScoutCam, was formed in the State of Israel on January 3, 2019 as a wholly-owned subsidiary of Medigus Ltd. (“Medigus”), an Israeli company traded on the Nasdaq Capital Market, and commenced operations on March 1, 2019. Upon incorporation, ScoutCam issued to Medigus 1,000,000 Ordinary shares with no par value. On March 2019, ScoutCam issued to Medigus an additional 1,000,000 Ordinary shares with no par value.

ScoutCam was incorporated as part of a reorganization of Medigus, which was designed to distinguish ScoutCam’s miniaturized imaging business, or the micro ScoutCam™ portfolio, from Medigus’s other operations and to enable Medigus to form a separate business unit with dedicated resources focused on the promotion of such technology. In December 2019, Medigus and ScoutCam consummated a certain Amended and Restated Asset Transfer Agreement, under which Medigus transferred and assigned certain assets and intellectual property rights related to its miniaturized imaging business to ScoutCam.

On September 16, 2019, Intellisense entered into a Securities Exchange Agreement (the “Exchange Agreement”), with Medigus, pursuant to which Medigus assigned, transferred and delivered 100% of its holdings in ScoutCam to Intellisense, in exchange for consideration consisting of shares of Intellisense’s common stock representing 60% of the issued and outstanding share capital of Intellisense immediately upon the closing of the Exchange Agreement (the “Closing”). The Closing occurred on December 30, 2019 (the “Closing Date”).

Although the transaction resulted in ScoutCam becoming a wholly owned subsidiary of Intellisense, the transaction constituted a reverse recapitalization since Medigus, the only shareholder of ScoutCam prior to the Exchange Agreement, was issued a substantial majority of the outstanding capital stock of Intellisense upon consummation of the Exchange Agreement, and also taking into account that prior to the Closing Date, Intellisense was considered as a shell corporation. Accordingly, ScoutCam is considered the accounting acquirer of the merged company.

As of June 30, 2021 Medigus holds approximately 28% of the Company.

“Group” - the Company together with ScoutCam.

ScoutCam has developed a range of micro CMOS (complementary metal-oxide semiconductor) and CCD (charge-coupled device) video cameras, including micro ScoutCam™ 1.2. These innovative cameras are suitable for both medical and industrial applications. Based on its proprietary technology, the Company designs and manufactures endoscopy and micro camera systems for partner companies.

F-35

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL (continued):

b.

On August 9, 2021, the Company amended its Articles of Incorporation to effect a 9 to 1 reverse stock split of the Company’s outstanding Common Stock.

As a result of the reverse stock split, every 9 shares of the Company’s outstanding Common Stock prior to the effect of that amendment was combined and reclassified into one share of the Company’s Common Stock. No fractional shares were issued in connection with or following the reverse split. The number of authorized capital of the Company’s Common Stock and par value of the shares remained unchanged.

All share, stock option and per share information in these condensed consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

c.	Since incorporation through June 30, 2021, the Group has an accumulated deficit of approximately $10 million and its activities have been funded mainly by its shareholders. The management believes the Group’s cash and cash resources as of June 30, 2021, will allow the Group to fund its operating plan through more than 12 months from the date of issuance of these financial statements. However, the Group expects to continue to incur significant research and development and other costs related to its ongoing operations and in order to continue its future operations, the Group will need to obtain additional funding until becoming profitable.

d.	In early 2020, the World Health Organization declared the rapidly spreading coronavirus disease (COVID-19) outbreak a pandemic. This pandemic has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. The Group considered the impact of COVID-19 on its operations and determined that there were no material adverse impacts on the Group’s results of operations and financial position as of June 30, 2021. These estimates may change, as new events occur and additional information is obtained.

NOTE 2 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A.	Unaudited Interim Financial Statements

The accompanying unaudited interim condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of U.S. Securities and Exchange Commission Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included (consisting only of normal recurring adjustments except as otherwise discussed). For further information, reference is made to the consolidated financial statements and footnotes thereto included in the Group’s Annual Report on Form 10-K for the year ended December 31, 2020.

B.	Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

C.	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, deferred taxes, inventory impairment, stock based compensation, as well as in estimates used in applying the revenue recognition policy. Actual results may differ from those estimates.

D.	Significant Accounting Policies

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements.

E.	Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Group’s condensed consolidated financial statements.

F-36

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – LEASES:

ScoutCam leases office and vehicles under operating leases. On June 30, 2021, the Group’s ROU assets and lease liabilities for operating leases totaled $385 thousand.

In December 2020, ScoutCam entered into a lease agreement for office space in Omer, Israel. The agreement is for 36 months beginning on January 1, 2021. ScoutCam holds the right to terminate the lease agreement after 24 months. In March 2021, ScoutCam entered into a lease agreement for additional office space in Omer, Israel. The agreement is until December 31, 2023. ScoutCam holds the right to terminate these agreements by December 31, 2022. Monthly lease payments under the agreements are approximately $12 thousand. Lease expenses recorded in the interim consolidated statements of operations were $49 thousand for the six months ended June 30, 2021.

Supplemental cash flow information related to operating leases was as follows:

Six months ended 30, 2021
USD in thousands
Cash payments for operating leases	49
Total lease expenses	49

As of June 30, 2021, the Company’s operating leases had a weighted average remaining lease term of 1.52 years and a weighted average discount rate of 10%. Future lease payments under operating leases as of June 30, 2021 were as follows:

Operating leases
USD in thousands
Remainder of 2021	100
2022	183
2023	149
Total future lease payments	432
Less imputed interest	(47)
Total lease liability balance	385

F-37

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – EQUITY:

Private placement:

a.	In December 2019, the Company allocated in a private issuance, a total of 379,269 units at a purchase price of USD $8.712 per unit. Each unit was comprised of two shares of common stock par value US$0.001 per share, one Warrant A (defined below) and two Warrants B (defined below). The immediate proceeds (gross) from the issuance of the units amounted to approximately USD 3.3 million.

Each Warrant A was exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 12 month period following the allocation. Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 18 month period following the allocation.

In addition, Shrem Zilberman Group Ltd. (the “Consultant”) was entitled to receive the amount representing 3% of any exercise price of each Warrant A or Warrant B that may be exercised in the future. In the event the total proceeds received as a result of exercise of Warrants will be less than $2 million at the time of their expiration, the Consultant will be required to invest $250,000 in the Company in return for shares of common stock of Company.

During 2020, 332,551 Warrants A were exercised. 46,718 unexercised Warrants A expired on December 30, 2020.

During the second quarter of 2021, 185,271 Warrants B were exercised. 573,256 unexercised Warrants B expired on June 30, 2021.

b.	On March 3, 2020, the Company issued in a private issuance a total of 108,880 units at a purchase price of USD 8.712 per unit.

Each unit was comprised of two shares of common stock par value US$0.001 per share, one Warrant A (defined below) and two Warrants B (defined below).

Each Warrant A was exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 12 month period following the allocation.

Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 18 month period following the allocation.

The gross proceeds from the issuance of all securities offered amounted to approximately USD 948 thousands. After deducting issuance costs, the Company received proceeds of approximately USD 909 thousand.

During 2021, all Warrants A were exercised.

c.	On May 18, 2020, the Company allocated in a private issuance a total of 229,569 units at a purchase price of USD 8.712 per unit.

Each unit was comprised of two shares of common stock par value US$0.001 per share, one Warrant A (defined below) and two Warrants B (defined below).

Each Warrant A is exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 18 month period following the allocation.

Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 24 month period following the allocation.

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SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The gross proceeds from the issuance of all securities offered amounted to approximately USD 2 million. After deducting issuance costs, the Company received proceeds of approximately USD 1.9 million.

During February 2021, 37,349 Warrants A were exercised.

d.

On June 23, 2020, (the “Conversion Date”), the Company entered into and consummated a Side Letter Agreement with Medigus, whereby the parties agreed to convert, at a conversion price of $4.356, an outstanding line of credit previously extended by Medigus to the ScoutCam, which as of the Conversion Date was $381,136, into (a) 87,497 shares of the Company’s common stock, (b) warrants to purchase 43,749 shares of common stock with an exercise price of $5.355 (Warrant A), and (c) warrants to purchase 87,497 shares of common stock with an exercise price of $8.037 (Warrant B). As the conversion price represented the same unit price as in the March 2020 and May 2020 private placements, no finance expenses have been recorded in statement of operations as a result of the conversion.

Each Warrant A is exercisable into one share of common stock of the Company at an exercise price of USD 5.355 per share during the 12 months period following the allocation.

Each Warrant B is exercisable into one share of common stock of the Company at an exercise price of USD 8.037 per share during the 18 months period following the allocation.

During June 2021, all Warrants A were exercised.

e.

On March 22, 2021, the Company undertook to issue to certain investors (the “Investors”) 2,469,156 units (the “Units”) in exchange for an aggregate purchase price of $20 million. Each Unit consists of (i) one share of the Company’s common stock and (ii) one warrant to purchase one share of common stock with an exercise price of USD 10.35 per share (the “Warrant March 2021” and the “Exercise Price”). Each Warrant is exercisable until the close of business on March 31, 2026.

Pursuant to the terms of the Warrant March 2021, following April 1, 2024, if the closing price of the common stock equals or exceeds 135% of the Exercise Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the Warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of the Warrants, in whole or in part, by delivering to the Investors a notice of forced exercise.

As of June 30, 2021, the Company had the following outstanding warrants to purchase common stock :

Warrant	Issuance Date	Expiration Date	Exercise Price Per Share ($)	Number of Shares of common stock Underlying Warrants

Medigus Warrant	December 30, 2019	December 30, 2022	(*)	298,722
Warrant B	March 3, 2020	September 3, 2021	8.037	217,727
Warrant A	May 18, 2020	November 18, 2021	5.355	192,220
Warrant B	May 18, 2020	May 18, 2022	8.037	459,137
Warrant B	June 23, 2020	December 23, 2021	8.037	87,497
Warrant March 2021	March 29, 2021	March 31, 2026	10.350	2,469,156
				3,724,459

(*)	If ScoutCam achieves an aggregate amount of $33 million in sales within the first three years immediately after the Exchange Agreement, the Company will issue to Medigus 298,722 shares of the Company’s common stock, which represents 10% of the Company’s issued and outstanding share capital as of the Exchange Agreement.

F-39

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – EQUITY (continued):

Share-based compensation to employees, directors and service providers:

In February 2020, the Company’s Board of Directors approved the 2020 Share Incentive Plan (the “Plan”). The Plan initially included a pool of 580,890 shares of common stock for grant to Company employees, consultants, directors and other service providers. On March 15, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 64,099 shares of Common Stock. On June 22, 2020, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 401,950 shares of common stock. During the second quarter of 2021, the Company’s Board of Directors approved an increase to the Company’s option pool pursuant to the Plan by an additional 777,778 shares of common stock.

The Plan is designed to enable the Company to grant options to purchase ordinary shares and RSUs under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Tax Ordinance or any provision which may amend or replace it and any regulations, rules, orders or procedures promulgated thereunder and to designate them as either grants made through a trustee or not through a trustee; and (ii) pursuant and subject to Section 3(i) of the Israeli Tax Ordinance.

During the six months ended June 30, 2021, the Company granted 567,687 options pursuant to the Plan.

The fair value of each option was estimated as of the date of grant or reporting period using the Black-Scholes option-pricing model, using the following assumptions:

Six months ended June 30, 2021
Underlying value of ordinary shares ($)	7.65-10.35
Exercise price ($)	2.61-7.20
Expected volatility (%)	45.80%-47.44%
Term of the options (years)	7
Risk-free interest rate	0.78%-1.33%

The cost of the benefit embodied in the options granted during the six months ended June 30, 2021, based on their fair value as at the grant date, is estimated to be approximately $3,784 thousands. These amounts will be recognized in statements of operations over the vesting period.

F-40

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – EQUITY (continued):

The following table summarizes stock option activity for the six months ended June 30, 2021:

	For the Six months ended June 30, 2021
	Amount of options	Weighted average exercise price
		$
Outstanding at beginning of period	737,049	2.61
Granted	567,687	4.09
Cancelled	(87,934)	2.61
Outstanding at end of period	1,216,802	3.30

Vested at end of period	349,095	2.61

The following table sets forth the total share-based payment expenses resulting from options granted, included in the statements of operation:

Six months ended June 30, 2021
USD in thousands

Cost of revenues	9
Research and development	165
Sales and marketing	11
General and administrative	450
Total expenses	635

F-41

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – REVENUES:

Contract fulfillment assets and Contract liabilities:

The Company’s contract fulfillment assets and contract liabilities as of June 30, 2021 and December 31, 2020 were as follows:

	June 30,	December 31,
	2021	2020
	USD in thousands
Contract fulfillment assets	1,510	1,130
Contract liabilities	1,385	848

Remaining Performance Obligations

Remaining Performance Obligations (“RPO”) represents contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of June 30, 2021, the total RPO amounted to $2.7 million, which the Company expects to recognize over the expected manufacturing term of the product under development.

NOTE 6 – INVENTORY:

Composed as follows:

	June 30,	December 31,
	2021	2020
	USD in thousands
Raw materials and supplies	145	45
Finished goods	-	278
Inventory write downs	-	(79)
	145	244

During the period ended June 30, 2021, no impairment occurred.

F-42

SCOUTCAM INC.

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – LOSS PER SHARE

Basic loss per share is computed by dividing net loss attributable to ordinary shareholders of the Company, by the weighted average number of ordinary shares as described below.

In computing the Company’s diluted loss per share, the numerator used in the basic loss per share computation is adjusted for the dilutive effect, if any, of the Company’s potential shares of common stock. The denominator for diluted loss per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period.

NOTE 8 – RELATED PARTIES

On May 30, 2019, ScoutCam Ltd. entered into an intercompany agreement with Medigus (the “Intercompany Agreement”) according to which ScoutCam Ltd. agreed to hire and retain certain services from Medigus. The agreed upon services provided under the Intercompany Agreement included: (1) lease of office space and clean room based on actual space utilized by ScoutCam Ltd. and in shared spaces according to employee ratio; (2) utilities such as electricity water, IT and communication services based on employee ratio; (3) car services, including car rental, gas usage, payment for toll roads based on 100% of expense incurred from a ScoutCam Ltd. employee car; (4) external accountant services at a price of USD 6,000 per annum; (5) directors and officers insurance at a sum of 1/3 of Medigus cost; (6) CFO services at a sum of 50% of Medigus company CFO employer cost; (7) every direct expense of ScoutCam Ltd. that is paid by Medigus in its entirety subject to approval of such direct expenses in advance; and (8) any other mutual expense that is borne by the parties according to the Respective portion of the Mutual Expense

In addition, ScoutCam Ltd.’s employees provide support services to Medigus.

On April 20, 2020, ScoutCam Ltd. entered into an amended and restated intercompany services agreement with Medigus.

Balances with related parties:

	June 30, 2021	December 31, 2020

Medigus receivable	-	47
Medigus payable	13	-

NOTE 9 – SUBSEQUENT EVENTS

1.	On August 9, 2021, the Company amended its Articles of Incorporation to effect a 9 to 1 reverse stock split of the Company’s outstanding Common Stock. As a result of the reverse stock split, which became effective on August 9, 2021, every 9 shares of the Company’s outstanding Common Stock prior to the effect of that amendment was combined and reclassified into one share of the Company’s Common Stock. No fractional shares were issued in connection with or following the reverse split. The number of authorized capital of the Company’s Common Stock and par value of the shares remained unchanged.

All share, stock option and per share information in these condensed consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

2.	On July 27, 2021, certain of the Company’s stockholders representing more than 50% of the Company’s outstanding share capital as of July 7, 2021 approved an additional amendment to the Company’s Articles of Incorporation (the “Staggered Board Certificate of Amendment”) in order to effect the implementation of a staggered board structure.

F-43

             Units (each consisting of two share of Common Stock

and one Series A Warrant to purchase one share of Common Stock)

SCOUTCAM INC.

PROSPECTUS

                          , 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by the Registrant in connection with the sale of the Securities being registered hereby. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous fees and expenses	$
Total	$

Item 14. Indemnification of Directors and Officers.

Nevada law and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities, which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The statutory provision cited above also grants the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company since June 2018, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

II-1

On December 30, 2019, the Company issued 1,792,329 shares of Common Stock to Medigus in consideration for 100% of its holdings in ScoutCam Ltd.

Also on December 30, 2019, pursuant to a certain purchase agreement with investors, the Company issued 758,527 shares of Common Stock to such investors in exchange for consideration of an aggregate purchase price of approximately US$3.3 million. The Company also issued to the foregoing investors a total of 1,137,796 warrants to purchase Common Stock, whereby (i) 379,269 of such warrants are for the purchase of one share of Common Stock with an exercise price of $5.355, and (ii) 758,527 of such warrants are for the purchase of one share of Common Stock with an exercise price of $8.037.

On March 3, 2020, the Company consummated a securities purchase agreement (the “Purchase Agreement”) with certain investors in connection with the sale and issuance of $948,400 worth of units. Each unit consisted of: (i) two shares of Common Stock and (ii) (a) one warrant to purchase one share of Common Stock with an exercise price of $5.355 (“2020 Warrant A”) and (b) two warrants to purchase each one share of Common Stock with an exercise price of $8.037 (“2020 Warrant B”, and together with the 2020 Warrant A, the “2020 Warrants”), at a purchase price of $8.712 per unit. In connection with the purchase agreement, the Company issued to foregoing investors 217,727 shares of Common Stock, 108,880 2020 Warrants A to purchase shares of Common Stock and 217,727 2020 Warrants B to purchase shares of Common Stock.

On May 18, 2020, the Company entered into and consummated a securities purchase agreement with M. Arkin (1999) Ltd. (“Arkin Ltd.”) in connection with the sale and issuance of 229,569 units (“Arkin Units”), at a purchase price of $8.712 per Arkin Unit, and for an aggregate purchase price of $2,000,000 (the “Arkin Transaction”). Each Arkin Unit consists of: (i) two shares of Common Stock and (ii) (a) one warrant to purchase one share of Common Stock with an exercise price of $5.355 (“Arkin Warrant A”) and (b) two warrants, each to purchase one share of Common Stock with an exercise price of $8.037.

On June 23, 2020, the Company and Medigus converted, at a conversion price of $4.356, an outstanding line of credit previously extended by Medigus to the Company, which as of June 23, 2020, was $381,136 into (a) 87,497 shares of Common Stock, (b) warrants to purchase 43,749 shares of Common Stock with an exercise price of $5.355, and (c) warrants to purchase 87,497 shares of Common Stock with an exercise price of $8.037.

On March 29, 2021, the Company issued to certain investors 2,469,156 units in exchange for an aggregate purchase price of $20 million. Each such unit consisted of (i) one share of the Company’s Common Stock and (ii) one warrant to purchase one share of Common Stock with an exercise price of $10.35 per share (the “March Warrant” and the “Exercise Price”). Each March Warrant is exercisable until the close of business on March 31, 2026. Pursuant to the terms of the March Warrants, following April 1, 2024, if the closing price of the Common Stock equal or exceeds 135% of the Exercise Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the issue date of the March Warrants) for any thirty (30) consecutive trading days, the Company may force the exercise of the March Warrants, in whole or in part, by delivering to these investors a notice of forced exercise.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
3.1.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1.4 to our Quarterly Report on Form 10-Q filed with the SEC on August 12, 2021)

II-2

3.2.1	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2.2 to our Quarterly Report on Form 10-Q filed with the SEC on August 12, 2021)
4.1	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.1 to our Annual Report on Form 10-K filed with the SEC on March 16, 2020)
4.2*	Form of Series A Warrant Agent Agreement between ScoutCam Inc. and Action Stock Transfer Corp., as warrant agent, including the Form of Series A Common Stock Purchase Warrant
5.1†	Opinion of McDonald Carano LLP (including consent)
10.1	Securities Exchange Agreement, dated September 16, 2019, by and between our Company and Medigus Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 17, 2019)
10.2	Form of Securities Purchase Agreement, dated December 26, 2019, by and between our Company, ScoutCam Ltd., and certain investors listed therein (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.3	Form of Escrow Agreement, dated December 26, 2019, by and between our Company, ScoutCam Ltd., Altshuler Shaham Trusts Ltd., and those certain investors that are a party to the Securities Purchase Agreement dated December 26, 2019 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.4	Form of Warrant A by and between our Company and those certain investors that are a party to the Securities Purchase Agreement dated December 30, 2019 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.5	Form of Warrant B by and between our Company and those certain investors that are a party to the Securities Purchase Agreement dated December 30, 2019 (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.6	Form of Registration Rights Agreement, dated December 26, 2019, by and between our Company and those certain investors that are a party to the Securities Purchase Agreement dated December 26, 2019 (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.7	Amended and Restated Asset Transfer Agreement, by and between ScoutCam Ltd. and Medigus Ltd., dated December 1, 2019 (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.8+	Consulting Agreement by and between ScoutCam Ltd. and Prof. Benad Goldwasser, dated July 31, 2019 (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
10.9	Consulting Agreement by and between ScoutCam Ltd. and Shrem Zilberman Group Ltd., dated December 10, 2019 (incorporated by reference to Exhibit 10.9 to our Annual Report on Form 10-K filed with the SEC on March 16, 2020)
10.10	2020 Share Incentive Plan (incorporated by reference to Exhibit 10.10 to our Annual Report on Form 10-K filed with the SEC on March 16, 2020)
10.11	Form of Notice of Option Grant and Option Agreement (incorporated by reference to Exhibit 10.11 to our Annual Report on Form 10-K filed with the SEC on March 16, 2020)
10.12	Form of Securities Purchase Agreement, dated March 3, 2020, by and among ScoutCam Inc. and certain investors listed therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 5, 2020)
10.13	Form of Registration Rights Agreement, dated March 3, 2020, by and among ScoutCam Inc. and those certain investors that are a party to the Securities Purchase Agreement dated March 3, 2020 (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on March 5, 2020)
10.14	Form of Warrant A, by and among ScoutCam Inc. and those certain investors that are a party to the Securities Purchase Agreement dated March 3, 2020 (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on March 5, 2020)
10.15	Form of Warrant B, by and among ScoutCam Inc. and those certain investors that are a party to the Securities Purchase Agreement dated March 3, 2020 (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on March 5, 2020)
10.16	Intercompany Services Agreement, by and between Medigus Ltd. and ScoutCam Ltd., dated May 30, 2019 (incorporated by reference to Exhibit 10.16 to our Form S-1 filed with the SEC on May 12, 2020)
10.17	Amended and Restated Intercompany Services Agreement, by and between Medigus Ltd. and ScoutCam Ltd., dated April 20, 2020 (incorporated by reference to Exhibit 10.17 to our Form S-1 filed with the SEC on May 12, 2020)

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10.18	Patent License Agreement, by and between Medigus Ltd. and ScoutCam Ltd., dated December 1, 2019*** (incorporated by reference to Exhibit 10.18 to our Form S-1 filed with the SEC on May 12, 2020)
10.19+	Employment Agreement, by and between ScoutCam Ltd. and Yaron Silberman, dated February 28, 2019 (incorporated by reference to Exhibit 10.19 to our Form S-1 filed with the SEC on May 12, 2020)
10.20+	Employment Agreement, by and between ScoutCam Ltd. and Amir Govrin, dated May 1, 2019 (incorporated by reference to Exhibit 10.20 to our Form S-1 filed with the SEC on May 12, 2020)
10.21+	Employment Agreement, by and between ScoutCam Ltd. and Tanya Yosef, dated January 14, 2021 (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K filed with the SEC on March 31, 2021)
10.22+	Employment Agreement, by and between ScoutCam Ltd. and Katrin Dlugach, dated July 1, 2019 (incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K filed with the SEC on March 31, 2021)
10.23	Securities Purchase Agreement, dated May 18, 2020, by and between ScoutCam Inc. and M. Arkin (1999) Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 19, 2020)
10.24	Registration Rights Agreement, dated May 18, 2020, by and between ScoutCam Inc. and M. Arkin (1999) Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on May 19, 2020)
10.25	Voting Agreement, dated May 18, 2020, by and among ScoutCam Inc. Medigus Ltd. and M. Arkin (1999) Ltd. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on May 19, 2020)
10.26	Letter Agreement, dated May 18, 2020, by and among ScoutCam Inc., ScoutCam Ltd., Medigus Ltd. and M. Arkin (1999) Ltd. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on May 19, 2020)
10.27	Form of Warrant A by and between ScoutCam Inc. and M. Arkin (1999) Ltd. (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on May 19, 2020)
10.28	Form of Warrant B by and between ScoutCam Inc. and M. Arkin (1999) Ltd. (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed with the SEC on May 19, 2020)
10.29	Side Letter Agreement, dated June 23, 2020, by and between ScoutCam Inc. and Medigus Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on June 24, 2020)
10.30***	Addendum No. 1 to the Amended and Restated Asset Transfer Agreement, by and between ScoutCam Ltd. and Medigus Ltd.
10.31*	Patent License Agreement Termination, by and between ScoutCam Ltd. and Medigus Ltd.
10.32	Form of Warrant A by and between ScoutCam Inc. and Medigus Ltd. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on June 24, 2020)
10.33	Form of Warrant B by and between ScoutCam Inc. and Medigus Ltd. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on June 24, 2020)
10.34	Form of Amendment to Warrant to Purchase Shares of Common Stock (incorporated by reference to Exhibit 10.32 to our Annual Report on Form 10-K filed with the SEC on March 31, 2021)
10.35+	Employment Agreement, by and between Yovav Sameah and ScoutCam Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 8, 2021)
10.36	Purchase Order Form, between ScoutCam Inc. and the Investors in the March 2021 Private Placement (incorporated by reference to Exhibit 10.34 to our Registration Statement on Form S-1 filed with the SEC on May 4, 2021)
10.37	Form of Warrant (incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed with the SEC on March 24, 2021)
10.38*+	Employment Agreement, by and between ScoutCam Ltd. and Roee Peled, dated August 31, 2021
21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to our Current Report on Form 8-K filed with the SEC on December 31, 2019)
23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited
23.2*	Consent Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm
23.3†	Consent of McDonald Carano LLP (included in Exhibit 5.1)
24.1**	Power of Attorney
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

†	To be filed by amendment.
*	Filed herewith
**	Previously filed
***	Certain confidential information contained in this exhibit, marked by brackets, was omitted because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. “[***]” indicates where the information has been omitted from this exhibit
+	Management contract or compensatory plan or arrangement

(b)	Financial Statement Schedules. Schedules have been omitted because the information required to be set out therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omer, State of Israel, on October 19, 2021.

SCOUTCAM INC.

By:	/s/ Yovav Sameah
Name:	Yovav Sameah
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yovav Sameah	Chief Executive Officer	October 19, 2021
Yovav Sameah	(Principal Executive Officer)

/s/ Tanya Yosef	Chief Financial Officer	October 19, 2021
Tanya Yosef	(Principal Financial Officer)

/s/ *	Chairman of the Board	October 19, 2021
Benad Goldwasser

/s/ *	Director	October 19, 2021
Shmuel Donnerstein

/s/ *	Director	October 19, 2021
Ronen Rosenbloom

/s/ *	Director	October 19, 2021
Lior Amit

/s/ *	Director	October 19, 2021
Moshe (Mori) Arkin

/s/ *	Director	October 19, 2021
Inbal Kreiss

/s/ *	Director	October 19, 2021
Zeev Vurembrand

By:	*/s/ Yovav Sameah
Yovav Sameah
Attorney-in-fact

By:	*/s/ Tanya Yosef
Tanya Yosef
Attorney-in-fact

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